Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

ENOVA INTERNATIONAL, INC.

AND

GRASSHOPPER BANCORP, INC.

Dated as of December 10, 2025

TABLE OF CONTENTS

ARTICLE 1 TRANSACTIONS AND TERMS OF MERGER		2
1.1.	Merger.	2
1.2.	Time and Place of Closing.	2
1.3.	Effective Time.	2
1.4.	Charter.	2
1.5.	Bylaws.	3
1.6.	Directors and Officers.	3
1.7.	Bank Merger.	3
1.8.	Other Core Transactions.	3
ARTICLE 2 MANNER OF CONVERTING SHARES		4
2.1.	Conversion of Shares.	4
2.2.	Proration.	5
2.3.	Anti-Dilution Provisions.	6
2.4.	Treatment of Grasshopper Equity Awards.	6
2.5.	Fractional Shares.	7
2.6.	Statutory Rights of Appraisal.	8
ARTICLE 3 EXCHANGE OF SHARES		8
3.1.	Election Procedures.	8
3.2.	Exchange Procedures.	10
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF GRASSHOPPER		12
4.1.	Organization, Standing, and Power.	12
4.2.	Authority of Grasshopper; No Breach by Agreement.	13
4.3.	Capitalization of Grasshopper.	14
4.4.	Grasshopper Bank.	15
4.5.	Regulatory Reports.	16
4.6.	Financial Matters.	17
4.7.	Books and Records.	19
4.8.	Absence of Undisclosed Liabilities.	19
4.9.	Absence of Certain Changes or Events.	19
4.10.	Tax Matters.	19
4.11.	Assets.	22
4.12.	Intellectual Property; Privacy.	23
4.13.	Environmental Matters.	24
4.14.	Compliance with Laws.	25
4.15.	Community Reinvestment Act Performance.	26
4.16.	Labor Relations.	27
4.17.	Employee Benefit Plans.	28
4.18.	Material Contracts.	31
4.19.	Agreements with Regulatory Authorities.	32
4.20.	Investment Securities.	32
4.21.	Derivative Instruments and Transactions.	33
4.22.	Legal Proceedings.	33
4.23.	Statements True, Complete and Correct.	33

i

4.24.	State Takeover Statutes and Takeover Provisions.	34
4.25.	Opinion of Financial Advisor.	34
4.26.	Tax and Regulatory Matters.	34
4.27.	Loan Matters.	34
4.28.	Deposits	36
4.29.	Allowance for Credit Losses.	36
4.30.	Insurance.	36
4.31.	OFAC; Sanctions.	37
4.32.	Brokers and Finders.	37
4.33.	Transactions with Affiliates and Insiders.	37
4.34.	Investment Adviser Subsidiary.	38
4.35.	No Broker-Dealer Subsidiary.	38
4.36.	No Insurance Subsidiary.	38
4.37.	Indemnification.	38
4.38.	Completeness of Representations and Warranties.	38
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF ENOVA		39
5.1.	Organization, Standing, and Power.	39
5.2.	Authority of Enova; No Breach by Agreement.	39
5.3.	Capitalization of Enova.	40
5.4.	Enova Subsidiaries.	40
5.5.	Regulatory Reports.	40
5.6.	Financial Matters.	41
5.7.	Absence of Undisclosed Liabilities.	42
5.8.	Absence of Certain Changes or Events.	43
5.9.	Tax Matters.	43
5.10.	Compliance with Laws.	43
5.11.	Legal Proceedings.	44
5.12.	Statements True, Complete and Correct.	44
5.13.	State Takeover Statutes and Takeover Provisions.	45
5.14.	Tax and Regulatory Matters.	45
5.15.	Agreements with Regulatory Authorities.	45
5.16.	OFAC; Sanctions.	46
5.17.	Brokers and Finders.	46
5.18.	Available Funds.	46
5.19.	Data Privacy and Security.	46
5.20.	Completeness of Representations and Warranties.	47
ARTICLE 6 CONDUCT OF BUSINESS PENDING CONSUMMATION		47
6.1.	Affirmative Covenants of Grasshopper.	47
6.2.	Negative Covenants of Grasshopper.	47
6.3.	Covenants of Enova.	51
ARTICLE 7 ADDITIONAL AGREEMENTS		52
7.1.	Registration Statement; Proxy Statement/Prospectus; Stockholder Approval.	52
7.2.	Acquisition Proposals.	53
7.3.	Exchange Matters.	53
7.4.	Consents of Regulatory Authorities.	53

7.5.	Access to Information; Confidentiality and Notification of Certain Matters.	54
7.6.	Press Releases.	55
7.7.	Tax Treatment.	56
7.8.	Transfer Taxes.	56
7.9.	Employee Benefits and Contracts.	56
7.10.	D&O Indemnification.	58
7.11.	Operating Functions.	59
7.12.	Litigation.	60
7.13.	Legal Conditions to Merger; Additional Agreements.	60
7.14.	Closing Financial Statements.	60
7.15.	Dividends.	62
7.16.	Change of Method.	63
7.17.	Restructuring Efforts.	63
7.18.	Takeover Statutes.	63
7.19.	Cancelation of Grasshopper Warrants.	63
ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE		64
8.1.	Conditions to Obligations of Each Party.	64
8.2.	Conditions to Obligations of Enova.	64
8.3.	Conditions to Obligations of Grasshopper.	66
ARTICLE 9 TERMINATION		67
9.1.	Termination.	67
9.2.	Effect of Termination; Termination Fee.	68
9.3.	Non-Survival of Representations and Covenants.	69
ARTICLE 10 MISCELLANEOUS		69
10.1.	Definitions.	69
10.2.	Referenced Pages.	79
10.3.	Expenses.	81
10.4.	Entire Agreement; No Third Party Beneficiaries.	81
10.5.	Amendments.	82
10.6.	Waivers.	82
10.7.	Assignment.	82
10.8.	Notices.	83
10.9.	Governing Law; Jurisdiction; Waiver of Jury Trial	83
10.10.	Counterparts; Signatures.	84
10.11.	Interpretation.	84
10.12.	Enforcement of Agreement.	85
10.13.	Severability.	85
10.14.	Confidential Supervisory Information.	85

Exhibit A - List of Signatories to Voting Agreement

Exhibit B - Form of Voting Agreement

Exhibit C - Signatories to Offer Letters and Settlement Agreements

Exhibit D - Form of Subsidiary Plan of Merger

Exhibit E - Form of Press Release and Investor Presentation

Exhibit F - Reference Financial Statements

Grasshopper’s Disclosure Memorandum

Enova’s Disclosure Memorandum

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement XE "Agreement" ”) is made and entered into as of December 10, 2025, by and among Enova International, Inc. (“Enova XE "Enova" ”), a Delaware corporation, and Grasshopper Bancorp, Inc. (“Grasshopper”), XE "Grasshopper" a Delaware corporation.

Preamble

The respective boards of directors of Enova and Grasshopper have approved this Agreement and declared that this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective companies and their respective stockholders.

Upon the terms and subject to the conditions of this Agreement and in accordance with Delaware General Corporation Law (the “DGCL XE "DGCL" ”), Grasshopper will merge with and into Enova (the “Merger XE "Merger" ”), with Enova as the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation” XE "Surviving Corporation" ).

Immediately following the Merger, an interim national bank and wholly owned subsidiary of Enova to be formed following the date hereof (the “Enova Interim Bank XE "Enova Interim Bank" ”), will merge with and into Grasshopper Bank, a national bank and wholly owned subsidiary of Grasshopper (“Grasshopper Bank XE "Grasshopper Bank" ”), with Grasshopper Bank as the surviving bank (the “Bank Merger”, XE "Bank Merger" and together with the Merger, the “Mergers XE "Mergers" ”).

Immediately following the Bank Merger, Enova will contribute certain assets to Grasshopper Bank, and Grasshopper Bank will execute its proposed business plan (the “Contribution and Business Plan Execution XE "Contribution and Business Plan Execution" ”). The Mergers and the Contribution and Business Plan Execution, are collectively referred to herein as the “Core Transactions XE "Core Transactions " ” and are also included within the scope of the transactions contemplated by this Agreement.

As a condition and an inducement for Enova to enter into this Agreement, each stockholder of Grasshopper listed on Exhibit A hereto has simultaneously herewith entered into a voting agreement substantially in the form attached hereto as Exhibit B (the “Grasshopper Voting Agreement XE "Grasshopper Voting Agreement" ”).

As a condition and an inducement for Enova to enter into this Agreement, certain employees of Grasshopper set forth on Exhibit C have simultaneously herewith entered into (i) offer letters, to be effective upon the Closing, and (ii) settlement agreements.

It is the intention of the Parties that the Merger and the Bank Merger, for federal income tax purposes, shall each qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354, 361, and 368 of the Internal Revenue Code and within the meaning of Treasury Regulation Section 1.368-2(g) for each such Merger.

The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.

Capitalized terms used in this Agreement and not otherwise defined herein are defined in Section 10.1 of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
TRANSACTIONS AND TERMS OF MERGER

1.1. Merger.

Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Grasshopper shall be merged with and into Enova in accordance with applicable provisions of the DGCL with the effects set forth in the DGCL. Enova shall be the surviving corporation resulting from the Merger, and shall (a) continue its corporate existence under the laws of the State of Delaware and (b) succeed to and assume all the properties, rights, liabilities and obligations of Grasshopper in accordance with the DGCL. Upon consummation of the Merger, the separate corporate existence of Grasshopper shall cease.

1.2. Time and Place of Closing.

The closing of the transactions contemplated hereby (the “Closing XE "Closing" ”) will take place at the offices of Covington & Burling LLP, located at 850 Tenth Street, NW, Washington, DC 20001 or by electronic exchange of documents at 10:00 A.M., Eastern Time, on the date that the Effective Time occurs, or at such other place, date and time as the Parties, acting through their authorized officers, may mutually agree in writing (the “Closing Date” XE "Closing Date" ).

1.3. Effective Time.

The Merger shall become effective (the “Effective Time XE "Effective Time" ”) on the date and at the time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware. Upon the terms and subject to the conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall cause the Effective Time to occur on a date that is no sooner than the fifth Business Day nor later than the tenth Business Day of the month immediately following the month during which the satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied at the Effective Time, but subject to the satisfaction or waiver (subject to applicable Law) of those conditions at the Effective Time). Notwithstanding the foregoing, at the election of Enova, if Enova waives its rights to review and contest the Closing Financial Statements pursuant to Section 7.14, the Effective Time may occur on another date that is at least five Business Days following the satisfaction or waiver (subject to applicable Law) of the last to occur of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied at the Effective Time, but subject to the satisfaction or waiver (subject to applicable Law) of those conditions at the Effective Time).

1.4. Charter.

The certificate of incorporation of Enova in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

1.5. Bylaws.

The bylaws of Enova in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until duly amended or repealed in accordance with its terms and applicable Law.

1.6. Directors and Officers.

The directors of Enova in office immediately prior to the Effective Time shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of Enova in office immediately prior to the Effective Time shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.7. Bank Merger.

Immediately following the Merger, Enova Interim Bank, will merge with and into Grasshopper Bank, with Grasshopper Bank as the surviving bank (sometimes referred to in such capacity as the “Surviving Bank” XE "Surviving Bank" ). Following the Bank Merger, the separate existence of Enova Interim Bank shall cease. The Parties agree that the Bank Merger shall become effective immediately following the Merger. The Bank Merger shall be implemented pursuant to a subsidiary plan of merger, substantially in the form attached as Exhibit D hereto (the “Subsidiary Plan of Merger” XE "Subsidiary Plan of Merger" ). In order to obtain the necessary regulatory approvals for the Bank Merger, the Parties shall cause the following to be accomplished: (a) prior to the filing applications for receipt of regulatory approval of the Bank Merger, (i) Grasshopper shall cause the board of directors of Grasshopper Bank to approve the Subsidiary Plan of Merger, Grasshopper, as the sole stockholder of Grasshopper Bank, shall approve the Subsidiary Plan of Merger, and Grasshopper shall cause the Subsidiary Plan of Merger to be duly executed by Grasshopper Bank and delivered to Enova, and, if required (ii) the board of directors of Enova shall approve the Subsidiary Plan of Merger, and Enova shall execute the Subsidiary Plan of Merger and deliver to Grasshopper Bank, and (b) as soon as practicable following the receipt of regulatory approval of the formation of Enova Interim Bank, Enova shall cause the board of directors of Enova Interim Bank to approve the Subsidiary Plan of Merger, Enova, as the sole stockholder of Enova Interim Bank, shall approve the Subsidiary Plan of Merger, and Enova shall cause the Subsidiary Plan of Merger, or a joinder thereto, to be duly executed by Enova Interim Bank and delivered to Grasshopper. Prior to the Effective Time, Grasshopper shall cause Grasshopper Bank, and Enova shall cause Enova Interim Bank, to execute and file such other documents and certificates as are necessary to make the Bank Merger effective immediately following the Merger.

1.8. Other Core Transactions.

Grasshopper, Grasshopper Bank and Enova will cooperate and use reasonable best efforts to effect the Contribution and Business Plan Execution as contemplated in the recitals to this Agreement. Enova agrees that it shall have principal responsibility for effecting the foregoing and obtaining the regulatory approvals with respect thereto, but Grasshopper and Grasshopper Bank will be responsible to take certain actions as are reasonably required in connection with the application process and authorization of such matters, which such actions shall be in accordance with applicable Law.

ARTICLE 2
MANNER OF CONVERTING SHARES

2.1. Conversion of Shares.

Subject to the provisions of this ARTICLE 2, at the Effective Time, by virtue of the Merger and without any action on the part of Enova, Grasshopper or the stockholders of either of the foregoing, the shares of the consolidated corporations shall be converted as follows:

(a) Each share of capital stock of Enova issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of capital stock of Enova from and after the Effective Time and shall not be affected by the Merger.

(b) All shares of capital stock of Grasshopper issued and outstanding immediately prior to the Effective Time that are held by Grasshopper, Grasshopper Bank, Enova or any Enova Subsidiary (in each case other than shares held in any Employee Benefit Plans or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) (collectively, the “Canceled Shares XE "Canceled Shares" ”) shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c) Subject to Section 2.2, each share of Grasshopper Common Stock issued and outstanding immediately prior to the Effective Time (excluding the Canceled Shares and the Dissenting Shares) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive the following consideration from Enova, in each case without interest:

(i) for each share of Grasshopper Common Stock with respect to which an election to receive Enova Common Stock (a “Stock Election XE "Stock Election" ”) has been effectively made and not revoked or deemed revoked pursuant to ARTICLE 3 (collectively, the “Stock Election Shares XE "Stock Election Shares" ”), the Stock Consideration;

(ii) for each share of Grasshopper Common Stock with respect to which an election to receive cash (a “Cash Election XE "Cash Election" ”) has been effectively made and not revoked or deemed revoked pursuant to ARTICLE 3 (collectively, the “Cash Election Shares XE "Cash Election Shares" ”), the Cash Consideration; and

(iii) for each share of Grasshopper Common Stock other than shares with respect to which a Stock Election or a Cash Election has been effectively made and not revoked pursuant to ARTICLE 3 (collectively, the “Non-Election Shares XE "Non-Election Shares" ”), the right to receive Stock Consideration or Cash Consideration as is determined in accordance with Section 2.2.

(d) All shares of Grasshopper Common Stock, when so converted pursuant to Section 2.1(c), shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (a “Certificate XE "Certificate" ”) or book entry share (a “Book-Entry Share XE "Book-Entry Share" ”) registered in the transfer books of Grasshopper that immediately prior to the Effective Time represented shares of Grasshopper Common Stock shall cease to have any rights with respect to such Grasshopper Common Stock other than the right to receive the Stock Consideration and/or Cash Consideration in accordance with, and subject to, Sections 2.1 and 2.2 and ARTICLE 3, including the right, if any, to receive the Fractional Share Payment together with the amounts, if any, payable pursuant to Section 3.2(d) (collectively, the “Merger Consideration XE "Merger Consideration" ”).

2.2. Proration.

(a) Notwithstanding any other provision contained in this Agreement, the maximum number of Cash Election Shares shall be equal to the product obtained by multiplying (i) the total number of shares of Grasshopper Common Stock outstanding immediately prior to Closing, by (ii) 0.5 (the “Cash Election Cap XE "Cash Election Cap" ”). All other shares of Grasshopper Common Stock (excluding Canceled Shares and Dissenting Shares) shall be converted into the right to receive the Stock Consideration.

(b) Within five Business Days after the Closing Date, the Exchange Agent shall effect the allocation among Holders of rights to receive the Cash Consideration or Stock Consideration in accordance with the Election Forms and as set forth in this Section 2.2.

(c) Cash Election Number Under Cash Election Cap. If the aggregate number of Cash Election Shares (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) (the “Cash Election Number XE "Cash Election Number " ”) is less than the Cash Election Cap (the amount by which the Cash Election Cap exceeds the Cash Election Number being referred to herein as the “Shortfall Number XE "Shortfall Floor Number " ”), then:

(i) all Cash Election Shares shall be converted into the right to receive the Cash Consideration; and

(ii) all Stock Election Shares and all Non-Election Shares shall be treated in the following manner:

(A) If the number of Non-Election Shares is equal to the Shortfall Number, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and all Non-Election Shares shall be converted into the right to receive the Cash Consideration;

(B) If the number of Non-Election Shares is greater than the Shortfall Number, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration.

(C) If the number of Non-Election Shares is less than the Shortfall Number, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration.

(d) Cash Election Number Over Cash Election Cap. If the Cash Election Number is greater than the Cash Election Cap, then:

(i) all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration; and

(ii) the Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the Cash Election Cap (minus the aggregate number of Dissenting Shares determined as of the Effective Time) and the denominator of which is the Cash Election Number (minus the aggregate Dissenting Shares determined as of the Effective Time), with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Stock Consideration. For the avoidance of doubt, Dissenting Shares determined as of the Effective Time will not be converted into the right to receive the Stock Consideration.

(e) Cash Election Cap Satisfied. If the number of Cash Election Shares (which, for this purpose, shall be deemed to include the Dissenting Shares determined as of the Effective Time) is equal to the Cash Election Cap, then subparagraphs (c) and (d) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Cash Consideration and all Non-Election Shares and Stock Election Shares, shall will be converted into the right to receive the Stock Consideration.

(f) Tax Amendments. If, in the judgment of legal counsel to Enova or to Grasshopper, the application of the provisions of Sections 2.2(c) or 2.2(d) may reasonably create material and adverse Tax consequences to Enova, Grasshopper, or the stockholders of Grasshopper, then the Parties agree to mutually cooperate to amend or remove these provisions or otherwise mitigate any such material and adverse Tax consequences, so long as such amendment, removal or mitigation is not materially prejudicial to the interests of Enova or the stockholders of Grasshopper.

2.3. Anti-Dilution Provisions.

Without limiting the other provisions of this Agreement and subject to Sections 6.2(d) and 6.2(f), if at any time during the period between the date of this Agreement and the Effective Time, the issued and outstanding shares of Grasshopper Common Stock or securities convertible or exchangeable into or exercisable for shares of Grasshopper Common Stock or the issued and outstanding shares of Enova Common Stock or securities convertible or exchangeable into or exercisable for shares of Enova Common Stock, shall have been changed into a different number of shares or a different class by reasons of any reclassification, stock split (including reverse stock split), stock dividend or distribution, reorganization, recapitalization, redenomination, merger, issuer tender or exchange offer or other similar transaction, or there shall be any special or extraordinary dividend or distribution, then, the Merger Consideration shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect fully the effect of any such change and to give holders of Grasshopper Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that, in any case, nothing in this Section 2.3 shall be construed to permit either Party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.4. Treatment of Grasshopper Equity Awards.

(a) Grasshopper Stock Options. At the Effective Time, each option granted by Grasshopper to purchase a share of Grasshopper Common Stock under the Grasshopper Stock Plan, whether vested or unvested (a “Grasshopper Stock Option XE "Grasshopper Stock Option" ”), that is outstanding and unexercised immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, be fully vested and then canceled and converted into the right to receive from Enova, no later than 10 Business Days following the Closing Date, a cash payment (less any required Tax withholding) equal to the product (rounded up to the nearest whole cent) of (i) the number of shares of Grasshopper Common Stock subject to such Grasshopper Stock Option immediately prior to the Effective Time, multiplied by (ii) the difference, if positive, between the Cash Consideration and the exercise price of the Grasshopper Stock Option. Any Grasshopper Stock Option with an exercise price that equals or exceeds the Cash Consideration shall be canceled with no consideration being paid to the optionholder with respect to such Grasshopper Stock Option.

(b) Grasshopper Warrants. In accordance with Section 7.19, at the Effective Time, Grasshopper shall ensure that each warrant granted by Grasshopper to purchase shares of Grasshopper Common Stock under any individual award agreement, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Grasshopper Warrant XE "Grasshopper Warrant" ”) shall, automatically and without any required action on the part of the holder thereof, be canceled such that the holder thereof shall have no further rights with respect to such Grasshopper Warrant; provided that if prior to the Effective Time the holder thereof executes a warrant cancelation agreement in form and substance reasonably satisfactory to Enova (providing a full release of any rights such holder has with respect to a Grasshopper Warrant, other than the right to receive the cash payment described in this Section 2.4(b)) (a “Warrant Cancelation Agreement XE "Warrant Cancelation Agreement" ”), the Grasshopper Warrant subject to such executed Warrant Cancelation Agreement shall instead be canceled and converted into the right to receive from Enova a cash payment (less any required withholding) equal to its Grasshopper Warrant Pro Rata Amount. In no event shall the aggregate amount payable by Enova in respect of the Grasshopper Warrants be more than the Cash Warrant Amount.

(c) As of the Effective Time, the Grasshopper Stock Plan and equity awards shall be terminated, effective as of the Closing Date and contingent upon the occurrence of the Closing, and no further Grasshopper Stock Options, Grasshopper Warrants, shares of restricted stock, restricted stock units, equity interests or other equity awards or rights with respect to shares of capital stock of Grasshopper shall be granted thereunder.

(d) Prior to the Effective Time, Grasshopper, the board of directors of Grasshopper or any committee thereof, as applicable, shall adopt any resolutions and take any actions, and cause any actions to be taken, that are reasonably necessary or advisable to effectuate the provisions of this Section 2.4 and Section 7.19.

2.5. Fractional Shares.

No certificate, book-entry share or scrip representing fractional shares of Enova Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Enova shall be payable on or with respect to any such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Enova. Notwithstanding any other provision of this Agreement, each Holder who would otherwise have been entitled to receive a fraction of a share of Enova Common Stock pursuant to the Merger (after taking into account all Certificates or Book-Entry Shares delivered by such Holder) shall receive, in lieu thereof, a cash payment (less any required withholding), rounded up to the nearest cent (without interest), which payment shall be determined by multiplying (a) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Enova Common Stock that such Holder would otherwise have been entitled to receive pursuant to Section 2.1(c) by (b) the Average Closing Price (the “Fractional Share Payment XE "Fractional Share Payment" ”).

2.6. Statutory Rights of Appraisal.

(a) Notwithstanding anything in this Agreement to the contrary, if required by the DGCL (but only to the extent required thereby), shares of Grasshopper Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by any Holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and who is entitled to and has properly demanded appraisal rights with respect thereto in accordance with, and who has complied with, Section

262 of the DGCL and not effectively withdrawn such demand with respect to any such Grasshopper Common Stock held by any such Holder (the “Dissenting Shares XE "Dissenting Shares " ”) shall not be converted into the right to receive any of the Merger Consideration as specified in this Agreement. Such Holders shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL except that all Dissenting Shares held by Holders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration in accordance with Section 2.1(c) of this Agreement.

(b) Grasshopper shall give Enova prompt written notice (but in any event within 48 hours) to Enova of any demands for payment in respect of any shares of Grasshopper Common Stock and any withdrawals of such demands, and any other instruments served pursuant to Law with respect to appraisal rights, and Enova shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Grasshopper shall not, except with the prior written consent of Enova, voluntarily make, or commit or agree to make, any payment with respect to, or settle, or offer or agree to settle, any such demand for payment.

ARTICLE 3
EXCHANGE OF SHARES

3.1. Election Procedures.

Subject to the terms of the Exchange Agent Agreement, each holder of record of shares of Grasshopper Common Stock (excluding the Canceled Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time (a “Holder” XE "Holder" ) shall have the right, subject to the limitations set forth in this ARTICLE 3, to submit an election on or prior to the Election Deadline in accordance with the following procedures:

(a) Each Holder may specify in a request made in accordance with the provisions of this Section 3.1 (herein called an “Election” XE "Election" ): (i) the number of shares of Grasshopper Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election; (ii) the number of shares of Grasshopper Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election; and (iii) the number of shares of Grasshopper Common Stock owned by such Holder with respect to which such Holder makes no election.

(b) Prior to the Mailing Date, Enova shall appoint an exchange agent (the “Exchange Agent” XE "Exchange Agent" ), for the purpose of receiving Elections and exchanging shares of Grasshopper Common Stock represented by Certificates or Book-Entry Shares for the Merger Consideration, pursuant to an exchange agent agreement entered into prior to the Mailing Date (the “Exchange Agent Agreement” XE "Exchange Agent Agreement" ).

(c) Enova shall, or shall cause the Exchange Agent to, prepare a form reasonably acceptable to Grasshopper (the “Election Form” XE " Election Form " ) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates or Book-Entry Shares to the Exchange Agent, together with a properly completed and duly executed Election Form and related transmittal materials, duly executed on behalf of each Person effecting the surrender of such Certificates or Book-Entry Shares, and shall be in such form and have such other provisions as Enova or the Exchange Agent may reasonably specify) so as to permit those Holders to exercise their right to make an Election prior to the Election Deadline.

(d) The Election Form and instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration shall be mailed on the same date as the Proxy Statement/Prospectus is mailed to Grasshopper stockholders or on such other date as Enova and Grasshopper shall mutually agree (the “Mailing Date” XE "Mailing Date" ) to each Holder of record of a Certificate or Book-Entry Share. Subject to the terms of the Exchange Agent Agreement, any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, an Election Form and related transmittal materials properly completed and validly executed. As used herein, unless otherwise agreed in advance by Enova and Grasshopper, “Election Deadline” XE "Election Deadline" means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date that is 60 Business Days following the Mailing Date.

(e) Any Holder may, at any time prior to the Election Deadline, change or revoke his, her, or its Election only by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form or by withdrawal prior to the Election Deadline of his, her, or its Certificates or Book-Entry Shares, or any documents, previously deposited with the Exchange Agent. In the event an Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Election Form together with the revoking Holder’s Certificates or Book-Entry Shares, and related transmittal materials is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of Grasshopper Common Stock represented by such revoked Election Form shall become Non-Election Shares and Enova shall cause the Certificates to be promptly returned without charge to the Holder revoking such prior Election. Subject to the terms of the Exchange Agent Agreement and this Agreement, the Exchange Agent shall have reasonable discretion to determine if any Election is not properly made with respect to any shares of Grasshopper Common Stock and to disregard immaterial defects; provided, that neither Enova nor Grasshopper nor the Exchange Agent shall be under any duty to notify any Holder of any such defect; in the event the Exchange Agent makes such a determination, such Election shall be deemed to be not in effect, and the shares of Grasshopper Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made with respect to such shares. Any shares of Grasshopper Common Stock with respect to which the Exchange Agent has not received an effective, properly completed, and validly executed Election Form (together with any Certificates and related transmittal materials, as applicable) on or before the Election Deadline shall also be deemed Non-Election Shares. To the extent a holder of Grasshopper Dissenting Shares submits an Election Form, such holder’s election shall have no effect, the Exchange Agent will disregard such Election Form, and the Grasshopper Dissenting Shares shall be converted in accordance with Section 2.6.

(f) Subject to the terms of the Exchange Agent Agreement, Enova, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.2, (ii) the issuance and delivery of evidence of shares in book-entry form or, at the option of Enova, certificates (collectively referred to as “Enova Certificates” XE "Enova Certificates" ) representing the number of shares of Enova Common Stock into which shares of Grasshopper Common Stock are converted into the right to receive in the Merger and (iii) the method of payment of cash for shares of Grasshopper Common Stock that are converted into the right to receive the Cash Consideration and the Fractional Share Payment.

3.2. Exchange Procedures.

(a) Deposit of Merger Consideration. At or immediately prior to the Effective Time, Enova shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Holders (excluding the Canceled Shares), for exchange in accordance with this ARTICLE 3, (i) Enova Certificates for shares of Enova Common Stock equal to the aggregate Stock Consideration and (ii) immediately available funds for (A) the aggregate Cash Consideration, (B) any Fractional Share Payment, to the extent then determinable, and (C), after the Effective Time, if applicable, any dividends or distributions which such Holders have the right to receive pursuant to Section 3.2(d) (collectively, the “Exchange Fund XE "Exchange Fund" ”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Enova, provided, that no such investment or losses thereon shall affect the amount of Merger Consideration. Any interest and other income resulting from such investments shall be paid to Enova. Enova shall instruct the Exchange Agent to timely pay the Merger Consideration in accordance with this Agreement.

(b) Delivery of Merger Consideration. As soon as reasonably practicable after the Effective Time, and in any event not later than five Business Days following the Effective Time, Enova shall cause the Exchange Agent to mail to each Holder of a Certificate (and Book-Entry Share, if required by the Exchange Agent or at the request of Enova) representing Non-Election Shares, a notice advising such Holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon proper delivery of the Certificates or Book-Entry Shares, together with a properly completed and duly executed transmittal materials, duly executed on behalf of each Person effecting the surrender of such Certificates or Book-Entry Shares, and shall be in such form and have such other provisions as Enova or the Exchange Agent may reasonably specify, and instructions for surrendering the Certificates or Book-Entry Shares to the Exchange Agent in exchange for the consideration for which such Person may be entitled pursuant to ARTICLE 2 and this ARTICLE 3 (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to book-entry shares). After completion of the allocation procedure set forth in Section 2.2 and upon proper surrender of a Certificate or Book-Entry Share for exchange and cancelation to the Exchange Agent, together with the appropriate transmittal materials, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the Holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration, which the Holder shall receive (i) the Stock Consideration in non-certificated book-entry form which such Holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this Agreement and/or (ii) a check representing the amount of (A) the Cash Consideration which such Holder has the right to receive in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this Agreement, (B) any Fractional Share Payment (if any), and (C) any dividends or distributions (if any) which the Holder thereof has the right to receive pursuant to Section 3.2(d), and the Certificate or Book-Entry Share so surrendered shall forthwith be canceled. No interest will be paid or accrued for the benefit of Holders on the Merger Consideration or any Fractional Share Payment (if any) payable upon the surrender of the Certificates or Book-Entry Shares.

(c) Share Transfer Books. At the Effective Time, the share transfer books of Grasshopper shall be closed, and thereafter there shall be no further registration of transfers of shares of Grasshopper Common Stock. From and after the Effective Time, Holders who held shares of Grasshopper Common Stock immediately prior to the Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. Until surrendered for exchange in accordance with the provisions of this Section 3.1, each Certificate or Book-Entry Share theretofore representing shares of Grasshopper Common Stock (other than the Canceled Shares) shall from and after the Effective Time represent for all purposes only the right to receive the Merger Consideration provided in this Agreement in exchange therefor, subject, however, to Enova’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Grasshopper in respect of such shares of Grasshopper Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or the Surviving Corporation for any reason shall be canceled and exchanged for the Merger Consideration, any Fractional Share Payment (if any) and any dividends or distributions (if any)

pursuant to Section 3.2(d) with respect to the shares of Grasshopper Common Stock formerly represented thereby.

(d) Dividends with Respect to Enova Common Stock. No dividends or other distributions declared with respect to Enova Common Stock with a record date after the Effective Time shall be paid to the Holder of any unsurrendered Certificate or Book-Entry Share with respect to the whole shares of Enova Common Stock issuable with respect to such Certificate or Book-Entry Share in accordance with this Agreement until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss and other documentation required by the Exchange Agent or Surviving Corporation hereunder in lieu thereof) there shall be paid to the record holder of the whole shares of Enova Common Stock, if any, issued in exchange therefor, without interest, (i) all dividends and other distributions payable in respect of any such whole shares of Enova Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Enova Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former Holders on the first anniversary of the Effective Time shall be delivered to Enova, and any former Holders who have not theretofore received any Merger Consideration (including any Fractional Share Payment and any applicable dividends or other distributions with respect to Enova Common Stock) to which they are entitled under this Agreement shall thereafter look only to Enova for payment of their claims with respect thereto (subject to applicable abandoned property, escheat or similar Law, as general creditors thereof).

(f) No Liability. None of Enova, Grasshopper, the Surviving Corporation, the Exchange Agent or any of their respective Affiliates, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any Holder in respect of any amount that would have otherwise been payable in respect of any Certificate or Book-Entry Share from the Exchange Fund delivered to a Public Official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by Holders immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Regulatory Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such Holders or their successors, assigns or personal representatives previously entitled thereto.

(g) Withholding Rights. Each and any of Enova, the Surviving Corporation or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration, Fractional Share Payment, cash dividends or distributions payable pursuant to Section 3.2(d), or any other cash amounts otherwise payable pursuant to this Agreement to any Person, such amounts or property (or portions thereof) as Enova, the Surviving Corporation or the Exchange Agent, as applicable, reasonably determines is required to be deducted and withheld with respect to the making of such payment or distribution under the Internal Revenue Code, and the rules and regulations promulgated thereunder, or any provision of applicable Tax Law. Any amounts so deducted or withheld by Enova, the Surviving Corporation, or the Exchange Agent, as applicable, and paid over to the appropriate Regulatory Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Enova, the Surviving Corporation, or the Exchange Agent, and shall be paid over to the appropriate Regulatory Authority.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Surviving Corporation, the posting by such Person of a bond in such reasonable and customary amount as the Exchange Agent or Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the Holder thereof is entitled pursuant to this Agreement.

(i) Transferred Ownership. In the event of a transfer of ownership of Grasshopper Common Stock that is not registered in the transfer records of Grasshopper, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the satisfaction of Enova and Exchange Agent that such Tax has been paid or is not applicable.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF Grasshopper

Except as Previously Disclosed, Grasshopper hereby represents and warrants to Enova as follows:

4.1. Organization, Standing, and Power.

(a) Status of Grasshopper. Grasshopper is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, is authorized under the Laws of the State of Delaware to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Grasshopper is duly qualified or licensed to transact business as a foreign corporation and in good standing in each jurisdiction in which its ownership or lease of its Assets or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have a Material Adverse Effect on Grasshopper. Grasshopper is a bank holding company duly registered with the Federal Reserve under the BHC Act. True, complete and correct copies of the certificate of incorporation and the bylaws of Grasshopper, each as in effect as of the date of this Agreement, have been delivered or made available to Enova. The certificate of incorporation and bylaws of Grasshopper comply with applicable Law.

(b) Status of Grasshopper Bank. Grasshopper Bank is a direct, wholly owned Subsidiary of Grasshopper, is duly organized, validly existing and in good standing under the Laws of the United States, is authorized under the Laws of the United States to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Grasshopper Bank is authorized by the OCC to engage in the business of banking as a national bank. Grasshopper Bank is duly qualified or licensed to transact business as a foreign corporation and in good standing in each jurisdiction in which its ownership or lease of its Assets or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have a Material Adverse Effect on Grasshopper. True, complete and correct copies of the articles of association and bylaws of Grasshopper Bank, each as in effect as of the date of this Agreement, have been delivered or made available to Enova. The articles of association and bylaws of Grasshopper Bank comply with applicable Law.

4.2. Authority of Grasshopper; No Breach by Agreement.

(a) Authority. Grasshopper has the corporate power and authority necessary to execute, deliver, and, other than with respect to the consummation of the Merger, perform its obligations under this

Agreement, and with respect to the consummation of the Merger, upon the approval of this Agreement and the Merger by Grasshopper’s stockholders as required by applicable Law and Grasshopper’s certificate of incorporation and bylaws as contemplated by Section 7.1 (the “Grasshopper Stockholder Approval XE "Grasshopper Stockholder Approval" ”). The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Grasshopper and Grasshopper Bank, including approval by, and a determination by all of the members of the board of directors of, Grasshopper that this Agreement and the Merger are advisable and in the best interests of Grasshopper’s stockholders and directing the submission of this Agreement and the Merger to a vote at a meeting of Grasshopper’s stockholders, subject to the Grasshopper Stockholders Approval. This Agreement has been duly executed and delivered by Grasshopper. Subject to the Grasshopper Stockholder Approval, and assuming the due authorization, execution and delivery by Enova, this Agreement represents a legal, valid, and binding obligation of Grasshopper, enforceable against Grasshopper in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought (the “Bankruptcy and Equity Exceptions XE "Bankruptcy and Equity Exceptions" ”)). Other than the Grasshopper Stockholder Approval, no other corporate proceedings or approvals are necessary on the part of Grasshopper’s stockholders to approve this Agreement and the Merger.

(b) No Conflicts. Subject to the receipt of the Grasshopper Stockholder Approval, neither the execution, delivery or performance of this Agreement by Grasshopper, nor the consummation by Grasshopper of the transactions contemplated hereby, nor compliance by Grasshopper with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Grasshopper’s certificate of incorporation, bylaws or other governing instruments, or the articles of association, bylaws or other governing instruments of Grasshopper Bank or any resolution adopted by the board of directors or the equityholders of any Grasshopper Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (A) violate any Law or Order applicable to any Grasshopper Entity or any of their respective Assets, or (B) constitute or result in (x) a Default or (y) the loss of any benefit under, or result in the creation of any Lien upon any of the respective Assets of any Grasshopper Entity under, any of the terms, conditions or provisions of any Contract or Permit of any Grasshopper Entity or under which any of their respective Assets may be bound, except in the case of clause (B) above where such Defaults, losses or Liens have not had or would not reasonably be expected to have a Material Adverse Effect on Grasshopper.

(c) Consents or Approvals. Other than in connection or compliance with the provisions of the Securities Laws, applicable state securities Laws, the rules of NYSE, the DGCL, the BHC Act, the Bank Merger Act, the Riegle-Neal Interstate Banking and Branching Efficiency Act, the National Bank Act, and the Requisite Regulatory Approvals, no notice to, application, registration, permit, expiration of waiting period, or filing with, or Consent of, any Regulatory Authority or any third party is necessary for Grasshopper’s execution, delivery or performance of this Agreement, Grasshopper Bank’s execution, delivery or performance of the Subsidiary Plan of Merger, and the consummation by Grasshopper or Grasshopper Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. As of the date hereof, Grasshopper has no Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

(d) Grasshopper Debt. Grasshopper has no debt that is secured by Grasshopper Bank capital stock.

4.3. Capitalization of Grasshopper.

(a) Ownership. Section 4.3(a) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct list, as of the date of this Agreement, of (i) (A) the aggregate amount of the authorized and outstanding capital stock of Grasshopper (and their respective par values), including any Equity Rights of Grasshopper, (B) the name of each holder thereof, (C) the number of shares of capital stock of Grasshopper and the number of Equity Rights of Grasshopper held by each such holder and (D) with respect to each Equity Right of Grasshopper, the type of Equity Right, the date of grant, the expiration date (if applicable), the exercise price or purchase price (if applicable), the number of shares of Grasshopper Common Stock subject thereto, the vesting schedule, the repurchase or redemption price payable by Grasshopper (if applicable), whether such Equity Right of Grasshopper is intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code (if applicable), and with respect to (x) a Grasshopper Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code that has been exercised, the date of exercise, exercise price and the number of shares of Grasshopper Common Stock with respect to which such Grasshopper Stock Option was exercised, (y) a Grasshopper Stock Option that was early exercised (if applicable), the date of exercise and the number of unvested shares of Grasshopper Common Stock then outstanding, and (z) a Grasshopper Warrant that has been exercised, the date of exercise, if such option was early exercised, and the number of shares of Grasshopper Common Stock with respect to which such Grasshopper Warrant was exercised, and (ii) the name of any other holder or beneficial owner of, or of any Person having the right to acquire beneficial ownership of, any capital stock of, or any other voting right or equity in, Grasshopper. As of the Effective Time, no more than (1) 36,115,245 shares of Grasshopper Common Stock will be issued and outstanding (excluding treasury shares and excluding any shares of Grasshopper Common Stock issued upon the exercise of any Grasshopper Stock Option that was issued and outstanding as of the date hereof) (the “Maximum Shares XE "Maximum Shares" ”), (2) 28,673 shares of Grasshopper Common Stock will be held by Grasshopper in its treasury, and (3) no shares of Grasshopper preferred stock will be issued and outstanding or held by its treasury.

(b) Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Grasshopper are duly authorized and validly issued and outstanding, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and have been issued or granted, as applicable, in material compliance with all applicable Laws and Contracts to which Grasshopper is a party or bound. None of the outstanding shares of capital stock of Grasshopper has been issued in violation of or subject to any preemptive rights, transfer restrictions, other rights to subscribe for or purchase securities or other similar rights of any Person.

(c) Outstanding Equity Rights. Other than the Grasshopper Stock Options and Grasshopper Warrants outstanding prior to the date of this Agreement and set forth in Section 4.3(a) of Grasshopper’s Disclosure Memorandum, there are no (i) existing Equity Rights with respect to the securities of Grasshopper, (ii) Contracts under which Grasshopper is or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Grasshopper, (iii) Contracts under which Grasshopper is or may become obligated to register shares of Grasshopper’s capital stock or other securities under the Securities Act, (iv) stockholder agreements, voting trusts or other agreements, arrangements or understandings to which Grasshopper is a party or of which Grasshopper has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Grasshopper, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Grasshopper may vote. The Grasshopper Entities are under no obligation to register under the Securities Act their shares or any other securities, whether currently outstanding or that may subsequently be issued. There are no Contracts pursuant to which Grasshopper is or could be required to register shares of Grasshopper’s capital stock or other securities under the Securities Act or, other than the Grasshopper Stock Options and Grasshopper Warrants outstanding prior to the date of this Agreement and set forth in Section 4.3(a) of Grasshopper’s Disclosure Memorandum, to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of Grasshopper. Grasshopper Bank does not own any capital stock of Grasshopper. Other than the Grasshopper Stock Options and Grasshopper Warrants outstanding prior to the date of this Agreement and set forth in Section 4.3(a) of Grasshopper’s Disclosure Memorandum, there are no stock appreciation, phantom stock, profit participation or other similar rights with respect to Grasshopper Common Stock or capital stock of Grasshopper Bank.

(d) Grasshopper Stock Options and Restricted Stock. Each Grasshopper Stock Option has an exercise price that is no less than the fair market value of the underlying shares of Grasshopper Common Stock on the date of grant or on the date of repricing of such Grasshopper Stock Option, as determined in accordance with Section 409A of the Internal Revenue Code. All Grasshopper Stock Options have been granted under the Grasshopper Stock Plan and pursuant to a standard form of option agreement adopted thereunder and provided to Enova. No Grasshopper Common Stock as of the date hereof is subject to a substantial risk of forfeiture, within the meaning of Section 83 of the Code, and prior to the date hereof, Grasshopper has made available to Enova a copy of each election under Section 83(b) of the Code submitted to Grasshopper.

(e) Grasshopper Warrants.

(i) All Contracts pursuant to which Grasshopper has granted any Grasshopper Warrant outstanding immediately prior to the Effective Time shall, automatically and without any required action, terminate at the Effective Time so long as at least 10 days prior to the Effective Time, Grasshopper provides written notice and the opportunity to exercise such Grasshopper Warrant to the holder thereof.

(ii) Section 10.1 of Grasshopper’s Disclosure Memorandum contains a true, complete and correct list of the Grasshopper Warrants outstanding immediately prior to the Effective Time, including the amount of shares of Grasshopper Common Stock underlying such Grasshopper Warrants and, subject to the execution of a Warrant Cancelation Agreement, the Grasshopper Warrant Pro Rata Amount to be paid to the warrantholders listed therein.

4.4. Grasshopper Bank.

(a) Capitalization of Grasshopper Bank. The authorized capital stock of Grasshopper Bank consists of 25,000,000 shares of common stock, par value $1.00 per share (the “Grasshopper Bank Common Stock XE "Grasshopper Bank Common Stock " ”), and 5,000,000 shares of perpetual preferred stock, no par value per share (the “Grasshopper Bank Preferred Stock XE "Grasshopper Bank Preferred Stock"”). 25,000,000 shares of Grasshopper Bank Common Stock are outstanding as of the date of this Agreement, and no shares of Grasshopper Bank Preferred Stock are outstanding as of the date of this Agreement. All of the outstanding shares of Grasshopper Bank Common Stock (and other equity interests in Grasshopper Bank) are directly and beneficially owned and held by Grasshopper, free and clear of any Lien (other than any restriction on the right to sell or otherwise dispose of such capital stock under applicable Securities Laws and restrictions on transfer that arise pursuant to this Agreement or the other Transaction Documents).

(b) No Other Subsidiaries. Except for the capital stock or other voting securities of, or ownership interests in, Grasshopper Bank, Grasshopper does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

(c) Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Grasshopper Bank are duly authorized and validly issued and outstanding, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof and have been issued or granted, as applicable, in compliance in all material respects with applicable Laws and Contracts to which Grasshopper Bank is a party or bound. None of the outstanding shares of capital stock of Grasshopper Bank has been issued in violation of or subject to any preemptive rights, transfer restrictions, other rights to subscribe for or purchase securities or other similar rights of any Person.

(d) Outstanding Equity Rights. There are no (i) existing Equity Rights with respect to the securities of Grasshopper Bank, (ii) Contracts under which Grasshopper Bank is or may become obligated to sell, issue, deliver, transfer or otherwise dispose of or redeem, purchase or otherwise acquire any securities of Grasshopper Bank, (iii) Contracts under which Grasshopper Bank is or may become obligated to register shares of Grasshopper’s capital stock or other securities under the Securities Act, (iv) stockholders agreements, voting trusts or other agreements, arrangements or understandings to which Grasshopper Bank is a party or of which Grasshopper has Knowledge, that may reasonably be expected to affect the exercise of voting or any other rights with respect to the capital stock of Grasshopper Bank, or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholder of Grasshopper Bank may vote. The Grasshopper Entities are under no obligation to register under the Securities Act the shares or any other securities of Grasshopper Bank, whether currently outstanding or that may subsequently be issued. There are no Contracts pursuant to which Grasshopper Bank is or could be required to register shares of Grasshopper Bank’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, Equity Rights or other securities of Grasshopper Bank.

4.5. Regulatory Reports.

Since January 1, 2022, each Grasshopper Entity has filed on a timely basis all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with the OCC, FDIC, the Federal Reserve or any other Regulatory Authority, as the case may be, and has paid all material fees and assessments due and payable in connection therewith, except where the failure to timely make such filings has not had and would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operation or financial condition of any Grasshopper Entity. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents, and any that will be filed subsequent to the date of this Agreement and prior to Closing, were or will be true, complete and correct in all material respects and in compliance in all material respects with the requirements of any applicable Law and the rules and regulations of the applicable Regulatory Authority. Subject to Section 10.14, no such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents are the subject of ongoing review, comment or investigation by any Regulatory Authority. Since January 1, 2022 and subject to Section 10.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any form, filing, registration, submission, statement, certification, return, information, data, report or document relating to any examinations, inspections or investigations of any Grasshopper Entity, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures, or compliance with applicable Law of any Grasshopper Entity. Subject to Section 10.14 and except for normal examinations conducted by a Regulatory Authority in the Ordinary Course, no Regulatory Authority has initiated or has pending any proceeding or, to the Knowledge of Grasshopper, investigation into the business, operations, policies or procedures, or compliance with applicable Law of Grasshopper or Grasshopper Bank since January 1, 2022, except where such proceedings or investigations would not reasonably be expected to have a material impact on any Grasshopper Entity. The Grasshopper Entities are not required to file periodic reports with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act.

4.6. Financial Matters.

(a) Financial Statements. Section 4.6(a) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct copy of the Grasshopper Financial Statements with respect to periods ended on and prior to September 30, 2025. Grasshopper has made available to Enova true, complete and correct copies of the Grasshopper Financial Statements with respect to periods ended subsequent to September 30, 2025 and the Books and Records of the Grasshopper Entities. The Grasshopper Financial Statements (i) are true, complete and correct in all material respects, and have been prepared from, and are in accordance with, the Books and Records of the Grasshopper Entities, (ii) have been prepared in accordance with GAAP and regulatory accounting principles, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes, and (iii) fairly present in all material respects the consolidated financial condition of the Grasshopper Entities as of the respective dates set forth therein and the consolidated results of operations, stockholders’ equity, and cash flows of the Grasshopper Entities for the respective periods set forth therein, subject in the case of the interim Grasshopper Financial Statements to year-end adjustments normal in nature and amount. The Grasshopper Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, complete and correct in all material respects, and will be prepared from, and will be in accordance with, the Books and Records of the Grasshopper Entities, (B) will have been prepared in accordance with GAAP and regulatory accounting principles, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial condition of the Grasshopper Entities as of the respective dates set forth therein and the results of operations, stockholders’ equity, and cash flows of the Grasshopper Entities for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments normal in nature and amount.

(b) Call Reports. The financial statements contained in the Call Reports of Grasshopper and Grasshopper Bank for the periods ended on or after January 1, 2022, (i) are true, complete and correct in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes (none of which, if presented, would materially differ from those in the audited Grasshopper Financial Statements), and (iii) fairly present in all material respects the financial condition of Grasshopper and Grasshopper Bank, respectively, as of the respective dates set forth therein and the results of operations and stockholders’ equity for the respective periods set forth therein, subject to year-end adjustments normal in nature and amount. The financial statements contained in the Call Reports of Grasshopper and Grasshopper Bank to be prepared after the date of this Agreement and prior to the Closing (A) will be true, complete and correct in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes (none of which, if presented, would materially differ from those in the audited Grasshopper Financial Statements), and (C) will fairly present in all material respects the financial condition of Grasshopper and Grasshopper Bank, respectively, as of the respective dates set forth therein and the results of operations and stockholders’ equity of Grasshopper and Grasshopper Bank, respectively, for the respective periods set forth therein, subject to year-end adjustments normal in nature and amount.

(c) Systems and Processes. Each of Grasshopper and Grasshopper Bank has in place sufficient systems and processes that are customary for a financial institution of the size of Grasshopper and Grasshopper Bank and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Grasshopper Financial Statements and Grasshopper Bank’s financial statements, including the financial statements included in the Call Reports, in accordance with GAAP, (ii) in a timely manner accumulate and communicate to Grasshopper and Grasshopper Bank’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Grasshopper Financial Statements and Grasshopper Bank’s financial statements, including the financial statements included in the Call Reports, or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority, (iii) ensure access to Grasshopper and Grasshopper Bank’s Assets is permitted only in accordance with management’s authorization, and (iv) ensure the reporting of such Assets is compared with existing Assets at regular intervals and appropriate action is taken with respect to any differences. Since January 1, 2022, neither Grasshopper nor Grasshopper Bank nor, to Grasshopper’s Knowledge, any Representative of any Grasshopper Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Grasshopper Financial Statements, the Grasshopper Bank’s financial statements, including the financial statements included in the Call Reports, or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Grasshopper Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Grasshopper Entity has engaged in questionable accounting or auditing practices. No attorney representing any Grasshopper Entity, whether or not employed by any Grasshopper Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by any Grasshopper Entity or any of its officers, directors or employees to the board of directors or any committee thereof, or to any director or officer of any Grasshopper Entity. To Grasshopper’s Knowledge, there has been no instance of fraud by any Grasshopper Entity, whether or not material that occurred during any period covered by the Grasshopper Financial Statements.

(d) Records. The records, systems, controls, data and information of the Grasshopper Entities are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of a Grasshopper Entity or accountants (including all means of access thereto and therefrom), except where such non-exclusive ownership and non-direct control has not had or would not reasonably be expected to have, individually or in the aggregate, a material impact on Grasshopper or Grasshopper Bank, or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby. Grasshopper and Grasshopper Bank have disclosed, based on their most recent evaluation prior to the date hereof, to their outside auditors and the audit committee of their respective boards of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls, which are reasonably likely to adversely affect their ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in their internal controls over financial reporting.

(e) Auditor Independence. During the periods covered by the Grasshopper Financial Statements, Grasshopper’s and Grasshopper Bank’s outside auditor was independent of Grasshopper, Grasshopper Bank and their respective management. As of the date hereof, the outside auditor for Grasshopper and Grasshopper Bank has not resigned or been dismissed as a result of or in connection with any disagreements with Grasshopper or Grasshopper Bank on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(f) Cash and Cash Equivalents. As of the date hereof and as of the Closing Date, Grasshopper Bank has no less than $50,000,000 in cash and cash equivalents.

4.7. Books and Records.

The Books and Records of the Grasshopper Entities have been and are being maintained in the Ordinary Course in accordance and in compliance in all material respects with all applicable accounting requirements and Laws and are true, complete and correct in all material respects to reflect corporate action by the Grasshopper Entities.

4.8. Absence of Undisclosed Liabilities.

No Grasshopper Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2024 (none of which would reasonably be expected to, individually or in the aggregate, be material to Grasshopper or Grasshopper Bank), (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued and adequately reserved against in the consolidated balance sheet of Grasshopper as of December 31, 2024 included in the Grasshopper Financial Statements at and for the period ending December 31, 2024.

4.9. Absence of Certain Changes or Events.

(a) Since December 31, 2024, there has not been a Material Adverse Effect on Grasshopper.

(b) Since December 31, 2024, except with respect to the transactions contemplated hereby, (i) the Grasshopper Entities have carried on their respective businesses in all material respects only in the Ordinary Course, (ii) there has not been any material damage, destruction or other casualty loss with respect to any material Asset owned, leased or otherwise used by any Grasshopper Entity whether or not covered by insurance, and (iii) none of the Grasshopper Entities have taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Enova pursuant to, Sections 6.2(a), 6.2(c), 6.2(f), 6.2(k), 6.2(l), 6.2(o), 6.2(p), 6.2(q), 6.2(r), 6.2(s), 6.2(x) or (solely as it relates to the foregoing subsections of Section 6.2) Section 6.2(bb).

4.10. Tax Matters.

(a) All Grasshopper Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Grasshopper Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All Taxes of the Grasshopper Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Grasshopper Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any Grasshopper Entity does not file a Tax Return that such Grasshopper Entity may be subject to Taxes by that jurisdiction that remains unresolved.

(b) None of the Grasshopper Entities has received any written notice of assessment or proposed assessment in connection with any amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes or Tax Returns of any Grasshopper Entity or the Assets of any Grasshopper Entity which have not been paid, settled, or withdrawn or for which adequate reserves have not been established. None of the Grasshopper Entities has waived or agreed to an extension of any statute of limitations in respect of any Taxes and no such waiver or extension has been requested.

(c) No deficiency of Taxes in respect of any Grasshopper Entity has been asserted in writing as a result of any audit or examination by any Taxing authority, except for any deficiency resulting from any completed audit or examination that has been paid in full.

(d) Each Grasshopper Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law. Each Grasshopper Entity has complied with all record keeping and information reporting obligations under applicable Law in connection therewith.

(e) The unpaid Taxes of each Grasshopper Entity (i) did not, as of the most recent fiscal month end, materially exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) for such Grasshopper Entity, and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Grasshopper Entities in filing their Tax Returns.

(f) None of the Grasshopper Entities is a party to any Tax indemnity, allocation or sharing agreement (other than any agreement solely between the Grasshopper Entities and other than any customary Tax indemnifications contained in credit or other commercial agreements the primary purpose of which agreements does not relate to Taxes), and none of the Grasshopper Entities has been a member of an affiliated group within the meaning of Section 1504 of the Internal Revenue Code (or any predecessor provision or comparable provision of state, local or foreign Law) or a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than a group the common parent of which was Grasshopper) or has any Tax Liability of any Person under Treasury Regulation Section 1.1502‑6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which Grasshopper is parent), as a transferee or successor, by Contract, or otherwise.

(g) No Grasshopper Entity has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force.

(h) During the three year period ending on the date hereof, none of the Grasshopper Entities have been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Internal Revenue Code.

(i) Each bank owned life insurance contract held by Grasshopper Bank qualifies as a “life insurance contract” within the meaning of Section 7702(a) of the Internal Revenue Code, and there have been no loans under any of such contracts. Grasshopper Bank has complied with proper notice and consent requirements of Section 101(j) of the Internal Revenue Code with respect to such contracts, and all such contracts were excepted from the pro rata interest expense disallowance of Section 264(f) of the Internal Revenue Code and not subject to pro rata interest disallowance of Section 264(f) of the Internal Revenue Code. For purposes of Treasury Regulations Section 1.61-22, for each bank owned life insurance contract held by Grasshopper Bank that is subject to a split dollar agreement, Grasshopper is properly treated as an owner of such contracts, the insured employees are properly treated as non-owners of such contracts, and the economic benefit of the death benefits due to the employees under such contracts have been properly and timely reported to the employees under Treasury Regulations Section 1.61-22.

(j) Each of Grasshopper and its predecessor has been a “C corporation” within the meaning of Section 1361(a)(2) of the Internal Revenue Code since its inception, and no other Grasshopper Entity has elected at any time to be treated as an “S corporation” within the meaning of Sections 1361 or 1362 of the Internal Revenue Code.

(k) Since January 1, 2022, no Grasshopper Entity has made, changed or revoked any material Tax election, elected or changed any method of accounting for Tax purposes, changed any annual Tax accounting period, settled any audit, assessment, dispute, proceeding or investigation in respect of a material amount of Taxes, surrendered any right to claim a material Tax refund, filed any amended income Tax Return, or entered into any contractual obligation in respect of Taxes with any Regulatory Authority.

(l) None of the Grasshopper Entities will be required to include after the Closing any material adjustment in taxable income pursuant to (i) Section 481 of the Internal Revenue Code, (ii) a closing agreement as described in Section 7121 of the Internal Revenue Code executed prior to the Closing, (iii) the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting or cash method of accounting adopted, in each case, prior to the Closing, (iv) any open transaction disposition entered into prior to Closing, (v) any prepaid amount received prior to Closing, (vi) a deferred intercompany transaction in a taxable period (or portion thereof) ending before the Closing or excess loss account in existence at the Closing, (vii) a gain recognition agreement entered into before the Closing or a transaction under which previously utilized Tax losses or credits may be recaptured (including a dual consolidated loss or an excess loss account), (viii) a transaction qualifying under Section 1400Z-2(a)(1)(A) of the Internal Revenue Code, or (ix) any comparable provision under state or foreign Tax Laws as a result of transactions or events occurring prior to the Closing.

(m) None of the Grasshopper Entities has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 or any “tax shelter” within the meaning of Internal Revenue Code Section 6662. All income and franchise Tax Returns of the Grasshopper Entities through the Tax year ended December 31, 2021 have been examined and closed by the relevant Taxing authority or are Tax Returns with respect to which the applicable period for assessment under applicable Law relating to Tax (“Tax Law XE "Tax Law"”), after giving effect to extensions or waivers, has expired.

(n) None of the Grasshopper Entities has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code or any similar provision of state, local or foreign applicable Law. Grasshopper has made available to Enova true, complete and correct copies of all private letter rulings, technical advice memoranda and similar documents received by or issued by a Taxing authority with respect to each Grasshopper Entity since its formation, if any.

(o) None of the Grasshopper Entities is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal, state, local or foreign income Tax purposes.

(p) None of the Grasshopper Entities has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Internal Revenue Code) during the applicable period specified in Section 897(c)(1)(A) of the Internal Revenue Code.

(q) The prices for any property or services (or for the use of any property) provided by or to Grasshopper Entities are arm’s-length prices for purposes of all applicable transfer pricing Laws, including Section 482 of the Internal Revenue Code and any similar provision of state, local or foreign applicable Law. All transactions and other dealings between Grasshopper Entities and a third party have been (and can be demonstrated to have been) conducted on arm’s-length commercial terms.

(r) There is currently no limitation on the utilization of any net operating losses, capital losses, built-in losses, tax credits or similar items by any Grasshopper Entity under Sections 382 or 383 of the Internal Revenue Code, the Treasury Regulations promulgated thereunder or any comparable provisions of state, local or foreign applicable Law.

(s) None of the Grasshopper Entities maintains a permanent establishment (within the meaning of any applicable Tax treaty or convention) or an office or fixed place of business in a jurisdiction other than the United States. None of the Grasshopper Entities is, or has ever been, a “United States shareholder” within the meaning of Section 951(b) of the Internal Revenue Code with respect to any “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code or a “deferred foreign income corporation” within the meaning of Section 965(d)(1) of the Internal Revenue Code.

(t) Section 4.10(t) of the Disclosure Memorandum contains a true, complete and correct list of all jurisdictions (U.S. and non-U.S.) in which the Grasshopper Entities currently file Tax Returns.

(u) For purposes of this Section 4.10, all representations and warranties made with respect to a Grasshopper Entity are made with respect to any predecessor of the Grasshopper Entity or the applicable Subsidiary of the Grasshopper Entity.

4.11. Assets.

(a) Each Grasshopper Entity has good and marketable title to, or good and valid leasehold interest in, those Assets reflected in the most recent Grasshopper Financial Statements as being owned or leased, as applicable, by such Grasshopper Entity or acquired after the date thereof (except Assets sold or otherwise disposed of since the date thereof in the Ordinary Course), free and clear of all Liens, except (a) statutory Liens securing payments not yet due, (b) Liens for real property Taxes not yet due and payable, (c) easements, rights of way, and other similar encumbrances that do not materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets and (d) such imperfections or irregularities of title or Liens as have not or would not reasonably be expected to, individually or in the aggregate, materially affect the use of the Assets subject thereto or affected thereby or otherwise materially impair business operations and use of such Assets (collectively, “Permitted Liens XE "Permitted Liens" ”).

(b) Section 4.11(b) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct list of all street addresses and fee owners of all real property owned or leased by any Grasshopper Entity or otherwise occupied by a Grasshopper Entity or used or held for use by any Grasshopper Entity (collectively, the “Real Property XE "Real Property" ”). Other than as set forth on Section 4.11(b) of Grasshopper’s Disclosure Memorandum, there are no Persons in possession of any portion of any of the Real Property other than the Grasshopper Entities, and no Person other than a Grasshopper Entity has the right to use or occupy for any purpose any portion of any of the Real Property. No Grasshopper Entity owns, or has previously owned, any Real Property. All leases of Real Property under which any Grasshopper Entity, as lessee, leases Real Property, are valid, binding and enforceable in accordance with their respective terms and such Grasshopper Entity has good and marketable leasehold interests to all Real Property leased by them (except as may be limited by the Bankruptcy and Equity Exceptions). There is not under any such lease any material existing Default by any Grasshopper Entity or, to Grasshopper’s Knowledge, any other party thereto, or any event which with notice or lapse of time would constitute such a material Default and all rent and other sums and charges due and payable under such lease have been paid. To the Knowledge of Grasshopper, there are no pending or threatened condemnation or eminent domain proceedings against any Real Property.

(c) The Assets reflected in the most recent Grasshopper Financial Statements which are owned or leased by the Grasshopper Entities, and in combination with the Real Property, the Intellectual Property of any Grasshopper Entity, and contractual benefits and burdens of the Grasshopper Entities, constitute, as of the Closing Date, all of the Assets, rights and interests necessary to enable the Grasshopper Entities to operate consolidated businesses in the Ordinary Course and as the same is expected to be conducted on the Closing Date.

4.12. Intellectual Property; Privacy.

(a) Section 4.12(a) of Grasshopper’s Disclosure Memorandum lists all patents, patent applications, Trademarks, copyright registrations and pending applications for registration, and internet domain name registrations owned by each Grasshopper Entity as of the date hereof.

(b) Each Grasshopper Entity owns or has a valid license to use (in each case, free and clear of any Liens other than any Permitted Liens) all of the Intellectual Property necessary to carry on the business of such Grasshopper Entity as it is currently conducted. Each Grasshopper Entity is the owner of or has a license, with the right to sublicense, to any Intellectual Property sold or licensed to a third party by such

Grasshopper Entity in connection with its business operations, and such Grasshopper Entity has the right to convey by sale or license any Intellectual Property so conveyed. No Grasshopper Entity is in Default under any of its Intellectual Property licenses. No proceedings have been instituted, or are pending or to the Knowledge of Grasshopper threatened, which challenge the rights of any Grasshopper Entity with respect to Intellectual Property used, sold or licensed by such Grasshopper Entity in the course of its business, nor has any Person claimed or alleged any rights to such Intellectual Property owned or purported to be owned by any Grasshopper Entity. The conduct of the business of each Grasshopper Entity and the use of any Intellectual Property by each Grasshopper Entity does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any other Person. No Person has asserted to any Grasshopper Entity in writing that any Grasshopper Entity has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person. The validity, continuation and effectiveness of all licenses and other agreements relating to Intellectual Property used by any Grasshopper Entity in the course of its business and the current terms thereof will not be affected by the transactions contemplated by this Agreement, the use of the “Grasshopper” and “Grasshopper Bank” trademarks will be transferred to Enova in connection with the transactions contemplated by this Agreement and after the Effective Time, no Person besides Enova shall have right and title to the “Grasshopper” and “Grasshopper Bank” trademarks and trade names. All of the Grasshopper Entities’ right to the use of and title to the names “Grasshopper” and “Grasshopper Bank” will be transferred to Enova in connection with the completion of the transactions contemplated by this Agreement.

(c) (i) The computer, information technology and data processing systems, facilities and services used by the Grasshopper Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Grasshopper Systems XE "Grasshopper Systems" ”), are reasonably sufficient for the conduct of the respective businesses of the Grasshopper Entities as currently conducted, and (ii) the Grasshopper Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of the Grasshopper Entities as currently conducted. To Grasshopper’s Knowledge, no third party or Representative has gained unauthorized access to any Grasshopper Systems owned or controlled by any Grasshopper Entity, and the Grasshopper Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards designed to protect the Grasshopper Systems from unauthorized access and keep the Grasshopper Systems free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Each Grasshopper Entity has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of the Grasshopper Entities in all material respects. Each Grasshopper Entity has implemented and maintained commercially reasonable measures and procedures designed to reasonably mitigate the risks of cybersecurity breaches and attacks.

(d) Each Grasshopper Entity and, to the Knowledge of Grasshopper, any third parties acting on the Grasshopper Entities’ behalf have (i) complied in all material respects with all applicable Law and Orders which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of Personal Data and similar Laws governing privacy and financial privacy, data security, or electronic or mobile marketing laws (“Privacy Laws XE "Privacy Laws " ”), and with all of their respective published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, transmission or transfer of Personal Data and there have been no material breaches with respect thereto, and (ii) taken commercially reasonable measures to ensure that all Personal Data in their possession or control is protected against loss, damage and unauthorized access, use, modification or other misuse. None of the Grasshopper Entities or, to the Knowledge of Grasshopper, any third party with whom the

Grasshopper Entities have entered into a Contract in connection with the processing of Personal Data, has breached such Contract in a manner that would violate Privacy Laws in any material respect. There are no asserted or, to the Knowledge of Grasshopper, threatened claims, notices or complaints against any Grasshopper Entity (whether by a Regulatory Authority or any other party) relating to a Grasshopper Entity’s collection, maintenance, use, disclosure, transfer, protection, storage, retention, deletion or other processing of Personal Data. Grasshopper does not have any Knowledge that any Grasshopper Entity, or any third party acting on a Grasshopper Entity’s behalf, has experienced any security breach, unauthorized access, or other instance of compromised, lost, damaged, modified or misused Personal Data or other confidential information.

(e) Each Grasshopper Entity has taken commercially reasonable measures to protect the confidentiality of all trade secrets that are included in the Intellectual Property owned by them, and, to the Knowledge of Grasshopper, such trade secrets have not been disclosed by any Grasshopper Entity to any Person except pursuant to appropriate nondisclosure agreements.

(f) Each current or former employee, consultant or contractor of the Grasshopper Entity who has contributed to the creation or development of any Intellectual Property owned by any Grasshopper Entity has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Grasshopper Entities, and the Grasshopper Entities are the owner of all rights in and to all Intellectual Property created by each such employee, consultant or contractor in performing services for the Grasshopper Entities vesting all rights in work product created in the Grasshopper Entities.

4.13. Environmental Matters.

(a) Each Grasshopper Entity, its Participation Facilities, and its Operating Properties (including the Real Property) are, and have been since January 1, 2022, in compliance, in all material respects, with all applicable Environmental Laws.

(b) Except as has not had or would not reasonably be expected to have a Material Adverse Effect on Grasshopper, there is no Litigation pending or, to the Knowledge of Grasshopper, threatened before any Regulatory Authority in which any Grasshopper Entity, its Participation Facilities, or its Operating Properties (including any of the Real Property) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with or Liability under any Environmental Law, or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site currently or formerly owned, leased, or operated by any Grasshopper Entity, any of its Participation Facilities, or any of its Operating Properties (including any Real Property), nor is there any reasonable basis for any Litigation of a type described in this sentence. No Grasshopper Entity is subject to any Order imposing any Liability or obligation with respect to any Environmental Law that has had or would reasonably be expected to have a Material Adverse Effect on Grasshopper.

4.14. Compliance with Laws.

(a) Each Grasshopper Entity has, and since January 1, 2022, has had, in effect all Permits necessary for it to lawfully own, lease, or operate its material Assets and to carry on its business as now or then conducted (and has paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit would reasonably be expected to have a material impact on any Grasshopper Entity. Since January 1, 2022, Grasshopper has not taken any steps to withdraw any Permits and will take no steps to withdraw any Permits prior to Closing. Since January 1, 2022, there has occurred no material Default under any such Permit and, to the Knowledge of Grasshopper, no suspension, revocation, conditioning or cancelation of any such Permit is threatened.

(b) None of the Grasshopper Entities:

(i) is in Default under any of the provisions of its certificate of incorporation or bylaws (or other governing instruments);

(ii) is in material Default under any Laws or Orders applicable to its business or employees conducting its business, including all Laws applicable to agreements with, and disclosures and communications to, consumers or customers;

(iii) subject to Section 10.14, has since January 1, 2022 received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Grasshopper Entity is not in compliance with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or is in troubled condition; or

(iv) has been charged with, pleaded guilty to or been convicted of a criminal offense under any Law.

(c) Each Grasshopper Entity is, and has been, in compliance in all material respects with all applicable Laws, regulatory capital requirements, Consents, Permits, Orders, or conditions imposed in writing by a Regulatory Authority, to which it or its Assets may be subject.

(d) Since January 1, 2022, each director, officer, stockholder, manager, and employee of the Grasshopper Entities that has been engaged at any time in the development, use, or operation of the Grasshopper Entities and their respective Assets, and, to Grasshopper’s Knowledge, each Independent Contractor, is and has been in compliance in all material respects with all applicable Laws relating to the development, use, or operation of the Grasshopper Entities and their respective Assets. No proceeding or notice has been filed, given, commenced or, to the Knowledge of Grasshopper, threatened against any of the Grasshopper Entities or any of their respective directors, officers, members, Affiliates, managers, employees or Independent Contractors alleging any failure to so comply with all applicable Laws.

(e) Since January 1, 2022, Grasshopper Bank (i) has properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the U.S. Department of the Treasury, including the United States Internal Revenue Service (“IRS XE "IRS" ”), and (iii) has timely filed all Suspicious Activity Reports with the Financial Crimes Enforcement Network (bureau of the U.S. Department of the Treasury) required to be filed by it pursuant to all applicable Laws.

(f) No Grasshopper Entity acts as a fiduciary on behalf of others in any capacity or otherwise engages in any fiduciary activities.

(g) None of the Grasshopper Entities, nor any of their respective directors, officers, or employees nor, to Grasshopper’s Knowledge, any other Representative of a Grasshopper Entity authorized to act on its behalf (in each case, acting in their capacities as such) has, directly or indirectly, (i) taken any action in violation of any Anti-Corruption Law; (ii) offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value to any Public Official, for purposes of (A) influencing any act or decision of any Public Official in their official capacity, (B) inducing such Public Official to do or fail to do any act in violation of their lawful or official duty, (C) retaining or securing any improper advantage, or (D) inducing such Public Official to use their influence with a Regulatory Authority in order to assist a Grasshopper Entity or any Person related to the Grasshopper Entities, in obtaining or retaining business; (iii) made any false or fictitious entries on its accounting Books and Records; (iv) maintained any unlawful fund of corporate monies or properties or used any funds for any unlawful contributions, gifts, entertainment, hospitality, travel or other unlawful expenses; (v) been or is under administrative, civil, or criminal investigation, indictment, suspension, debarment, or audit (other than a routine contract audit) by any Person, in connection with alleged or possible violations of any Anti-Corruption Laws; or (vi) received written notice from, or made a voluntary disclosure to, the Department of Justice, the SEC, the UK Serious Fraud Office, or any other Regulatory Authority, or received a whistleblower report or conducted any internal investigation or audit, regarding alleged or possible violations of any Anti-Corruption Laws. None of the Representatives of the Grasshopper Entities are themselves Public Officials.

(h) None of the Grasshopper Entities, nor any of their respective directors, officers, or employees nor, to Grasshopper’s Knowledge, any other Representative of a Grasshopper Entity has, directly or indirectly, violated or is in violation of the Currency and Foreign Transactions Reporting Act of 1970 the Bank Secrecy Act, the USA PATRIOT ACT of 2001, the money laundering Laws of any jurisdiction, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Authority (collectively, the “Money Laundering Laws XE "Money Laundering Laws" ”), and no action, suit or proceeding by or before any Regulatory Authority or any arbitrator involving any Grasshopper Entity with respect to the Money Laundering Laws is pending or, to the Knowledge of Grasshopper, threatened. Each Grasshopper Entity has been conducting operations at all times in compliance with applicable financial recordkeeping and reporting requirements of all Money Laundering Laws administered and each Grasshopper Entity has established and maintained a system of internal controls designed to ensure compliance by the Grasshopper Entities with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws.

(i) As of the date hereof, Grasshopper, Grasshopper Bank and each other insured depository institution Subsidiary of Grasshopper is “well-capitalized” (as that term is defined by applicable Law).

4.15. Community Reinvestment Act Performance.

Grasshopper Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, has received a Community Reinvestment Act rating of “satisfactory” or better in its most recently completed performance evaluation, and Grasshopper has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Grasshopper Bank having its current rating lowered such that it is no longer “satisfactory” or better.

4.16. Labor Relations.

(a) No Grasshopper Entity is the subject of any pending or, to the Knowledge of Grasshopper, threatened Litigation asserting that it or any other Grasshopper Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or other violation of state or federal labor Law or seeking to compel it or any other Grasshopper Entity to bargain with any labor organization or other employee representative as to wages or conditions of employment. No Grasshopper Entity, predecessor, or Affiliate of a Grasshopper Entity is or has ever been a party to any collective bargaining agreement or subject to any bargaining order, injunction or other Order relating to any Grasshopper Entity’s relationship or dealings with its employees, any labor organization or any other employee representative, and no Grasshopper Entity or Affiliate of a Grasshopper Entity is currently negotiating any collective bargaining agreement. There is no strike, slowdown, lockout or other job action or labor dispute involving any Grasshopper Entity pending or threatened and there have been no such actions or disputes since January 1, 2022. To the Knowledge of Grasshopper, since January 1, 2022, there has not been any attempt by any Grasshopper Entity employees or any labor organization or other employee representative to organize or certify a collective bargaining unit or to engage in any other union organization activity with respect to the workforce of any Grasshopper Entity. The employment of each employee of each Grasshopper Entity is at will.

(b) Section 4.16(b) of Grasshopper’s Disclosure Memorandum separately sets forth a list, as of a date within five days of the date hereof, of each current Grasshopper employee, including for each such employee: name; job title; hire date; full- or part-time status; status as a regular or temporary employee; Fair Labor Standards Act designation; work location; current base salary or wage rate; current year target bonus or incentive opportunity; prior year annual bonus, incentives, or commissions paid; employing entity; and visa or Green Card application status, if any. To Grasshopper’s Knowledge, no current or former employee of any Grasshopper Entity is in material violation of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, non-competition agreement, restrictive covenant or other similar obligations: (i) to the Grasshopper Entities or (ii) to a former or other current employer of any such employee, in each case, to the extent such material violation relates (1) to the right of any such employee to be employed by any of the Grasshopper Entities or (2) to the knowledge or use of trade secrets or proprietary information in connection with such Person’s employment with any of the Grasshopper Entities. No Key Employee of any Grasshopper Entity has provided written notice to a Grasshopper Entity of his or her intent to terminate his or her employment with the applicable Grasshopper Entity as of the date hereof, and, as of the date hereof, to Grasshopper’s Knowledge, no Key Employee has indicated to his or her supervisor or to any Grasshopper Entity’s HR department (in writing or orally) his or her intent to terminate his or her employment with Grasshopper before Closing.

(c) Section 4.16(c) of Grasshopper’s Disclosure Memorandum contains a true, complete and correct listing of the name of, and fees paid or payable to, each individual who has provided services to any Grasshopper Entity as an independent contractor, consultant, freelancer or other service provider during the prior 12-month period prior to the date hereof (collectively, “Independent Contractors XE “Independent Contractors” ”). A copy of each Contract relating to the services provided by any such Independent Contractor to a Grasshopper Entity has been made available to Enova. The Grasshopper Entities have no obligation or liability with respect to any Grasshopper Benefit Plans in connection with any Independent Contractor. The Grasshopper Entities have properly classified, in all material respects, pursuant to the Internal Revenue Code, the Fair Labor Standards Act, and any other applicable Law, all Independent Contractors used by the Grasshopper Entities. The engagement of each Independent Contractor of each Grasshopper Entity is terminable on not more than 30 days’ notice by the relevant Grasshopper Entity without any penalty, liability or severance obligation incurred by any Grasshopper Entity, other than for fees accrued through termination.

(d) The Grasshopper Entities do not (i) have any temporary employees or “leased employees” within the meaning of Internal Revenue Code Section 414(n), or (ii) use the services of any staffing or professional employer organization.

(e) The Grasshopper Entities have paid all accrued salaries, bonuses, commissions, retention payments, severance payments, accrued vacation pay, and other wages due to be paid through the date hereof. Each of the Grasshopper Entities is and at all times has been in material compliance with all Laws governing the employment of labor, including all contractual commitments and all such Laws relating to wages, hours, affirmative action, collective bargaining, discrimination, civil rights, disability accommodation, employee leave, unemployment, worker classification, immigration, safety and health, workers’ compensation.

(f) There are no, and since January 1, 2022, there have not been any, wage and hour claims, discrimination, disability accommodation, or other employment claims or charges by any employee or prospective employee of any Grasshopper Entity, nor, to Grasshopper’s Knowledge, are there any such claims or charges currently threatened by any employee or applicant of any Grasshopper Entity. There are no governmental investigations open with or, to Grasshopper’s Knowledge, under consideration by the United States Department of Labor (“DOL XE "DOL" ”), Equal Employment Opportunity Commission, or

any other federal or state governmental body charged with administering or enforcing employment related Laws.

(g) All of the Grasshopper Entities’ employees are employed in the United States and are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, other United States immigration Laws, and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. Grasshopper maintains an accurate and complete, in all material respects, Form I-9 (Employment Eligibility Verification) for each employee of the Grasshopper Entities as required by applicable Laws.

(h) None of the Grasshopper Entities has (i) effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act and any similar state or local Law relating to plant closings or layoffs (the “WARN Act XE "WARN Act" ”)), (ii) effectuated a “mass layoff” (as defined in the WARN Act), or (iii) undertaken any other similar action requiring advance notice of such action to affected employees, employee representatives or Regulatory Authorities.

(i) (i) No allegations of workplace sexual harassment, unlawful discrimination or other workplace misconduct have been filed or, to the Knowledge of Grasshopper, threatened against any of the Grasshopper Entities or any of their current or former employees, directors, or officers which, as of the date of this Agreement, have not been resolved through judicial, arbitration or mediation proceedings or a settlement and release in favor of the Grasshopper Entities, (ii) to the Knowledge of Grasshopper, no incidents of any such workplace sexual harassment, unlawful discrimination or other workplace misconduct have occurred which, as of the date of this Agreement, have not been resolved through judicial, arbitration, or mediation proceedings or a settlement and release in favor of Grasshopper Entities, and (iii) none of the Grasshopper Entities has, and, to the Knowledge of Grasshopper, no current or former employee, director or officer of the Grasshopper Entities has, entered into any settlement agreement related to allegations of sexual harassment, unlawful discrimination or other workplace misconduct.

4.17. Employee Benefit Plans.

(a) Grasshopper has made available to Enova prior to the execution of this Agreement, true, complete and correct copies (or if not written, a written summary of its terms) of each material Grasshopper Benefit Plan (including all amendments). The term “Grasshopper Benefit Plan” XE "Grasshopper Benefit Plan" (i) means each Employee Benefit Plan (A) adopted, maintained, sponsored in whole or in part by, or contributed to, or required to be contributed to by any Grasshopper Entity for the benefit of employees, retirees, dependents, spouses, directors, or individual independent contractors or (B) with respect to which any Grasshopper Entity has or may have any obligation or Liability (including as a result of any Grasshopper ERISA Affiliate) and (ii) to the extent employees of a Grasshopper Entity are accruing or receiving benefits thereunder or any obligations or Liabilities of Grasshopper remain outstanding thereunder. No Grasshopper Benefit Plan is a plan, program, policy, or arrangement sponsored or maintained by a third-party professional employer organization in which the current or former employees, retirees, dependents, spouses, directors, individual independent contractors, or other beneficiaries of the Grasshopper Entities are eligible to participate (such plans, “PEO Plans” XE "PEO Plans" ). Section 4.17(a) of Grasshopper’s Disclosure Memorandum has a true, complete and correct list of each material Grasshopper Benefit Plan. No Grasshopper Benefit Plan is subject to any Laws other than those of the United States or any state, county, or municipality in the United States. With respect to each material Grasshopper Benefit Plan, Grasshopper has made available to Enova prior to the execution of this Agreement, as applicable, (i) all current trust agreements or other funding arrangements, (ii) the most recent determination letter or opinion letter from the IRS, (iii) the most recently completed annual reports or returns, audited or unaudited financial statements, actuarial reports, (iv) the most recent summary plan descriptions and any material modifications thereto, (v) the annual report on Forms 5500 for the most recently completed plan year to the extent required under applicable Law, (vi) material Contracts including current insurance Contracts and administrative services agreements, (vii) results of nondiscrimination tests required to be performed under the Internal Revenue Code for the three most recent plan years, and (viii) all non-routine correspondence with any Regulatory Authority within the past three years.

(b) Each Grasshopper Benefit Plan is and has been maintained, in all material respects, in compliance with the terms of such Grasshopper Benefit Plan, and in compliance with the applicable requirements of the Internal Revenue Code, ERISA, and any other applicable Laws. Each Grasshopper Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter, or for a prototype plan, opinion letter, from the IRS that applies to the Grasshopper Benefit Plan and on which such Grasshopper Benefit Plan is entitled to rely. To Grasshopper’s Knowledge, nothing has occurred and no circumstance exists that would be reasonably expected to adversely affect the qualified status of such Grasshopper Benefit Plan. Within the past three years, no Grasshopper Entity has taken any action to take material corrective action or make a filing under any voluntary correction program of the IRS, DOL or any other Regulatory Authority with respect to any Grasshopper Benefit Plan. All assets of each Grasshopper Benefit Plan that is a retirement plan consist exclusively of cash and actively traded securities.

(c) With respect to the Grasshopper Benefit Plans, there are no pending, or to Grasshopper’s Knowledge, threatened claims or disputes under the terms of, or in connection with, such Grasshopper Benefit Plans other than claims for benefits in the Ordinary Course, and no action, proceeding, prosecution, inquiry, hearing or investigation or audit has been commenced with respect to any such Grasshopper Benefit Plan.

(d) Neither Grasshopper nor any Subsidiary of Grasshopper has engaged in any prohibited transaction for which there is not an exemption, within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA, with respect to any Grasshopper Benefit Plan and, to Grasshopper’s Knowledge, no prohibited transaction has occurred with respect to any Grasshopper Benefit Plan that would be reasonably expected to result in any material Liability or excise Tax to a Grasshopper Entity under ERISA or the Internal Revenue Code. No Grasshopper Entity, or, to Grasshopper’s Knowledge, a Grasshopper Entity employee, or any committee of which any Grasshopper Entity employee is a member has breached his or her fiduciary duty with respect to a Grasshopper Benefit Plan in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Grasshopper Benefit Plan. To Grasshopper’s Knowledge, no fiduciary, within the meaning of Section 3(21) of ERISA, who is not Grasshopper or any Grasshopper Entity employee has breached his or her fiduciary duty with respect to a Grasshopper Benefit Plan or otherwise has any Liability in connection with any acts taken (or failed to be taken) with respect to the administration or investment of the assets of any Grasshopper Benefit Plan that would reasonably be expected to result in any Liability or excise Tax under ERISA or the Internal Revenue Code being imposed on Grasshopper or any Affiliate of Grasshopper. The treatment of the Grasshopper Equity Awards as set forth in Section 2.4 of this Agreement is permitted by applicable Law and the terms of the Grasshopper Stock Plan and the applicable award agreement.

(e) Other than PEO Plans with respect to which no Grasshopper Entity has any current outstanding Liabilities, neither Grasshopper nor any Grasshopper ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to or has been obligated to contribute to, or had any Liability with respect to, or would reasonably be expected to have any such obligation to contribute to or Liability with respect to: (i) any plan subject to Title IV of ERISA; (ii) a “multiemployer plan” (as defined in ERISA Sections 3(37) and 4001(a)(3)); (iii) a “multiple employer plan” (within the meaning of ERISA or the Internal Revenue Code); (iv) a self-funded health or welfare benefit plan; (v) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Internal Revenue Code); or (vi) any “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). As of the date hereof, there is no Grasshopper ERISA Affiliate that is not a Grasshopper Entity.

(f) Each Grasshopper Benefit Plan or other arrangement of a Grasshopper Entity that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code has a plan document that satisfies, in all material respects, the requirements of Section 409A of the Internal Revenue Code and has been operated in all material respects in compliance with the terms of such plan document and the requirements of Section 409A of the Internal Revenue Code, in each case to Grasshopper’s Knowledge such that no Tax is or has been due or payable under Section 409A of the Internal Revenue Code.

(g) Each Grasshopper Benefit Plan that is a health or welfare plan has been amended and administered, in all material respects, in accordance with the requirements of the Patient Protection and Affordable Care Act of 2010. No Grasshopper Entity has any Liability or obligation to provide postretirement health, medical or life insurance benefits to any Grasshopper Entity’s employees or former employees, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws. With respect to any Grasshopper Benefit Plan, no Tax under Internal Revenue Code Sections 4980B or 5000 has been incurred and no circumstance exists which would reasonably be expected to give rise to such Tax.

(h) All contributions required to be made by a Grasshopper Entity to any Grasshopper Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable by a Grasshopper Entity with respect to insurance policies funding any Grasshopper Benefit Plan, for any period through the date hereof, have been timely made or paid in full.

(i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, cause the acceleration, vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other individual service provider of any Grasshopper Entity, or (ii) result in any (A) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust), (B) limitation on the right of any Grasshopper Entity to amend, merge, terminate or receive a reversion of assets from any Grasshopper Benefit Plan or related trust, or (C) entitlement by any recipient of any payment or benefit to receive a “gross up” payment for any income or other Taxes that might be owed with respect to such payment or benefit. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Grasshopper Entities pursuant to Grasshopper Benefit Plans in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. No Grasshopper Benefit Plan provides for, and no Grasshopper Entity has any obligation to provide, any gross up or reimbursement of Taxes, including under Internal Revenue Code Sections 4999 or 409A.

4.18. Material Contracts.

(a) None of the Grasshopper Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound by or subject to any Contract, (i) that is an employment, severance, termination, consulting or retirement Contract, other than any Grasshopper Benefit Plan that is intended to be qualified under Sections 401(a) and 401(k) of the Code; (ii) relating to the borrowing of money by any Grasshopper Entity or the guarantee by any Grasshopper Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully secured repurchase agreements, advances and loans from the Federal Home Loan Bank, and trade payables, in each case in the Ordinary Course) in excess of $500,000, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements; (iii) other than any Grasshopper Benefit Plan, not terminable on the part of the Grasshopper Entities on 60 days or less notice without penalty or fee of $250,000 or more; (iv) prohibiting any Grasshopper Entity from soliciting or hiring any individual for employment, consulting or other services; (v) pursuant to which any of the Grasshopper Entities is a lessor or lessee of any Real Property or any machinery, equipment, furniture, fixtures or other personal property involving in excess of $100,000 per annum; (vi) which obligates any of the Grasshopper Entities to conduct business with any third party on an exclusive or preferential basis; (vii) which prohibits or materially restricts any Grasshopper Entity (or, following consummation of the transactions contemplated by this Agreement, Enova or any of its Subsidiaries) from (1) engaging in any business activities in any geographic area or line of business or (2) making use of any of its Intellectual Property, Grasshopper Systems or other Assets; (viii) which requires referrals of business, requires any of the Grasshopper Entities to pay any referral fees to any Person, or requires any of the Grasshopper Entities to make available investment opportunities to any Person, each on a priority or exclusive basis (ix) that grants any “most favored nation” right, right of first refusal, right of first offer or similar right (including any exclusivity obligations) with respect to any material Assets, or rights of any Grasshopper Entity; (x) which limits the payment of dividends by any Grasshopper Entity; (xi) pursuant to which any Grasshopper Entity has agreed with any third parties to become a member of, manage or control a joint venture, partnership, limited liability company or other similar entity; (xii) that provides for (A) the disposition of any significant portion of the assets or business of the Grasshopper Entities, (B) the acquisition, directly or indirectly, of a material portion of the assets or business of any other Person (whether by merger, sale of stock or assets or otherwise), or (C) related to any disposition or acquisition that contains continuing representations, covenants, indemnities or other obligations (including “earn out” or other contingent payment obligations) (other than the stock purchase agreements pursuant to which Persons have acquired Equity Rights in Grasshopper previously provided to Enova); (xiii) between any Grasshopper Entity, on the one hand, and (A) any officer or director of any Grasshopper Entity, or (B) to the Knowledge of Grasshopper, any (1) record or beneficial owner of 5% or more of the voting securities of Grasshopper, (2) Affiliate or family member of any such officer, director or record or beneficial owner, or (3) any other Affiliate of Grasshopper, on the other hand, except those of a type available to employees of Grasshopper generally or pursuant to any Grasshopper Benefit Plan; (xiv) containing any standstill or similar agreement pursuant to which any Grasshopper Entity has agreed not to acquire Assets or equity interests of another Person; (xv) with or to a labor union or guild (including any collective bargaining agreement); (xvi) that is a settlement, consent or similar Contract and contains any material continuing obligations of any Grasshopper Entity; or (xvii) that is a consulting Contract or data processing, software programming or licensing Contract involving the payment of more than $250,000 per annum (other than any such Contracts which are terminable by any Grasshopper Entity on 60 days or less notice without any required payment or other conditions, other than the condition of notice); (xviii) any Contracts, plan, arrangement or other transaction of the type described in Section 4.32 (or any other Contract with any investment banker, broker or finder in connection with the Merger or any other transaction contemplated by this Agreement); or (xix) that provides for payments to be made by any Grasshopper Entity upon a change of control thereof, other than any Grasshopper Benefit Plan. Each Contract of the type described in this Section 4.18(a), whether or not set forth in Grasshopper’s Disclosure Memorandum, is referred to herein as the “Grasshopper Contracts XE "Grasshopper Contracts" ”.

(b) With respect to each Grasshopper Contract and BaaS Contract: (i) such Contract is legal, valid and binding on a Grasshopper Entity and is in full force and effect and is enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions); (ii) no Grasshopper Entity is in Default thereunder; (iii) no Grasshopper Entity has repudiated or waived any material provision of any such Contract; (iv) no other party to any such Contract is, to the Knowledge of Grasshopper, in Default or has repudiated or waived any material provision thereunder; and (v) there is not pending or, to the Knowledge of Grasshopper, threatened cancelations of any such Contract.

(c) Grasshopper has made available to Enova true, complete and correct copies of each Grasshopper Contract and BaaS Contract in effect as of the date hereof. All of the indebtedness of any Grasshopper Entity for money borrowed is pre-payable at any time by such Grasshopper Entity without penalty or premium.

(d) Section 4.18(d) of Grasshopper’s Disclosure Memorandum sets forth a true and complete list of all the Contracts entered into by Grasshopper Bank with any Person which provides software application programming interfaces or other technology or methods (the “BaaS Vendor XE "BaaS Vendor"”) through which the BaaS Vendor markets, supports or makes available services offered by Grasshopper Bank to such Person’s or Grasshopper Bank’s customers (“BaaS Contracts XE "BaaS Contracts”). All BaaS Contracts and, to the Knowledge of Grasshopper, all Persons providing services under such BaaS contracts to Grasshopper Bank, comply with applicable Law.

4.19. Agreements with Regulatory Authorities.

Subject to Section 10.14, no Grasshopper Entity is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request, direction or suggestion of any, Regulatory Authority that currently restricts in any respect the conduct of its business or that in any manner relates to its capital adequacy, liquidity management, its ability to pay dividends, its credit or risk management policies, its management, its business, or Grasshopper Bank’s acceptance of brokered deposits (each, whether or not set forth in Grasshopper’s Disclosure Memorandum, a “Grasshopper Regulatory Agreement XE "Grasshopper Regulatory Agreement" ”), nor has any Grasshopper Entity been advised in writing or, to Grasshopper’s Knowledge, orally, since January 1, 2022, by any Regulatory Authority that Grasshopper Bank is in troubled condition or that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such Grasshopper Regulatory Agreement.

4.20. Investment Securities.

(a) Each Grasshopper Entity has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements, pledged to secure deposits of public funds, borrowings of federal funds or borrowings from the Federal Reserve Banks or Federal Home Loan Banks or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the Grasshopper Financial Statements, and (ii) to the extent such securities or commodities are pledged in the Ordinary Course to secure obligations of a Grasshopper Entity. Such securities are valued on the books of Grasshopper in accordance with GAAP.

(b) Each Grasshopper Entity employs, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Grasshopper believes are prudent and reasonable in the context of their respective businesses, and each Grasshopper Entity is, and has been since January 1, 2022, in compliance with such policies, practices and procedures in all material respects.

4.21. Derivative Instruments and Transactions.

All Derivative Transactions whether entered into for the account of any Grasshopper Entity or by any Grasshopper Entity for the account of a customer of any Grasshopper Entity (a) were entered into in the Ordinary Course and in accordance with applicable rules, regulations and policies of all applicable Regulatory Authorities, (b) are legal, valid and binding obligations of the Grasshopper Entity party thereto and, to the Knowledge of Grasshopper, each of the counterparties thereto, and (c) are in full force and effect and enforceable in accordance with their terms, subject to the Bankruptcy and Equity Exceptions. The Grasshopper Entities and, to the Knowledge of Grasshopper, the counterparties to all such Derivative Transactions, have duly performed, in all material respects, their obligations thereunder to the extent that such obligations to perform have accrued. To the Knowledge of Grasshopper, there are no material breaches, violations or Defaults or allegations or assertions of such by any party pursuant to any such

Derivative Transactions. The financial position of the Grasshopper Entities on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the Books and Records of the Grasshopper Entities in accordance with GAAP.

4.22. Legal Proceedings.

Subject to Section 10.14, there is no, and since January 1, 2022, there has been no, material Litigation instituted or pending, or, to the Knowledge of Grasshopper, threatened against any Grasshopper Entity, or against any current or former director, officer or employee of a Grasshopper Entity in their capacities as such, or against any Asset, interest, or right of any of them, nor are there any material Orders outstanding against any Grasshopper Entity or the Assets of any Grasshopper Entity. Section 4.22(a) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct list of all Litigation as of the date of this Agreement to which any Grasshopper Entity is a party. Section 4.22(b) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct list of all Orders to which any Grasshopper Entity is subject.

4.23. Statements True, Complete and Correct.

(a) None of the information supplied or to be supplied by any Grasshopper Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Enova with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement/Prospectus relating to Grasshopper Entities and other portions within the reasonable control of Grasshopper Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Proxy Statement/Prospectus is filed with the SEC and first mailed.

(b) None of the information supplied or to be supplied by any Grasshopper Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement/Prospectus to be mailed to Grasshopper’s stockholders in connection with Grasshopper Meeting, or any other documents to be filed by a Grasshopper Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), or with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of Grasshopper, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Grasshopper Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Grasshopper Meeting.

4.24. State Takeover Statutes and Takeover Provisions.

No “moratorium,” “fair price,” “affiliate transaction,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Statutes XE "Takeover Statutes" ”) is applicable to this Agreement or the transactions contemplated hereby. Grasshopper does not have any stockholder rights plan, “poison pill” or similar plan or arrangement in effect.

4.25. Opinion of Financial Advisor.

Grasshopper has received the opinion of Piper Sandler & Co., which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the date of this Agreement, to the effect that, as of such date and subject to the various assumptions, procedures, matters, qualifications and limitations on the scope of review undertaken by Piper Sandler & Co., as set forth therein, the consideration to be paid to the Holders in the Merger is fair, from a financial point of view, to such Holders. Such opinion has not been amended or rescinded.

4.26. Tax and Regulatory Matters.

No Grasshopper Entity or, to the Knowledge of Grasshopper, any Affiliate thereof has taken or agreed to take any action, and Grasshopper does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code or (b) prevent or materially impede or delay receipt of any of the Requisite Regulatory Approvals.

4.27. Loan Matters.

(a) Section 4.27(a) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct list of Loans as of December 5, 2025, including: (i) the borrower, (ii) the maximum credit limit, (iii) the commitment amount, (iv) the maturity date, (v) the outstanding principal balance, (vi) the applicable interest rate, (vii) the accrued and unpaid interest, (viii) the amount such Loan is overadvanced relative to any applicable borrowing base or other sub-limit provided for (if any), as applicable, and (ix) whether the borrower is in Default under any of the applicable Loan Documents, or whether the Loan is (A) on a non-accrual status or (B) classified as a Criticized Loan.

(b) Each Loan currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, complete and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) is a legal, valid and binding obligation of the obligor named therein, and assuming due authorization, execution and delivery thereof by such obligor or obligors, enforceable in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by a Grasshopper Entity and are true, complete and correct in all material respects. To the Knowledge of Grasshopper, none of the Loans is subject to any material offset or claim of offset and the aggregate loan balances in excess of Grasshopper Bank’s allowance for loan and lease losses are, based on past loan experience and as determined in accordance with applicable accounting and regulatory requirements, collectible in accordance with their terms and all uncollectible loans have been charged off. Grasshopper Bank has not engaged in fraud or made any material and intentional misrepresentation with respect to any Loan.

(c) Each outstanding Loan (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, Grasshopper Entities’ loan policies, the Grasshopper Entity’s written underwriting standards (including Grasshopper’s credit policy) (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors), Grasshopper’s origination procedures and exceptions processes and with all applicable requirements of Laws.

(d) None of the Contracts pursuant to which any Grasshopper Entity has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, nor does any Grasshopper Entity have any obligation to repurchase a Loan or a participation in a Loan. Each Loan included in a pool of Loans originated, securitized or acquired by any Grasshopper Entity (a “Pool XE "Pool" ”) meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and Loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, rules and regulations, except where the time for certification or recertification has not yet expired. No Pools have been improperly certified, and, except as would not be material to the Grasshopper Entities, no Loan has been bought out of a Pool without all required approvals of the applicable investors.

(e) (i) Section 4.27(e) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct list of all Loans as of December 5, 2025, by Grasshopper to any directors, executive officers and principal stockholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215) (“Regulation O XE "Regulation O" ”)) of any Grasshopper Entity, (ii) there are no employee, officer, director, principal stockholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

(f) Section 4.27(f) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct list of all Loans as of December 5, 2025 (i) as to which any Grasshopper Entity has waived its right to collect interest or (ii) providing for an interest rate that is not consistent with Grasshopper’s written policies for Loan pricing in effect as of the date of this Agreement.

(g) Subject to Section 10.14, no Grasshopper Entity is now, nor has it ever been since January 1, 2022, subject to any material fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Regulatory Authority relating to the origination, sale or servicing of mortgage or consumer Loans.

(h) Since January 1, 2022, all Mortgage Loans have been originated, processed, underwritten, closed, funded, insured, sold or acquired, serviced and subserviced (including all loan application, loss mitigation, loan modification, foreclosure and real property administration activities), and all disclosures required by applicable Law made by Grasshopper or any of its Subsidiaries in connection with the Mortgage Loans have been provided to the borrowers thereof, in each case, in accordance with all applicable Law in all material respects. No Mortgage Loans were originated by any person other than Grasshopper or one of its Subsidiaries. No fraud or material error, omission, misrepresentation, mistake or similar occurrence has occurred on the part of Grasshopper or its Subsidiaries, or to the Knowledge of Grasshopper, any third-party servicer in connection with the origination or servicing of any Mortgage Loans. Neither Grasshopper nor any of its Subsidiaries has any obligation or potential obligation to repurchase or reacquire from any person any Mortgage Loan or any collateral securing any Mortgage Loan, whether by Contract or otherwise.

4.28. Deposits

(a) Section 4.28(a) of Grasshopper’s Disclosure Memorandum sets forth a true, complete and correct list of all deposits held by Grasshopper Bank as of December 5, 2025. All of the deposits held by Grasshopper Bank (including the records and documentation pertaining to such deposits) have been established and are held in compliance with (a) all applicable policies, practices and procedures of Grasshopper Bank and (b) all applicable Laws, including Money Laundering Laws and anti-terrorism or embargoed Persons requirements. All deposit account applications have been solicited, taken and evaluated and applicants notified in a manner that complied with all applicable Laws. All deposit accounts have been maintained and serviced by Grasshopper or its Affiliates in accordance with the deposit account agreements and Grasshopper’s applicable policies, practices and procedures. The terms and conditions of each deposit account comply with the applicable deposit account agreement to which they relate. All of the deposits held by Grasshopper Bank are insured to the maximum limit set by the FDIC, and the FDIC premium and all assessments have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of Grasshopper, threatened.

(b) Grasshopper Bank maintains policies setting forth deposit concentration limits that comply with applicable Law, and Grasshopper Bank is, and has been since January 1, 2022, in compliance with such policies and limits in all material respects.

(c) No deposit of Grasshopper Bank is a “brokered” deposit (as such term is defined in 12 C.F.R. § 337.6(a)(2)) or is subject to any Order, encumbrance, legal restraint or other legal process (other than garnishments, pledges, set off rights, escrow limitations and similar actions taken in the ordinary course of business).

4.29. Allowance for Credit Losses.

The allowance for credit losses (“ACL XE "ACL" ”) reflected in the Grasshopper Financial Statements was, as of the date of each of the Grasshopper Financial Statements, in compliance with Grasshopper’s existing methodology for determining the adequacy of the ACL and in compliance with the standards established by the applicable Regulatory Authority, the Financial Accounting Standards Board and GAAP, and, as reasonably determined by management under the circumstances, was adequate.

4.30. Insurance.

Grasshopper Entities are insured with reputable insurers against such risks and in such amounts as the management of Grasshopper reasonably has determined to be prudent and consistent with industry practice. Section 4.30 of Grasshopper’s Disclosure Memorandum contains a true, complete and correct list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all insurance policies in force on the date hereof with respect to the business and Assets of each Grasshopper Entity, and true, complete and correct copies of such policies have been provided to Enova prior to the date hereof. The Grasshopper Entities are in material compliance with their insurance policies and are not in Default under any of the material terms thereof. There is no material claim by any Grasshopper Entity against any such policy. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Grasshopper Entities, Grasshopper or Grasshopper Bank is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. No Grasshopper Entity has received any written notice of cancelation or non-renewal of any such policies, nor, to Grasshopper’s Knowledge, is the termination of any such policies threatened.

4.31. OFAC; Sanctions.

In the prior five years (and with respect to trade or economic sanctions since April 24, 2019), no Grasshopper Entity, nor any director or officer or, to the Knowledge of Grasshopper, any other Representative or other Person acting on behalf of any Grasshopper Entity, has, directly or indirectly, taken any action in violation of any Law or executive order relating to export, reexport, transfer or import controls, trade or economic sanctions, or antiboycott, in the United States or any other applicable jurisdiction, including the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Control Reform Act of 2018, the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the U.S. Commerce Department antiboycott regulations

(15 C.F.R. Part 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable Law outside of the United States of a similar nature. None of the Grasshopper Entities or any of their respective Representatives is a Sanctioned Person. For purposes of this Agreement, “Sanctioned Person XE "Sanctioned Person" ” means any Person that is the target of economic or financial sanctions or trade embargoes imposed, administered, or enforced by any relevant Regulatory Authority (to the extent consistent with the Laws of the United States), including those administered by the U.S. government through the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC XE "OFAC" ”) or the U.S. Department of State, including (i) any Person listed on the OFAC sanctions lists (including the OFAC List of Specially Designated Nationals and Blocked Persons) or any other list of designated or blocked Persons maintained by a U.S. or non-U.S. Regulatory Authority, (ii) any Person organized under the Laws of, part of the government of, or resident in a country or territory subject to comprehensive sanctions (currently Iran, Cuba, North Korea, and the Crimea, Luhansk People’s Republic, and Donetsk People’s Republic regions of Ukraine) or part of the Government of Venezuela, and (iii) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons, or that is otherwise the target of asset-blocking sanctions maintained by OFAC or other U.S. or non-U.S. Regulatory Authority.

4.32. Brokers and Finders.

Except for Piper Sandler & Co., neither Grasshopper nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

4.33. Transactions with Affiliates and Insiders.

There are no Contracts, plans, arrangements or other transactions, including extensions of credit, between any Grasshopper Entity, on the one hand, and (a) any officer, director or record or beneficial owner of 5% or more of the voting securities of any Grasshopper Entity, (b) to Grasshopper’s Knowledge, any (i) record or beneficial owner of 5% or more of the voting securities of Grasshopper or (ii) Affiliate or family member of any such officer, director or record or beneficial owner, or (c) any other Affiliate of any Grasshopper Entity, except those, in each case clauses (a) – (c), of a type available to employees of the Grasshopper Entities generally and, in the case of Grasshopper Bank, that are in compliance with Regulation O and Regulation W.

4.34. Investment Adviser Subsidiary.

No Grasshopper Entity provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940.

4.35. No Broker-Dealer Subsidiary.

No Grasshopper Entity is a broker-dealer required to be registered under the Exchange Act with the SEC.

4.36. No Insurance Subsidiary.

No Grasshopper Entity conducts insurance operations that require a license from any national, state or local governmental authority or Regulatory Authority under any applicable Law.

4.37. Indemnification.

No present or former director, officer, employee or agent of any Grasshopper Entity has any claim for indemnification from any Grasshopper Entity. To Grasshopper’s Knowledge, no action or failure to take action by any present or former director, officer, employee or agent of any Grasshopper Entity or other event has occurred, or has been alleged to have occurred, which occurrence or allegation would give rise to any claim by any such present or former director, officer, employee or agent for indemnification from any Grasshopper Entity.

4.38. Completeness of Representations and Warranties.

(a) Except for the representations and warranties in this ARTICLE 4, Grasshopper does not make any express or implied representation or warranty with respect to the Grasshopper Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Grasshopper hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Grasshopper in this ARTICLE 4, Grasshopper does not make and has not made any representation to Enova or any of Enova’s Affiliates or Representatives with respect to any oral or written information presented to Enova or any of Enova’s Affiliates or Representatives in the course of their due diligence investigation of Grasshopper (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Grasshopper acknowledges and agrees that Enova has not made and is not making any express or implied representation or warranty other than those contained in ARTICLE 5.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ENOVA

Except as Previously Disclosed, Enova hereby represents and warrants to Grasshopper as follows:

5.1. Organization, Standing, and Power.

Enova is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware, is authorized under the Laws of the State of Delaware, to engage in its business as currently conducted and otherwise has the corporate power and authority to own, lease and operate all of its Assets and to conduct its business in the manner in which its business is now being conducted. Enova is duly qualified or licensed to transact business as a foreign corporation in good standing in each jurisdiction in which its ownership or lease of its Assets or conduct of its business requires such qualification or licensure, except where failure to be so qualified or licensed has not had or would not reasonably be expected to have a Material Adverse Effect on Enova. True, complete and correct copies of the certificate of incorporation and the bylaws of Enova, each as in effect as of the date of this Agreement, have been delivered or made available to Grasshopper. The certificate of incorporation and bylaws of Enova comply with applicable Law.

5.2. Authority of Enova; No Breach by Agreement.

(a) Authority. Enova has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Mergers, have been duly and validly authorized and approved by all necessary corporate action in respect thereof on the part of Enova (including, approval by, and a determination by the board of directors of Enova that this Agreement and the Subsidiary Plan of Merger are advisable and in the best interests of Enova’s stockholders). This Agreement has been duly executed and delivered by Enova. Subject to the Grasshopper Stockholder Approval, and assuming the due authorization, execution and delivery by Grasshopper, this Agreement represents a legal, valid, and binding obligation of Enova, enforceable against Enova in accordance with its terms (except in all cases as such enforceability may be limited by the Bankruptcy and Equity Exceptions). No corporate proceedings or approvals are necessary on the part of Enova’s stockholders to approve this Agreement and the Merger.

(b) No Conflicts. Neither the execution, delivery or performance of this Agreement by Enova, nor the consummation by Enova of the transactions contemplated hereby, nor compliance by Enova with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Enova’s certificate of incorporation, bylaws or other governing instruments, or the articles of association, bylaws or other governing instruments of any Enova Entity or any resolution adopted by the board of directors or the equityholders of any Enova Entity, or (ii) subject to receipt of the Requisite Regulatory Approvals, (A) violate any Law or Order applicable to any Enova Entity or any of their respective Assets, or (B) constitute or result in (x) a Default or (y) the loss of any benefit under, or result in the creation of any Lien upon any of the respective Assets of any Enova Entity under, any of the terms, conditions or provisions of any Contract or Permit of any Enova Entity or under which any of their respective Assets may be bound, except in the case of clause (B) above where such Defaults, losses or Liens have not had or would not reasonably be expected to have a Material Adverse Effect on Enova.

(c) Consents or Approvals. Other than in connection or compliance with the provisions of the Securities Laws, applicable state securities Laws, the rules of NYSE, the DGCL, the BHC Act, the Bank Merger Act, the Riegle-Neal Interstate Banking and Branching Efficiency Act, the National Bank Act, and the Requisite Regulatory Approvals, no notice to, application, registration, permit, expiration of waiting period, or filing with, or Consent of, any Regulatory Authority or any third party is necessary for Enova’s execution, delivery or performance of this Agreement and the Subsidiary Plan of Merger, Enova Interim Bank’s execution, delivery or performance of the Subsidiary Plan of Merger, and the consummation by Enova or Enova Interim Bank, as applicable, of the Mergers and other transactions contemplated in this Agreement. As of the date hereof, Enova has no Knowledge of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Mergers on a timely basis.

5.3. Capitalization of Enova.

(a) Ownership. The authorized capital stock of Enova consists of (i) 250,000,000 shares of Enova Common Stock, $0.00001 par value per share and (ii) 25,000,000 shares of preferred stock, $0.00001 par value per share. As of the close of business on October 31, 2025, (i) 24,777,389 shares of Enova Common Stock were issued and outstanding, (ii) 22,570,588 shares of Enova Common Stock were held by Enova in its treasury, (iii) 939,720 shares of Enova Common Stock were granted in respect of outstanding Enova Restricted Stock Awards, (iv) 1,679,589 shares of Enova Common Stock issuable upon the exercise of outstanding Enova Stock Options, and (v) no shares of Enova preferred stock were issued and outstanding or held by Enova in its treasury.

(b) Other Rights or Obligations. All of the issued and outstanding shares of capital stock of Enova are duly authorized and validly issued and outstanding, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and have been issued or granted, as applicable, in material compliance with all applicable Laws and Contracts to which Enova is a party or bound. None of the outstanding shares of capital stock of Enova has been issued in violation of or subject to any preemptive rights, transfer restrictions, other rights to subscribe for or purchase securities or other similar rights of any Person.

(c) Outstanding Equity Rights. Other than the Equity Rights of Enova, issued prior to the date of this Agreement and set forth in Section 5.3(a), as of the date hereof there are no existing Equity Rights with respect to the securities of Enova.

5.4. Enova Subsidiaries.

Enova owns all of the issued and outstanding shares of capital stock (and other equity interests) of the Enova Subsidiaries free and clear of any Lien (other than any restriction on the right to sell or otherwise dispose of such capital stock under applicable Securities Laws).

5.5. Regulatory Reports.

(a) Since January 1, 2022, Enova has filed on a timely basis, all forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports and documents required to be filed or furnished by it with any Regulatory Authority, and has paid all material fees and assessments due and payable in connection therewith, except where the failure to timely make such filings has not had and would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operation or financial condition of Enova. All such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports, and documents, and any that will be filed subsequent to the date of this Agreement and prior to Closing, were or will be true, complete and correct in all material respects and in compliance in all material respects with the requirements of any applicable Law and the rules and regulations of the applicable Regulatory Authority. Subject to Section 10.14, to Enova’s Knowledge, no such forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents are the subject of ongoing review, comment or investigation by any Regulatory Authority. Since January 1, 2022 and subject to Section 10.14, to Enova’s Knowledge, there (i) is no unresolved violation, criticism, or exception by any Regulatory Authority with respect to any form, filing, registration, submission, statement, certification, return, information, data, report or document relating to any examinations, inspections or investigations of any Enova Entity, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Authority with respect to the business, operations, policies or procedures, or compliance with applicable Law of any Enova Entity. Subject to Section 10.14 and except for normal examinations conducted by a Regulatory Authority in the Ordinary Course, to the Knowledge of Enova no Regulatory Authority has initiated or has pending any proceeding or investigation into the business, operations, policies or procedures, or compliance with applicable Law of Enova since January 1, 2022, except where the such proceeding or investigation has not had and would not reasonably be expected to have, either individually or in the aggregate, a material impact on the operation or financial condition of Enova.

(b) Enova is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. A true, complete and correct copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by any Enova Entity pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2022 (the “Enova SEC Reports XE "Enova SEC Reports" ”) is publicly available. No such Enova SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements, prospectuses and proxy statements, on the dates of effectiveness, dates of first sale of securities and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Enova SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Enova has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Enova SEC Reports.

5.6. Financial Matters.

(a) Financial Statements. The Enova Financial Statements included or incorporated by reference in the Enova SEC Reports (i) are true, complete and correct in all material respects, and have been prepared from, and are in accordance with, the Books and Records of the Enova Entities, (ii) have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to the interim financial statements for the omission of footnotes, and (iii) fairly present in all material respects the consolidated balance sheet of the Enova Entities as of the respective dates set forth therein and the consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows of the Enova Entities for the respective periods set forth therein, subject in the case of the interim Enova Financial Statements to year-end adjustments. The consolidated Enova Financial Statements to be prepared after the date of this Agreement and prior to the Closing (A) will be true, complete and correct in all material respects, and will be prepared from, and will be in accordance with, the Books and Records of the Enova Entities, (B) will have been prepared in accordance with GAAP, regulatory accounting principles and the applicable accounting requirements and with the published rules and regulations of the SEC, in each case, consistently applied except as may be otherwise indicated in the notes thereto and except with respect to unaudited financial statements for the omission of footnotes, and (C) will fairly present in all material respects the consolidated balance sheet of Enova as of the respective dates set forth therein and the statements of income, comprehensive income, stockholders’ equity, and cash flows of Enova for the respective periods set forth therein, subject in the case of unaudited financial statements to year-end adjustments.

(b) Systems and Processes. Enova has in place sufficient systems and processes that are customary for a financial services company of the size of Enova and that are designed to (i) provide reasonable assurances regarding the reliability of financial reporting and the preparation of the Enova Financial Statements in accordance with GAAP, and (ii) in a timely manner accumulate and communicate to Enova’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in Enova Financial Statements or any forms, filings, registrations, submissions, statements, certifications, returns, information, data, reports or documents required to be filed or provided to any Regulatory Authority. Since January 1, 2022, neither Enova nor, to Enova’s Knowledge, any Representative of any Enova Entity has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of Enova Financial Statements or the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of any Enova Entity or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Enova Entity has engaged in questionable accounting or auditing practices. No attorney representing any Enova Entity, whether or not employed by any Enova Entity, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by any Enova Entity or any of its officers, directors or employees to the board of directors or any committee thereof, or to any director or officer of any Enova Entity. To Enova’s Knowledge, there has been no instance of fraud by any Enova Entity, whether or not material that occurred during any period covered by the Enova Financial Statements.

(c) Records. Enova (i) has implemented, and maintains, disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that material information relating to the Enova Entities is made known to the individuals responsible for the preparation of the Enova SEC Reports, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Enova’s outside auditors and the audit committee of the board of directors of Enova (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 13d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Enova’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Enova’s internal controls over financial reporting.

(d) Auditor Independence. The independent registered public accounting firm engaged to express its opinion with respect to the Enova Financial Statements included in the Enova SEC Reports is, and has been throughout the periods covered thereby, “independent” within the meaning of Rule 2-01 of Regulation S-X. As of the date hereof, the external auditor for Enova has not resigned or been dismissed as a result of or in connection with any disagreements with Enova on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.7. Absence of Undisclosed Liabilities.

No Enova Entity has incurred any Liability, except for Liabilities (a) incurred in the Ordinary Course since December 31, 2024 (none of which would reasonably be expected to, individually or in the aggregate, be material to Enova), (b) incurred in connection with this Agreement and the transactions contemplated hereby, or (c) that are accrued or reserved against in the consolidated balance sheet of Enova as of December 31, 2024 included in the Enova Financial Statements at and for the period ending December 31, 2024.

5.8. Absence of Certain Changes or Events.

Since December 31, 2024, there has not been a Material Adverse Effect on Enova.

5.9. Tax Matters.

(a) All Enova Entities have timely filed with the appropriate Taxing authorities all Tax Returns in all jurisdictions in which such Tax Returns are required to be filed, and such Tax Returns are correct and complete in all material respects. None of the Enova Entities is the beneficiary of any extension of time within which to file any Tax Return (other than any extensions to file Tax Returns automatically granted). All Taxes of the Enova Entities (whether or not shown on any Tax Return) that are due have been fully and timely paid. There are no Liens for any material amount of Taxes (other than a Lien for Taxes not yet due and payable) on any of the Assets of any of the Enova Entities. No claim has been made in the last six years in writing by an authority in a jurisdiction where any Enova Entity does not file a Tax Return that such Enova Entity may be subject to Taxes by that jurisdiction that remains unresolved.

(b) None of the Enova Entities has received any written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits or examinations regarding any Taxes or Tax Returns of any Enova Entity or the Assets of any Enova Entity which have not been paid, settled, or withdrawn or for which adequate reserves have not been established. None of the Enova Entities has waived or agreed to an extension of any statute of limitations in respect of any Taxes and no such waiver or extension has been requested.

(c) Each Enova Entity has complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to appropriate authorities, including Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee or independent contractor, and Taxes required to be withheld and paid pursuant to Sections 1441 and 1442 of the Internal Revenue Code or similar provisions under foreign Law. Each Enova Entity has complied with all record keeping and information reporting obligations under applicable Law in connection therewith.

(d) None of the Enova Entities has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Internal Revenue Code) during the applicable period specified in Section 897(c)(1)(A) of the Internal Revenue Code.

(e) The prices for any property or services (or for the use of any property) provided by or to Enova Entities are arm’s-length prices for purposes of all applicable transfer pricing Laws, including Section 482 of the Internal Revenue Code and any similar provision of state, local or foreign applicable Law. All transactions and other dealings between Enova Entities and a third party have been (and can be demonstrated to have been) conducted on arm’s-length commercial terms.

(f) For purposes of this Section 5.9 all representations and warranties made with respect to a Enova Entity are made with respect to any predecessor of the Enova Entity or the applicable Subsidiary of the Enova Entity.

5.10. Compliance with Laws.

(a) Each Enova Entity has, and since January 1, 2022, has had, in effect all Permits necessary for it to lawfully own, lease, or operate its material Assets and to carry on its business as now or then conducted (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such Permit would reasonably be expected to have a material impact on Enova. Since January 1, 2022, Enova has not taken any steps to withdraw any material Permits and will take no steps to withdraw any material Permits prior to Closing, other than in the Ordinary Course. Since January 1, 2022, there has occurred no material Default under any such Permit and to the Knowledge of Enova no suspension, revocation, conditioning or cancelation of any such Permit is threatened.

(b) None of the Enova Entities:

(i) is in Default under any of the provisions of its certificate of incorporation or bylaws (or other governing instruments);

(ii) is in material Default under any Laws or Orders applicable to its business or employees conducting its business, including all Laws applicable to agreements with, and disclosures and communications to, consumers or customers;

(iii) subject to Section 10.14, has since January 1, 2022 received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof asserting that any Enova Entity is not in compliance with any Laws, Orders, or Permits; or

(iv) has been charged with, pleaded guilty to or been convicted of a criminal offense under any Law.

(c) Each Enova Entity is, and has been, in compliance in all material respects with all applicable Laws, Consents, Permits, Orders, or conditions imposed in writing by a Regulatory Authority, to which it or its Assets may be subject.

(d) Since January 1, 2022, each director and officer, and, to Enova’s Knowledge, each Independent Contractor, stockholder, manager, and employee of the Enova Entities that has been engaged at any time in the development, use, or operation of the Enova Entities and their respective Assets, is and has been in compliance in all material respects with all applicable Laws relating to the development, use, or operation of the Enova Entities and their respective Assets. No proceeding or notice has been filed, given, commenced or, to the Knowledge of Enova, threatened against any of the Enova Entities or any of their respective directors or officers, or, to Enova’s Knowledge, their respective members, Affiliates, managers, employees or Independent Contractors alleging any failure to so comply with all material applicable Laws.

5.11. Legal Proceedings.

Subject to Section 10.14, there is no, and since January 1, 2022, there has been no, material Litigation instituted or pending, or, to the Knowledge of Enova, threatened against any Enova Entity, or against any current or former director, officer or employee of a Enova Entity in their capacities as such or against any Asset, interest, or right of any of them, nor are there any material Orders outstanding against any Enova Entity or the Assets of any Enova Entity.

5.12. Statements True, Complete and Correct.

(a) None of the information supplied or to be supplied by any Enova Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Registration Statement to be filed by Enova with the SEC will, when supplied or when the Registration Statement becomes effective (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Proxy Statement/Prospectus relating to Enova Entities and other portions within the reasonable control of Enova Entities will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder at the time the Registration Statement becomes effective and at the time the Proxy Statement/Prospectus is filed with the SEC and first mailed.

(b) None of the information supplied or to be supplied by any Enova Entity or any Affiliate thereof for inclusion (including by incorporation by reference) in the Proxy Statement/Prospectus to be mailed to Grasshopper’s stockholders in connection with Grasshopper Meeting, or any other documents to be filed by a Enova Entity or any Affiliate thereof with any Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference) or, with respect to the Proxy Statement/Prospectus, when first mailed to the stockholders of Grasshopper, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Proxy Statement/Prospectus or any amendment thereof or supplement thereto, at the time of the Grasshopper Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Grasshopper Meeting.

5.13. State Takeover Statutes and Takeover Provisions.

No Takeover Statute is applicable to this Agreement or the transactions contemplated hereby.

5.14. Tax and Regulatory Matters.

No Enova Entity or, to the Knowledge of Enova, any Affiliate thereof has taken or agreed to take any action, and Enova does not have any Knowledge of any agreement, plan or other circumstance, that is reasonably likely to (a) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or (b) prevent or materially impede or delay receipt of any of the Requisite Regulatory Approvals.

5.15. Agreements with Regulatory Authorities.

Subject to Section 10.14, no Enova Entity is subject to any cease-and-desist or other order or formal or informal enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter, safety and soundness compliance plan, or similar undertaking to, or is subject to any Order or directive by, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request, direction or suggestion of any, Regulatory Authority that currently restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, liquidity management, its ability to pay dividends, its credit or risk management policies, its management, or its business, (each, whether or not set forth in Enova’s Disclosure Memorandum, a “Enova Regulatory Agreement XE "Enova Regulatory Agreement" ”), nor has any Enova Entity been advised in writing or, to Enova’s Knowledge, orally, since January 1, 2022, by any Regulatory Authority that the Regulatory Authority is considering issuing, initiating, ordering, or requesting any such Enova Regulatory Agreement or an investigation or inquiry into the business, operations, policies or procedures, practices, disclosures or compliance with applicable Law of Enova or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Authority in the Ordinary Course).

5.16. OFAC; Sanctions.

In the prior five years (and with respect to trade or economic sanctions since April 24, 2019), no Enova Entity, nor any director or officer or, to the Knowledge of Enova, any other Representative or other Person acting on behalf of any Enova Entity, has, directly or indirectly, taken any action in violation of any Law or executive order relating to export, reexport, transfer or import controls, trade or economic sanctions, or antiboycott, in the United States or any other applicable jurisdiction, including the Arms Export Control Act (22 U.S.C.A. § 2278), the Export Control Reform Act of 2018, the International Traffic in Arms Regulations (22 C.F.R. 120-130), the Export Administration Regulations (15 C.F.R. 730 et seq.), the Office of Foreign Assets Control Regulations (31 C.F.R. Chapter V), the Customs Laws of the United States (19 U.S.C. § 1 et seq.), the U.S. Commerce Department antiboycott regulations (15 C.F.R. Part 560), the U.S. Treasury Department antiboycott requirements (26 U.S.C. § 999), any other export control regulations issued by the agencies listed in Part 730 of the Export Administration Regulations, or any applicable Law outside of the United States of a similar nature. None of the Enova Entities or any of their respective Representatives is a Sanctioned Person.

5.17. Brokers and Finders.

Except for Keefe, Bruyette & Woods, Inc., neither Enova nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers’ fees, brokerage fees, commissions, or finders’ fees in connection with this Agreement or the transactions contemplated hereby.

5.18. Available Funds.

As of immediately prior to the Effective Time, Enova will have available to it funds necessary to consummate the Merger and the transactions contemplated hereby and required for the satisfaction of all of Enova’s obligations under this Agreement, including payment of the aggregate Cash Consideration, as required by ARTICLE 2.

5.19. Data Privacy and Security.

(a) The Enova Entities have taken commercially reasonable steps and implemented commercially reasonable safeguards designed to protect (i) the computer, information technology and data processing systems, facilities and services used by the Enova Entities, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Enova Systems XE "Enova Systems"”) and (ii) all Personal Data in their possession or control from unauthorized access and keep the Enova Systems free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials.

(b) Each Enova Entity has complied in all material respects with all applicable Privacy Laws and with all of their respective published privacy and data security policies. To Enova’s Knowledge, there are no asserted or threatened material claims, notices or complaints against any Enova Entity (whether by a Regulatory Authority or any other party) relating to a Enova Entity’s collection, maintenance, use, disclosure, transfer, protection, storage, retention, deletion or other processing of Personal Data. Enova does not have any Knowledge that any Enova Entity, or any third party acting on a Enova Entity’s behalf, has experienced any material security breach, unauthorized access, or other instance of compromised, lost, damaged, modified or misused Personal Data or other confidential information.

5.20. Completeness of Representations and Warranties.

(a) Except for the representations and warranties in this ARTICLE 5, Enova does not make any express or implied representation or warranty with respect to the Enova Entities, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Enova hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Enova in this ARTICLE 5, Enova does not make and has not made any representation to Grasshopper or any of Grasshopper’s Affiliates or Representatives with respect to any oral or written information presented to Grasshopper or any of Grasshopper’s Affiliates or Representatives in the course of their due diligence investigation of Enova (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Enova acknowledges and agrees that Grasshopper has not made and is not making any express or implied representation or warranty other than those contained in ARTICLE 4.

ARTICLE 6
CONDUCT OF BUSINESS PENDING CONSUMMATION

6.1. Affirmative Covenants of Grasshopper.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Enova shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and, except as required by Law, as otherwise expressly contemplated herein or as set forth in Section 6.1 of Grasshopper’s Disclosure Memorandum, Grasshopper shall, and shall cause Grasshopper Bank to, (a) operate its business only in the Ordinary Course, and (b) use its reasonable best efforts to preserve intact its business (including its organization, Assets, goodwill and insurance coverage), and maintain its rights, Permits, franchises, business relationships with customers, vendors, strategic partners, suppliers, distributors and others doing business with it, and the services of its officers and Key Employees.

6.2. Negative Covenants of Grasshopper.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Enova shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and, except as required by Law, as otherwise expressly contemplated herein, or as set forth in Section 6.2 of Grasshopper’s Disclosure Memorandum, Grasshopper covenants and agrees that it will not do, or permit Grasshopper Bank to do, any of the following:

(a) amend or waive the certificate of incorporation, articles of association, or bylaws or other comparable governing instruments of any Grasshopper Entity;

(b) incur, assume, guarantee, endorse or otherwise as an accommodation become responsible for any additional debt obligation or other obligation for borrowed money (other than indebtedness of Grasshopper to Grasshopper Bank or of Grasshopper Bank to Grasshopper, or the creation of deposit liabilities, purchases of federal funds, borrowings from any Federal Home Loan Bank or sales of certificates of deposits, in each case incurred in the Ordinary Course);

(c) (i) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into or exchangeable or exercisable for any shares, of the capital stock of any Grasshopper Entity (other than in connection with the vesting or settlement of Equity Rights of Grasshopper, or in connection with the termination of employment or service of a holder of Equity Rights, in each case, in the Ordinary Course and in accordance with the terms of the applicable award agreements in effect on the date hereof and subject to Section 6.2(h)), or (ii) make, declare, pay or set aside for payment any dividend or set any record date for or declare or make any other distribution in respect of Grasshopper’s capital stock or other equity interests;

(d) issue, grant, sell, pledge, dispose of, encumber, authorize or propose the issuance of, enter into any Contract to issue, grant, sell, pledge, dispose of, encumber, or authorize or propose the issuance of, or otherwise permit to become outstanding, (i) any additional shares of Grasshopper Common Stock or any other capital stock of any Grasshopper Entity, or (ii) any Equity Rights with respect to the securities of any Grasshopper Entity, in each case, other than issuances of Grasshopper Common Stock in connection with the exercise of Grasshopper Equity Rights that were outstanding as of the close of business on the date hereof in accordance with the terms in effect on the date hereof; provided that such issuance of Grasshopper Common Stock occur prior to the Determination Date;

(e) adopt or implement any stockholder rights plan or similar arrangement;

(f) directly or indirectly adjust, split, combine or reclassify any capital stock or other equity interest of any Grasshopper Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Grasshopper Common Stock, or sell, transfer, lease, mortgage, permit any Lien, or otherwise dispose of, discontinue or otherwise encumber (i) any shares of capital stock or other equity interests of any Grasshopper Entity (unless any such shares of capital stock or other equity interest are sold or otherwise transferred to one of the Grasshopper Entities), or (ii) any Asset other than pursuant to Contracts in force at the date of the Agreement or sales of investment securities in the Ordinary Course;

(g) (i) purchase any securities or make any acquisition of or investment in (except in the Ordinary Course), either by purchase of stock or other securities or equity interests, contributions to capital, Asset transfers, purchase of any Assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course), any Person other than Grasshopper Bank, or otherwise acquire direct or indirect control over any Person, or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization, recapitalization or complete or partial liquidation or dissolution, or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

(h) other than as required pursuant to the terms of a Grasshopper Benefit Plan as of the date hereof, (i) grant any increase in compensation or benefits to the employees or officers of any Grasshopper Entity, except for merit-based or promotion-based increases in annual base salary or wage rate for employees, in the Ordinary Course that do not exceed, in the aggregate six percent of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof or for annual renewals of Grasshopper Benefit Plans providing health and welfare benefits in the Ordinary Course, (ii) accelerate the vesting of any equity based awards or other compensation, (iii) pay any (A) severance or termination pay or (B) any bonus, in each case other than pursuant to the terms of a Grasshopper Benefit Plan in effect on the date hereof, in the case of clause (A) subject to receipt of a standard release of claims from the employee or officer, and in the case of clause (B) to the extent required under the terms of the Grasshopper Benefit Plan without the exercise of any upward discretion, (iv) enter into, amend, or increase the benefits payable under any severance, change in control, retention, bonus, collective bargaining agreement or similar agreement or arrangement with employees or officers of any Grasshopper Entity, other than establishment of annual bonuses and commissions for the 2026 calendar year in the Ordinary Course, (v) fund any rabbi trust or similar arrangement, (vi) terminate the employment or services of any officer or any employee whose annual base compensation is greater than $200,000, other than for cause, (vii) hire any officer, employee, independent contractor or consultant (who is a natural person) in the United States who has annual base compensation greater than $250,000, (viii) implement or announce any employee layoff that would reasonably be expected to implicate the WARN Act, (ix) waive any stock repurchase rights, or grant, accelerate, amend (except to the extent necessary to comply with Section 2.4) or change the period of exercisability or vesting of any Grasshopper Equity Awards, or authorize cash payments in exchange for any Grasshopper Equity Awards, or (x) establish, adopt or enter into any plan, agreement or arrangement, or otherwise commit to, gross up or indemnify, or otherwise reimburse any Person for any Tax, including under Sections 409A or 4999 of the Code;

(i) enter into, amend or renew any employment between any Grasshopper Entity and any Person requiring payments thereunder in excess of $250,000 in any 12-month period that the Grasshopper Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(j) except with respect to an existing Grasshopper Benefit Plan that is intended to be tax-qualified and in the opinion of counsel is necessary or advisable to maintain the tax qualified status or with respect to annual renewals of Grasshopper Benefit Plans providing annual bonus or health and welfare benefits in the Ordinary Course, (i) adopt or establish any plan, policy, program or arrangement that would be considered a Grasshopper Benefit Plan if such plan, policy, program or arrangement were in effect as of the date of this Agreement, (ii) amend in any material respect any existing Grasshopper Benefit Plan, or terminate or withdraw from any Grasshopper Benefit Plan, or (iii) make any distributions from such Grasshopper Benefit Plans, except as required or permitted by the terms of such plans as of the date of this Agreement;

(k) except in each case as may be required to conform to changes in Tax Laws, regulatory accounting requirements or GAAP, as applicable, (i) make any change in any accounting principles, practices or methods or systems of internal accounting controls, (ii) make or change any Tax election, Tax accounting method, taxable year or period, (iii) file any amended Tax Return or file claims for material Tax refunds, stop maintaining withholding certificates in respect of any Person required to be maintained under the Internal Revenue Code or the Treasury Regulations, or agree to an extension or waiver of any statute of limitations with respect to the assessment or determination of Taxes, (iv) settle or compromise any Tax

Liability of any Grasshopper Entity; (v) enter into any closing agreement with respect to any Tax, or (vi) surrender any right to claim a Tax refund;

(l) write up, write down or write off the book value of any Assets, except in accordance with GAAP;

(m) (i) commence any Litigation other than in the Ordinary Course, or (ii) settle, waive or release or agree or consent to the issuance of any Order in connection with any Litigation (A) involving any Liability of any Grasshopper Entity for money damages in excess of $100,000 in the aggregate or that would impose any restriction on the operations, business or Assets of any Grasshopper Entity or the Surviving Corporation, or (B) arising out of or relating to the transactions contemplated hereby;

(n) (i) enter into, renew, extend, modify, amend or terminate (A) any Contract involving the payment of more than $250,000 per annum and with a term of more than 12 months, (B) any Contract not terminable on the part of the Grasshopper Entities on 12 months or less notice without any required payment or other conditions, other than the condition of notice, or (C) any Grasshopper Contract (except for monetary modifications or amendments in the Ordinary Course involving the payment of $50,000 or less) or any Contract which would be a Grasshopper Contract if it were in existence on the date hereof, or (ii) waive, release, compromise or assign any material rights or claims under any Contract, plan, arrangement or other transaction described in the foregoing clause (i);

(o) (i) enter into any new line of business or change in any material respect its lending, investment, risk and asset-liability management, interest rate, fee pricing or other material banking or operating policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), (ii) implement any material change in acceptable credit risk to Grasshopper or Grasshopper Bank’s business portfolio, including changes in risk implemented by the credit committee of Grasshopper or Grasshopper Bank, or (iii) change its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans except as required by rules or policies imposed by a Regulatory Authority;

(p) make, or commit to make, any capital expenditures in excess of $250,000 individually or $500,000 in the aggregate;

(q) except as required by applicable Regulatory Authorities, make any material changes in its policies and practices with respect to insurance policies including materially reducing the amount of insurance coverage currently in place or failing to renew or replace any existing insurance policies;

(r) change or restructure its investment securities portfolios, its investment securities practice or policies, its hedging practices or policies, or change its policies with respect to the classification or reporting of such portfolios or invest in any mortgage-backed or mortgage related securities which would be considered “high-risk” securities under applicable regulatory pronouncements, or, other than in the Ordinary Course in compliance with its policies, change its interest rate exposure through purchases, sales or otherwise, or the manner in which its investment securities portfolios are classified or reported;

(s) alter its interest rate or fee pricing policies with respect to depository accounts of Grasshopper Bank or waive any fees with respect thereto, other than in the Ordinary Course in compliance with its policies;

(t) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(u) make or acquire any Loan or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any Loan, or amend or modify in any material respect any Loan (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Grasshopper), other than in the Ordinary Course in compliance with Grasshopper Bank’s underwriting policy and related Loan policies in effect as of the date of this Agreement without utilization of any of the exceptions provided in such underwriting policy and related Loan policies (provided that this exception shall not permit any Grasshopper Entity to acquire a portfolio or pool of such Loans, which for the avoidance of doubt will not prevent any Grasshopper Entity from entering into a participation with respect to any Loans in accordance with this Section 6.2(u)); provided, that if Enova does not respond to a request for consent pursuant to this Section 6.2(u) within two Business Days of having received such request together with the relevant Loan package and all other material information relating thereto, such non-response shall be deemed to constitute consent;

(v) book any “brokered deposits”, as such term is defined in 12 C.F.R. § 337.6, with respect to the Grasshopper’s and Grasshopper Bank’s core banking business, other than in the ordinary and usual course consistent with past practice, and, in any event, such brokered deposits shall not exceed 25% of the Grasshopper’s total liabilities, defined per the methodology of the Call Report;

(w) cancel, compromise, waive, or release any material indebtedness owed to any Person or any rights or claims held by any Person, except for (i) sales of Loans and sales of investment securities, in each case in the Ordinary Course, or (ii) as expressly required by the terms of any Contracts in force at the date of the Agreement, and in any event without recourse;

(x) permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or make any application to open, relocate or close any branch or other facility;

(y) except for non-exclusive licenses and the expiration of Intellectual Property in the Ordinary Course, sell, assign, dispose of, abandon, allow to expire, license or transfer any material Intellectual Property of any Grasshopper Entity;

(z) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients;

(aa) notwithstanding any other provisions hereof, take any action that could reasonably be expected to (i) impede or materially delay consummation of the transactions contemplated by this Agreement, (ii) require the receipt of any Permit or Consent of any Regulatory Authority or third party not referenced in Section 7.4(a), (iii) result in any of the conditions set forth in ARTICLE 8 not being satisfied, or (iv) materially impair or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; or

(bb) agree to take, make any commitment to take, or adopt any resolutions of Grasshopper’s or Grasshopper Bank’s board of directors in support of, any of the actions prohibited by this Section 6.2.

6.3. Covenants of Enova.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, unless the prior written consent of Grasshopper shall have been obtained (such consent not to be unreasonably withheld, conditioned or delayed), and except as required by Law, otherwise expressly contemplated herein, or as set forth in Section 6.3 of Enova’s Disclosure Memorandum, Enova covenants and agrees that it shall not, or permit any of the Enova Subsidiaries to:

(a) amend the certificate of incorporation, bylaws or other governing instruments of Enova or any Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) in a manner that would adversely affect Grasshopper or the Holders relative to other holders of Enova Common Stock;

(b) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code;

(c) notwithstanding any other provisions hereof, take any action that could reasonably be expected to (i) impede or materially delay consummation of the transactions contemplated by this Agreement, (ii) require the receipt of any Permit or Consent of any Regulatory Authority or third party not referenced in Section 7.4(a), (iii) result in any of the conditions set forth in ARTICLE 8 not being satisfied, or (iv) materially impair or delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; or

(d) agree to take, make any commitment to take, or adopt any resolutions of Enova’s board of directors in support of, any of the actions prohibited by this Section 6.3.

ARTICLE 7
ADDITIONAL AGREEMENTS

7.1. Registration Statement; Proxy Statement/Prospectus; Stockholder Approval.

(a) Enova and Grasshopper shall promptly prepare the Proxy Statement/Prospectus and Enova shall prepare and file with the SEC the Registration Statement (including the Proxy Statement/Prospectus) as promptly as reasonably practicable, and within 60 days after the date of this Agreement. Enova and Grasshopper agree to cooperate, and to cause their respective Subsidiaries to cooperate, with the other Party and its counsel and its accountants in the preparation of the Registration Statement and the Proxy Statement/Prospectus. Each of Enova and Grasshopper agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof, and Grasshopper shall thereafter mail or deliver the Proxy Statement/Prospectus to its stockholders promptly following the date of effectiveness of the Registration Statement. Enova also agrees to use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Grasshopper shall furnish all information concerning Grasshopper and the holders of Grasshopper Common Stock as may be reasonably requested in connection with any such action.

(b) Grasshopper shall take, in accordance with applicable Law and Grasshopper’s certificate of incorporation and bylaws, all actions necessary to call, give notice of, establish a record date for, convene and hold a stockholders’ meeting (the “Grasshopper Meeting XE "Grasshopper Meeting" ”), to be held as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of obtaining the Grasshopper Stockholder Approval and, if so desired and mutually agreed, to approve such other matters of the type customarily brought before an annual or special meeting of stockholders.

(c) The board of directors of Grasshopper shall (i) unanimously recommend to its stockholders the approval of this Agreement and the transactions contemplated hereby (the “Grasshopper Board Recommendation XE "Grasshopper Board Recommendation" ”), (ii) include such Grasshopper Board Recommendation in the Proxy Statement/Prospectus, and (iii) use its reasonable best efforts to obtain the Grasshopper Stockholder Approval. If requested by Enova, Grasshopper shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Enova in connection with obtaining the Grasshopper Stockholder Approval.

(d) Neither the board of directors of Grasshopper nor any committee thereof shall withhold, withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Enova, the Grasshopper Board Recommendation or take any action, or make any public statement, filing or release inconsistent with the Grasshopper Board Recommendation.

(e) Grasshopper shall adjourn or postpone the Grasshopper Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Grasshopper Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. Grasshopper shall also adjourn or postpone its respective stockholder meeting if, as of the time for which such meeting is scheduled, Grasshopper has not recorded proxies representing a sufficient number of shares necessary to obtain the Grasshopper Stockholder Approval. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Grasshopper Meeting shall be convened and this Agreement shall be submitted to the stockholders of Grasshopper at the Grasshopper Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Grasshopper of such obligation. Grasshopper shall only be required to adjourn or postpone the Grasshopper Meeting two times pursuant to the first sentence of this Section 7.1(e).

7.2. Acquisition Proposals.

(a) From and after the date of this Agreement, Grasshopper shall not, and shall cause its Subsidiaries not to and shall not authorize or permit any of its or any Subsidiaries or Representatives to, directly or indirectly (i) initiate, solicit, or take any action to facilitate or encourage, or participate or engage in any negotiations, inquiries or discussions with respect to any Acquisition Proposal, (ii) in connection with any potential Acquisition Proposal, disclose or furnish any information or data to any Person or afford any Person other than Enova or its Representatives access to its properties or Books and Records, except pursuant to a request for information from any Regulatory Authority, or (iii) enter into or execute, or propose to enter into or execute, any agreement relating to an Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of any of the restrictions set forth in the preceding sentence by any Representatives of Grasshopper or its Subsidiaries shall be a breach of this Section 7.2 by Grasshopper. Grasshopper shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

(b) To the extent not already done, Grasshopper shall, and shall cause its Subsidiaries and the Grasshopper’s and its Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations with any Person conducted heretofore with respect to an Acquisition Proposal, and promptly (but in no event later than 48 hours following the execution of this Agreement) request and use reasonable best efforts to obtain the return from all such Persons, or cause the destruction, of all copies of confidential information previously provided to such Persons by or on behalf of Grasshopper Entities or their respective Representatives (and all analyses and other materials prepared by or on behalf of such Persons that contain, reflect or analyze such confidential information).

(c) Grasshopper shall as promptly as practicable, and in any event no later than 24 hours after receipt thereof, advise Enova, in writing, of any Acquisition Proposal, or any inquiry, proposal or offer that expressly contemplates or could reasonably be expected to lead to an Acquisition Proposal. The terms and conditions of the Confidentiality Agreement shall apply to any information provided pursuant to this Section 7.2(c).

7.3. Exchange Matters.

Enova shall use its reasonable best efforts to list, prior to the Effective Time, on NYSE, subject to official notice of issuance, the shares of Enova Common Stock to be issued to the Holders pursuant to this Agreement.

7.4. Consents of Regulatory Authorities.

(a) The Parties shall, and shall cause their respective Subsidiaries to cooperate with each other and use their respective reasonable best efforts to prepare all documentation, to effect all applications, notices, petitions, and filings (and in the case of the applications, notices, petitions and filings required to obtain the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings as soon as reasonably practicable and in no event later than 45 days after the date of this Agreement, unless a Regulatory Authority has advised or requested that the Party should file such application, notice, petition, or filing at a later date), and to obtain all Permits and Consents of all third parties and Regulatory Authorities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Core Transactions), and to comply with the terms and conditions of all such Permits and Consents. Each of Enova and Grasshopper shall use its respective reasonable best efforts to resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby by any Regulatory Authority or under any applicable Law or Order. Notwithstanding the foregoing, in no event shall any Enova Entities be required, and the Grasshopper Entities shall not be permitted (without Enova’s prior written consent in its sole discretion), to take any action, or commit to take any action, or to accept any restriction, commitment or condition, involving the Enova Entities or the Grasshopper Entities, which would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations of Enova and its Subsidiaries, taken as a whole after giving effect to the Core Transactions (any such action, condition, commitment or restriction, a “Burdensome Condition XE "Burdensome Condition" ”).

(b) Each of the Parties shall have the right to review in advance, and each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement, provided, that Grasshopper shall not have the right to review portions of material filed by Enova with a Regulatory Authority that contain competitively sensitive business or other proprietary information or sensitive personal information and which are contained in a confidential exhibit or annex thereto. In exercising the foregoing right, each of the Parties agrees to act reasonably and as promptly as practicable. Each Party agrees that it will consult with the other Party with respect to the obtaining of all Permits and Consents of third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other Party promptly apprised of the status of material matters relating to completion of the transactions contemplated hereby, including promptly providing the other Party with a copy of any written communication or a summary of any oral communication from a Regulatory Authority the Consent of which is required for the consummation of the Core Transactions and the other transactions contemplated by this Agreement that pertain to such material matters. Each Party shall (i) consult with the other Party and/or its counsel in advance of any meeting, conference or discussion with any Regulatory Authority in connection with the transactions contemplated by this Agreement (other than non-material and routine communications between counsel and a Regulatory Authority regarding the regulatory approval process or status); and (ii) to the extent permitted by such Regulatory Authority, give the other Party and/or its counsel the opportunity to attend and participate in any meeting, conference or discussion with any Regulatory Authority (other than non-material and routine communications between counsel and a Regulatory Authority regarding the regulatory approval process or status).

(c) Subject to Section 10.14, each Party agrees, upon request, subject to applicable Laws, to promptly furnish the other Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of Enova, Grasshopper or any of their respective Subsidiaries to any third party or Regulatory Authority in connection with the transactions contemplated by this Agreement.

7.5. Access to Information; Confidentiality and Notification of Certain Matters.

(a) Grasshopper and Enova shall each promptly advise the other of any (i) fact, change, event, effect, condition, occurrence, development or circumstance which it believes would or would be reasonably likely to cause the failure of any of the conditions in ARTICLE 8, or (ii) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated hereby; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 7.5(a) or the failure of any condition set forth in ARTICLE 8 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in ARTICLE 8 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 7.5(a) shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to Enova and Grasshopper.

(b) Prior to the Effective Time, subject to Section 10.14, Grasshopper shall permit, and cause Grasshopper Bank and the Representatives of the Grasshopper Entities to afford to, the Representatives of Enova to make or cause to be made such investigation of the business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information of the Grasshopper Entities and of their respective financial and legal conditions as Enova may reasonably request and furnish to Enova promptly all other information concerning its business, Assets, information technology systems, Contracts, Books and Records, and personnel and such other information as Enova may reasonably request, provided that such investigation or requests shall not unreasonably interfere with normal operations of Grasshopper. No investigation by Enova shall affect or be deemed to modify or waive the representations, warranties, covenants and agreements of Grasshopper in this Agreement, or the conditions of Enova’s obligation to consummate the transactions contemplated by this Agreement. Neither Enova nor Grasshopper nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Enova’s or Grasshopper’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the Parties) or contravene any Law, fiduciary duty or binding Contract entered into prior to the date of this Agreement. The Parties will make appropriate substitute arrangements to permit reasonable disclosure under circumstances in which the restrictions of the preceding sentence apply.

(c) Each Party shall, and shall cause its Subsidiaries and Representatives to, hold and use any information obtained in connection with this Agreement and the transactions contemplated hereby in accordance with the terms of the Confidentiality Agreement, dated July 29, 2025, between Enova and Grasshopper (the “Confidentiality Agreement” XE "Confidentiality Agreement" ).

(d) Subject to Section 10.14, each of Grasshopper and Grasshopper Bank shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time, and Grasshopper shall deliver to Enova copies of all such reports promptly after the same are filed.

7.6. Press Releases.

The Parties shall consult with each other before issuing any press release or other public disclosure or communication (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby and shall not issue such press release or other public disclosure without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 7.6 shall be deemed to prohibit any Party from (a) making any press release or other public disclosure as, upon the advice of the outside counsel, is required by Law or the rules or regulations of any securities exchange and (b) making any public disclosure in response to questions from the press, analysts, investors or those attending industry conferences, making internal announcements to employees or making disclosures in any documents filed with or furnished to the SEC, in each case, to the extent that such statements are consistent with previous press releases or public disclosures made by the parties and otherwise in compliance with this Section 7.6. Notwithstanding anything in this Section 7.6 to the contrary, the Parties agree that Enova and its Affiliates shall be entitled to issue a press release and present an investor presentation announcing the execution of this Agreement substantially in the form attached hereto as Exhibit E.

7.7. Tax Treatment.

(a) Each of the Parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger to, and to take no action which would cause the Merger not to, in each case, qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes. The Parties shall cooperate and use their reasonable best efforts in order to obtain the Tax Opinion. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and for purposes of Sections 354, 361 and 368 of the Internal Revenue Code.

(b) Each of the Parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to Covington & Burling LLP certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Proxy Statement/Prospectus and the Closing Date, in connection with such counsel’s deliveries of Tax Opinions with respect to the Tax treatment of the Merger.

(c) Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Internal Revenue Code, each of the Parties shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and shall not take any inconsistent position therewith in any Tax Return.

7.8. Transfer Taxes.

Holders of Grasshopper Common Stock shall be responsible for and shall pay all transfer, documentary, sales, use stamp, registration and other such Taxes, and any conveyance fees or recording charges (collectively, “Transfer Taxes XE "Transfer Taxes" ”) incurred in connection with the transactions contemplated by this Agreement. Holders of Grasshopper Common Stock shall prepare and timely file (or cause to be prepared and timely filed) at their own expense all Tax Returns required to be filed in respect of any such Transfer Taxes and timely pay such Transfer Taxes.

7.9. Employee Benefits and Contracts.

(a) Enova shall cause to be provided to each employee who is actively employed by a Grasshopper Entity as of immediately prior to the Closing (each, a “Covered Employee XE "Covered Employee" ”), while employed by Enova or one of its Affiliates following the Closing Date and except as otherwise provided in an agreement with a Covered Employee, (i) through the end of the year in which the Effective Time occurs, (A) base salary or wages at least equal to the base salary or wages provided to such Covered Employee by a Grasshopper Entity as of immediately prior to the Closing, and (B) target cash incentive compensation opportunities at least equal to the target cash incentive compensation opportunities provided to such Covered Employee by a Grasshopper Entity as of immediately prior to the Closing; provided, however, that Enova shall not be required to pay an aggregate amount for annual cash bonuses to Covered Employees of more than the amount set forth in Section 7.9(a) of Grasshopper’s Disclosure Schedule, and (ii) for a period of twelve (12) months following the Effective Time, employee benefits, terms and conditions, which are, in the aggregate, substantially comparable to those provided by Enova Entities to their similarly situated employees, including severance benefits in accordance with the applicable severance policy of Enova; provided, that in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of any Enova Entity. Until such time as Enova shall cause the Covered Employees to participate in the applicable Enova Benefit Plans providing health and welfare benefits, the continued participation of the Covered Employees in the Grasshopper Benefit Plans providing health and welfare benefits shall be deemed to satisfy the foregoing provision (iii) of this clause (it being understood that participation in Enova Benefit Plans may commence at different times with respect to each of Enova Benefit Plans). For purposes of determining eligibility to participate, vesting and level of benefits under Enova Benefit Plans in which Covered Employees are eligible to participate, the service of the Covered Employees with all Grasshopper Entities (and predecessors thereto) prior to the Effective Time shall be treated as service with an Enova Entity, to the same extent that such service was recognized by the Grasshopper Entities for purposes of a similar benefit plan; provided, that such recognition of service shall not (x) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, or (y) apply for purposes of any plan, program or arrangement (1) under which similarly-situated employees of Enova Entities do not receive credit for prior service, (2) that is grandfathered or frozen, either with respect to level of benefits or participation, or (3) for purposes of retiree medical benefits or level of benefits under a defined benefit pension plan.

(b) From and after the Effective Time, without limiting the generality of Section 7.9(a), with respect to each Covered Employee (and his or her beneficiaries), Enova shall (i) ensure that each Covered Employee shall be immediately eligible to participate, without waiting time, in any and all Enova Benefit Plans providing retirement or life, accident, disability medical, dental, vision or health benefits to the extent coverage under such Enova Benefit Plan replaces coverage under a similar Grasshopper Benefit Plan in which such Covered Employee participated immediately prior to such replacement and (ii) shall use commercially reasonable efforts to cause each Enova Benefit Plan providing life, accident, disability, medical, dental, vision or health benefits and in which each such Covered Employee becomes eligible to participate to (A) waive any preexisting condition limitations, (B) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement that would otherwise be applicable to such Covered Employees and their beneficiaries on or after the Effective Time to the extent such employee or beneficiary had satisfied any similar limitation or requirement under an analogous plan prior to the Effective Time, and (C) cause any eligible expenses incurred by such Covered Employee (and his or her beneficiaries) under a Grasshopper Benefit Plan during the portion of the plan year prior to the date on which coverage begins to be taken into account under such Enova Benefit Plan for purposes of satisfying all deductibles, co-insurance, co-payment, and maximum out-of-pocket requirements for the applicable plan year as if such amounts have been paid in accordance with the Enova Benefit Plan.

(c) Prior to the Closing Date, the Grasshopper Entities shall take all reasonably necessary action (including without limitation the adoption of resolutions and, if determined to be necessary, plan amendments and the delivery of any required notices) (i) to amend the Grasshopper Bank, N.A. Retirement Plan (the “401(k) Plan XE "401(k) Plan" ”) to prohibit any participants in the 401(k) Plan from taking out a plan loan from and after such date of amendment, such prohibition to be effective as soon as commercially practicable following the date hereof and (ii) to terminate the 401(k) Plan, effective as of no later than the day before the Closing Date (but contingent on the Closing). Such resolutions and, if determined to be reasonably necessary, plan amendments, notices and other documents prepared to effectuate the termination of the 401(k) Plan shall be subject to advance review and comment by Enova, and Grasshopper shall incorporate Enova’s reasonable and timely comments to such drafts in good faith. On or prior to the Closing Date, Grasshopper shall provide Enova with the final documentation evidencing that the 401(k) Plan has been terminated. As of the Closing Date, Enova shall cause any defined contribution plan sponsored by Enova (or any of its Affiliates) that is qualified under Section 401(a) of the Code (the “Enova 401(k) Plan” XE "Enova 401(k) Plan" ) to accept a rollover of (i) the cash portion of any “eligible rollover distribution” (within the meaning of Section 402(c)(4) of the Code) to a Covered Employee from the 401(k) Plan and (ii) the portion of any such eligible rollover distribution that consists of a promissory note applicable to a loan from the 401(k) Plan to such Covered Employee. On or prior to the Closing Date, Enova shall provide Grasshopper with the final documentation evidencing that the Enova 401(k) Plan has been amended to permit the rollover of a promissory note applicable to a loan from the 401(k) Plan to such Covered Employee.

(d) Upon request by Enova in writing no later than 60 days prior to the Closing Date, the Grasshopper Entities shall cooperate in good faith with Enova prior to the Closing Date to amend, freeze, terminate or modify any Grasshopper Benefit Plan providing health or other welfare benefits to the extent and in the manner reasonably determined by Enova, to be effective upon the Closing Date (or at such later time mutually agreed to by the parties) but contingent upon Closing, and consistent with applicable Law. All resolutions and if determined to be reasonably necessary, plan amendments, notices and other documents prepared to effectuate the actions contemplated by this Section 7.9(d), as applicable, shall be subject to advance review and comment by Enova, and Grasshopper shall incorporate Enova’s reasonable and timely comments to such drafts in good faith. On or prior to the Closing Date, Grasshopper shall provide Enova with the final documentation evidencing that the actions contemplated herein have been effectuated.

(e) Without limiting the generality of Section 10.4, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, including any current or former employee, officer, director or consultant of Grasshopper or any of its Subsidiaries or Affiliates, any rights, remedies, obligations, or Liabilities under or by reason of this Agreement. In no event shall the terms of this Agreement: (i) establish, amend, or modify any Grasshopper Benefit Plan, Enova Benefit Plan or any “employee benefit plan” as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Enova, Grasshopper or any of their respective Affiliates; (ii) alter or limit the ability of Surviving Corporation, Enova or any of their Subsidiaries or Affiliates to amend, modify or terminate any Grasshopper Benefit Plan, employment agreement, or any other benefit or employment plan, program, agreement or arrangement after the Closing Date, in each case in accordance with their terms; or (iii) confer upon any current or former employee, officer, director or consultant of Grasshopper or any of its Subsidiaries or Affiliates, any right to employment or continued employment or continued service with Enova or any Enova Subsidiaries, the Surviving Corporation or the Grasshopper Entities, or constitute or create an employment agreement with any employee, or interfere with or restrict in any way the rights of the Surviving Corporation, Grasshopper, Enova or any Subsidiary or Affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Grasshopper or any of its Subsidiaries or Affiliates at any time for any reason whatsoever, with or without cause.

(f) No later than the Closing Date, Grasshopper shall (i) update Sections 4.3(a), 4.16(b), and 4.16(c) of Grasshopper’s Disclosure Memorandum so that it is current as of the Determination Date and Section 10.1 of Grasshopper’s Disclosure Memorandum so that it includes the wire instructions for the receipt of the Grasshopper Warrant Pro Rata Amount and (ii) provide Enova with true, complete and correct list of each employee who has suffered an “employment loss” within the meaning of the WARN Act in the 90 days prior to the Closing Date.

7.10. D&O Indemnification.

(a) For a period of six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors or officers of the Grasshopper Entities (each, an “D&O Indemnified Party XE "D&O Indemnified Party" ”), against all Liabilities incurred in connection with any Litigation arising out of or pertaining to, the fact that such Person is or was a director or officer of the Grasshopper Entities or, at Grasshopper’s request, of another corporation, partnership, joint venture, trust or other enterprise, and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent provided under Grasshopper’s certificate of incorporation and bylaws as in effect as of the date of this Agreement (subject to applicable Law), including provisions relating to advances of expenses incurred in the defense of any Litigation; provided, that the D&O Indemnified Party to whom expenses are advanced provides a written undertaking to repay such advances if it is ultimately determined that such D&O Indemnified Party is not entitled to indemnification.

(b) The Surviving Corporation shall use its reasonable best efforts (and Grasshopper shall reasonably cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time Grasshopper’s existing directors’ and officers’ liability insurance policy (provided that the Surviving Corporation may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous to the insured or (ii) with the consent of Grasshopper given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time; provided, that the Surviving Corporation shall not be obligated to make aggregate premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Grasshopper’s directors and officers, 250% of the annual premium payments currently paid on Grasshopper’s current policy in effect as of the date of this Agreement (the “Maximum Amount XE "Maximum Amount" ”). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Enova, or Grasshopper in consultation with Enova, may obtain on or prior to the Effective Time, a six-year “tail” prepaid policy providing equivalent coverage to that described in this Section 7.10(b) at a premium not to exceed the Maximum Amount. If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, Enova or Grasshopper in consultation with Enova may purchase the most advantageous “tail” prepaid policy obtainable for a premium equal to the Maximum Amount, and in each case, Enova and the Surviving Corporation shall have no further obligations under this Section 7.10(b) other than to maintain such “tail” prepaid policy.

(c) If the Surviving Corporation or any successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or if the Surviving Corporation (or any successors or assigns) shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.10.

(d) The provisions of this Section 7.10 are intended to be for the benefit of and shall be enforceable by, each Grasshopper D&O Indemnified Party and their respective heirs and Representatives.

(e) Notwithstanding anything in this Section 7.10 to the contrary, no indemnification payments will be made to a D&O Indemnified Party with respect to an administrative proceeding or civil action initiated by any federal banking agency unless all of the following conditions are met: (i) Enova’s board of directors determines in writing that the D&O Indemnified Party acted in good faith and in the best interests of Grasshopper or Grasshopper Bank; (ii) Enova’s board of directors determines that the payment will not materially affect Enova’s safety and soundness; (iii) the payment does not fall within the definition of a prohibited indemnification payment under 12 C.F.R. Part 359; and (iv) the D&O Indemnified Party agrees in writing to reimburse Enova, to the extent not covered by permissible insurance, for payments made in the event that the administrative or civil action instituted by a banking Regulatory Authority results in a final Order or settlement in which the D&O Indemnified Party is assessed a civil money penalty, is prohibited from banking, or is required to cease an action or perform an affirmative action.

7.11. Operating Functions.

Grasshopper and Grasshopper Bank shall reasonably cooperate with Enova in connection with planning for the efficient and orderly combination of the Parties and the operation of the Surviving Corporation and Surviving Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as Enova may decide. Each Party shall cooperate with the other Party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with service providers of the other Party). Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.12. Litigation.

Each of Grasshopper and Enova shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Regulatory Authority or arbitrator pending or, to the Knowledge of Grasshopper or Enova, as applicable, threatened against Grasshopper, Enova or any of their respective Subsidiaries or Representatives that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Grasshopper, Enova or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby. Grasshopper shall give Enova prompt notice of any stockholder litigation against Grasshopper or its directors or officers relating to the transactions contemplated by this Agreement and shall give Enova every opportunity to participate in the defense or settlement of such litigation, provided that no such settlement shall be agreed to by any Grasshopper Entity without Enova’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

7.13. Legal Conditions to Merger; Additional Agreements.

Subject to Sections 7.1 and 7.5 of this Agreement, each of Grasshopper and Enova shall, and shall cause each of their respective Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such Party or its Subsidiaries with respect to the Core Transactions and, subject to the conditions set forth in ARTICLE 8 hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other Party to obtain) any Permit or Consent by any Regulatory Authority and any other third party that is required to be obtained by Grasshopper or Enova or any of their respective Subsidiaries in connection with, or to effect, the Core Transactions and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, any merger between a Enova Subsidiary, on the one hand, and Grasshopper Bank, on the other hand) or to vest the Surviving Corporation and the Surviving Bank with full title to all Assets, rights, Consents, Permits, immunities and franchises of any of the Parties to the Mergers, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Enova.

7.14. Closing Financial Statements.

(a) Grasshopper shall provide to Enova, on the date that is two (2) Business Days prior to the anticipated Effective Time, Grasshopper’s consolidated balance sheet and related statement of income (including Grasshopper’s Tier 1 Leverage Ratio described in Section 8.2(f) and its calculation) as of and through the close of business on the last day of the most recently concluded calendar month prior to the anticipated Effective Time (the “Closing Financial Statements XE "Closing Financial Statements" ”).

(b) The Closing Financial Statements shall (i) have been prepared (A) in good faith based on all available information at such time and in accordance with GAAP and regulatory accounting principles, and (B) in the same manner as the Reference Financial Statements, and (ii) reflect all period-end accruals, other adjustments, and provisions to be consistent with the Reference Financial Statements. The Closing Financial Statements shall also (1) reflect as of their date accruals for all fees, costs and expenses incurred or expected to be incurred (whether or not doing so is in accordance with GAAP) in connection (directly or indirectly) with the transactions contemplated by this Agreement, including any transaction, sale, change-of-control, retention costs or bonuses or other payments owed by Grasshopper or any Grasshopper Entity and (2) be accompanied by (x) a certificate of Grasshopper’s chief financial officer, dated as of the date of the Closing Financial Statements, to the effect that such financial statements meet the requirements of Section 7.14(a), were prepared in good faith based on all available information at such time and in accordance with GAAP and regulatory accounting principles and in the same manner as the Reference Financial Statements and reflect all period-end accruals, other adjustments and provisions, and reflect accurately the consolidated balance sheet and related statement of income of Grasshopper in all material respects and (y) all supporting information from the Closing Financial Statements, including all books and records.

(c) Subject to Section 10.14, beginning no later than two weeks prior to the anticipated Effective Time and until calculation of Grasshopper’s Tier 1 Leverage Ratio is agreed in accordance with this Section 7.14, Grasshopper shall, and shall cause Grasshopper Bank, and each of their respective Representatives to (i) reasonably cooperate in good faith with and reasonably assist Enova and its Representatives in preparing for and completing their review of the Closing Financial Statements, including Loan valuation, and their investigation and evaluation of any material developments in Grasshopper or Grasshopper Bank from the date hereof (including the status of the Grasshopper Contracts and BaaS Contracts, any Default under any Law or Order applicable to any Grasshopper Entity, any notification or communication from any Regulatory Authority asserting that any Grasshopper Entity is not in compliance with any Laws, Orders, or Permits or engaging in an unsafe or unsound activity or is in troubled condition, or any Litigation instituted or pending, or, to the Knowledge of Grasshopper, threatened against any Grasshopper Entity and significant Loan issuances), and (ii) provide Enova and its Representatives with any books, records or other information reasonably requested by Enova or its Representatives and in Grasshopper’s possession in connection with such review, investigation and evaluation.

(d) Following the delivery of the Closing Financial Statements: (i) Grasshopper will consider in good faith Enova’s reasonable comments to the Closing Financial Statements, and (ii) Enova and Grasshopper shall work together in good faith to agree on the Closing Financial Statements, including the calculation of Grasshopper’s Tier 1 Leverage Ratio contained therein. The Closing Financial Statements and the calculation of Grasshopper’s Tier 1 Leverage Ratio contained therein agreed between the Parties shall become final and binding.

(e) If, no later than the day before the anticipated Effective Time, Enova and Grasshopper are unable to agree upon the Closing Financial Statements or Grasshopper’s Tier 1 Leverage Ratio contained therein, Enova and Grasshopper shall promptly submit any items over which a disagreement remains (each dispute, an “Objection XE "Objection" ”) to an independent, nationally recognized accounting firm mutually agreed to by Enova and Grasshopper (the “Independent Accountants XE "Independent Accountants" ”), which will act as an expert and not as an arbitrator to resolve the remaining disputed items. The Independent Accountants shall be instructed to resolve the matters that remain in dispute with respect to the Objection based solely on written submissions of Grasshopper, on the one hand, and Enova, on the other hand, and not by independent investigation. Enova and Grasshopper will use commercially reasonable efforts to cause the Independent Accountants to resolve any dispute and issue final Closing Financial Statements confirming the correct Grasshopper’s Tier 1 Leverage Ratio (as determined in accordance with the standards and definitions in this Agreement), within ten days following such engagement. Enova and Grasshopper will reasonably cooperate with, and furnish such information including work papers and documentation used by Grasshopper and Enova in preparing the Closing Financial Statements and any Objection, as may be requested to, the Independent Accountants. The final Closing Financial Statements issued by the Independent Accountants, as well as the amount of Grasshopper’s Tier 1 Leverage Ratio contained therein, will be final and binding on Enova and Grasshopper; provided, however, that if Grasshopper’s Tier 1 Leverage Ratio provided in the Closing Financial Statements delivered by Grasshopper pursuant to Section 7.14(a) is no less than 8%, but Grasshopper’s Tier 1 Leverage Ratio contained in the final Closing Financial Statements issued by the Independent Accountants is less than 8%, then Grasshopper shall have up to 45 days after the Independent Accountants issue such final Closing Financial Statements (provided that such period shall not extend beyond the date that is 15 days prior to the Termination Date) in which to take such actions as may be mutually agreed by the parties such that Grasshopper’s Tier 1 Leverage Ratio shall be no less than 8%. If, following such 45-day (or shorter) period, Enova and Grasshopper are unable to agree upon Grasshopper’s Tier 1 Leverage Ratio being no less than 8%, Enova and Grasshopper shall re-submit any items over which a disagreement remains to the Independent Accountants as described in the foregoing and the determination of the Independent Accountants in such process shall be final and binding on Enova and Grasshopper.

(f) Each of Enova and Grasshopper will bear all costs and fees incurred by it in connection with the foregoing arbitration; provided that the fees and expenses of the Independent Accountants shall be borne by Grasshopper and Enova in the same proportion that the aggregate amount of disputed items submitted to the Independent Accountants that are unsuccessfully disputed by Grasshopper and Enova, respectively (as determined by the Independent Accountants), bears to the total amount of items submitted to the Independent Accountants.

(g) Following the determination of the final Grasshopper Tier 1 Leverage Ratio as agreed between Enova and Grasshopper pursuant to Section 7.14(d) or as determined by the Independent Accountants pursuant to Section 7.14(e) (the “Final Grasshopper Tier 1 Leverage Ratio XE "Final Grasshopper Tier 1 Leverage Ratio" ”), Grasshopper may, upon prior written notice to Enova and subject to Grasshopper obtaining all required regulatory Permits or Consents from the applicable Regulatory Authorities, prior to the anticipated Effective Time, declare and pay a special cash dividend to its stockholders of record in an amount not to exceed (1) the excess cash held by Grasshopper which if not held would cause the Final Grasshopper Tier 1 Leverage Ratio to equal 8% minus (2) (i) an amount equal to $8.19 per share of Grasshopper Common Stock issued upon the exercise of any Grasshopper Warrant on or after the date hereof and prior to the Effective Time, (ii) the aggregate exercise prices payable for all shares of Grasshopper Common Stock issued upon the exercise of any Grasshopper Stock Option on or after the date hereof and prior to the Effective Time and (iii) an amount equal to the amount that would be payable for this dividend to each share of Grasshopper Common Stock underlying each Grasshopper Stock Option (vested or unvested) had all such shares been issued and outstanding prior to the payment of such dividend, together with the employer portion of payroll tax attributable to paying this aggregate amount to the holders of such Grasshopper Stock Options. The special dividend payable pursuant to this Section 7.14(g) shall be allocated pro rata to such Grasshopper stockholders of record and Grasshopper shall adopt a bonus plan at the same time as declaring such special dividend providing for the payment to each Grasshopper Stock Option (whether vested or unvested) that is outstanding and unexercised immediately prior to the payment of such special dividend of an amount equal to the amount that would be payable for such special dividend to each share of Grasshopper Common Stock underlying each Grasshopper Stock Option (vested or unvested) had all such shares been issued and outstanding prior to the payment of such dividend.

7.15. Dividends.

From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each of Enova and Grasshopper shall coordinate with the other regarding the declaration of any dividends in respect of Enova Common Stock (to the extent permitted by this Agreement) and Grasshopper Common Stock and the record dates and payment dates relating thereto, it being the intention of the Parties that Holders shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Grasshopper Common Stock and any shares of Enova Common Stock any such Holder receives in exchange therefor in the Merger.

7.16. Change of Method.

Enova may at any time prior to the Effective Time change the method or structure of effecting the combination of the Grasshopper and Enova (including by providing for the merger of Grasshopper with a wholly owned Subsidiary of Enova) if and to the extent requested by Enova, and Grasshopper agrees to enter into such amendments to this Agreement as Enova may reasonably request in order to give effect to such restructuring; provided, that no such change or amendment shall (a) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (b) adversely affect the Tax treatment of the Mergers with respect to Grasshopper’s stockholders, or (c) materially delay or impede the consummation of the transactions contemplated by this Agreement.

7.17. Restructuring Efforts.

If Grasshopper shall have failed to obtain the Grasshopper Stockholder Approval at the duly convened Grasshopper Meeting, or any adjournment or postponement thereof, each of the Parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither Party shall have any obligation to alter or change any material terms, including the amount or kind of the Merger Consideration, in a manner adverse to such Party or its stockholders or adversely affect the Tax treatment of the Mergers with respect to Grasshopper’s stockholders) and resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 7.17) to Grasshopper’s stockholders for approval.

7.18. Takeover Statutes.

None of Enova or Grasshopper or their respective board of directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Enova and Grasshopper and the members of their respective board of directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

7.19. Cancelation of Grasshopper Warrants.

Prior to the Effective Time, Grasshopper shall use reasonable best efforts to cause any outstanding and unexercised Grasshopper Warrant, whether vested or unvested, as of immediately prior to the Effective Time be canceled at the Effective Time in a manner satisfactory to Enova in its reasonable discretion without any consideration other than, subject to the execution of a Warrant Cancelation Agreement, the right to receive a cash payment payable to such holder of such Grasshopper Warrants as described in Section 2.4(b) and no longer represent any Grasshopper Equity Rights or any other securities of, or other rights with respect to, the Grasshopper, Enova, the Surviving Corporation or any other Person, including obtaining an executed Warrant Cancelation Agreement from each holder of a Grasshopper Warrant.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

8.1. Conditions to Obligations of Each Party.

The respective obligations of each Party to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by both Parties pursuant to Section 10.6:

(a) Grasshopper Stockholder Approval. The Grasshopper Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) All required regulatory Permits or Consents from the OCC, Federal Reserve and any other Regulatory Authority, and (ii) any other regulatory Permits or Consents contemplated by Section 7.4(a) the failure of which to obtain has had or would reasonably be expected to have a Material Adverse Effect on Enova and Grasshopper (considered as a consolidated entity), in each case required to consummate the transactions contemplated by this Agreement, including the Core Transactions (provided that the obtaining of any Consent over the declaration and payment of the special dividend set forth in Section 7.14(g) shall not be a condition hereunder), shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals XE "Requisite Regulatory Approvals" ”).

(c) Legal Proceedings. No court or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal the consummation of the transactions contemplated by this Agreement (including the Core Transactions).

(d) Registration Statement. The Registration Statement shall be effective under the Securities Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

(e) Exchange Listing. The shares of Enova Common Stock issuable pursuant to the Merger shall have been approved for listing on NYSE, subject to official notice of issuance, if required.

(f) Tax Matters. Each Party shall have received a written opinion of Covington & Burling LLP, in form reasonably satisfactory to such Parties (the “Tax Opinion XE "Tax Opinion" ”), to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Grasshopper and Enova reasonably satisfactory in form and substance to such counsel.

8.2. Conditions to Obligations of Enova.

The obligations of Enova to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Enova pursuant to Section 10.6:

(a) Representations and Warranties. For purposes of this Section 8.2(a), the accuracy of the representations and warranties of Grasshopper set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties set forth in Sections 4.3(a) and 4.3(c) (Capitalization of Grasshopper), 4.4(a) (Capitalization of Grasshopper Bank), 4.9(a) (Absence of Certain Changes or Events), and 4.32 (Brokers and Finders) shall be true and correct (except, with respect to the representations and warranties set forth in Sections 4.3(a) and 4.3(c) (Capitalization of Grasshopper) and 4.4(a) (Capitalization of Grasshopper Bank), for inaccuracies which are de minimis in amount). The representations and warranties set forth in Sections 4.1 (Organization, Standing, and Power), 4.2 (Authority of Grasshopper; No Breach by Agreement), 4.3(b) and 4.3(d) (Capitalization of Grasshopper), 4.4(b), 4.4(c), and 4.4(d) (Capitalization of Grasshopper Bank), qualified by references to “Material Adverse Effect” shall be true and correct in all respects, and all other representations and warranties described in this sentence shall be true and correct in all material respects; provided that those representations and warranties which are qualified by references to “material” shall be deemed not to include such qualifications. The representations and warranties set forth in each other Section in ARTICLE 4 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Grasshopper shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Certificates. Grasshopper shall have delivered to Enova (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Grasshopper and in Sections 8.2(a), 8.2(b) and 8.2(h) have been satisfied, (ii) certified copies of resolutions duly adopted by Grasshopper’s board of directors and stockholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Enova and its counsel shall request, and (iii) a certificate (in such form as may be reasonably requested by counsel to Enova) that satisfies the requirements of Treasury Regulation section 1.897-2(h) (as described in Treasury Regulation section 1.1445-2(c)(3)(i) (together with an IRS notice prepared in accordance with Treasury Regulation section 1.897-2(h)(2), and written authorization from Grasshopper for Enova to submit such certificate and notice to the IRS on behalf of Grasshopper)).

(d) Termination of Contracts and Release. Grasshopper shall have delivered to Enova evidence satisfactory to Enova in its discretion that (i) each Contract listed in Section 8.2(d) of Grasshopper’s Disclosure Memorandum has been terminated in its entirety and (ii) each party to a Shareholder Rights Agreement has agreed to the termination thereof, in form and substance reasonably satisfactory to Enova, including an express release of Grasshopper, Enova and each of their Subsidiaries and Affiliates in respect of prior equity ownership and any rights such Persons had under such Shareholder Rights Agreement.

(e) Dissenting Shares. Holders of not more than two percent of the outstanding shares of Grasshopper Common Stock shall have demanded, properly and in writing, appraisal for such shares of Grasshopper Common Stock held by each such Holder under the DGCL.

(f) Regulatory Capital. In each case as reflected in the Closing Financial Statements (as may be revised prior to the Effective Time in accordance with Section 7.14), (i) Grasshopper Bank shall be “well capitalized” as defined under applicable Law, (ii) Grasshopper’s Tier 1 Leverage Ratio shall be no less than 8% and (iii) Grasshopper Bank shall not have received any notification from the OCC or FDIC to the effect that the capital of Grasshopper Bank is insufficient to permit Grasshopper Bank to engage in all aspects of its business and its currently proposed businesses without material restrictions, including the imposition of a Burdensome Condition.

(g) Burdensome Condition. No Requisite Regulatory Approval contains, shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

(h) No Grasshopper Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Grasshopper, nor shall any event or events have occurred that, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect on Grasshopper.

(i) Grasshopper Warrant Cancelation. Grasshopper shall have delivered to Enova a Warrant Cancelation Agreement from each of (x) the holders of Grasshopper Warrants representing at least 65% of the aggregate number of shares of Grasshopper Common Stock underlying all Grasshopper Warrants (including any Grasshopper Warrants held by directors of Grasshopper) and (y) the holders of all Grasshopper Warrants described on Section 4.3(e)(i) of Grasshopper’s Disclosure Memorandum.

(j) Third Party Consents. Each of the Consents set forth in Section 8.2(j) of Grasshopper’s Disclosure Memorandum shall have been obtained and must be in full force and effect at the Effective Time, provided, however that if the Consents set forth in items 3, 7 and 8 of Section 8.2(j) of Grasshopper’s Disclosure Memorandum are not obtained, then Grasshopper shall, prior to the Effective Time, take such other actions described in Section 8.2(j) of Grasshopper’s Disclosure Memorandum.

8.3. Conditions to Obligations of Grasshopper.

The obligations of Grasshopper to consummate the Mergers and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by Grasshopper pursuant to Section 10.6:

(a) Representations and Warranties. For purposes of this Section 8.3(a), the accuracy of the representations and warranties of Enova set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date). The representations and warranties of Enova set forth in Sections 5.3(a) and 5.3(c) (Capitalization of Enova), 5.8 (Absence of Certain Changes or Events), and 5.17 (Brokers and Finders) shall be true and correct (except, with respect to the representations and warranties of Enova set forth in Sections 5.3(a) and 5.3(c) (Capitalization of Enova), for inaccuracies which are de minimis in amount). The representations and warranties of Enova set forth in Sections 5.1 (Organization, Standing, and Power), 5.2 (Authority of Enova; No Breach by Agreement), and 5.3(b) (Capitalization of Enova) qualified by references to “Material Adverse Effect” shall be true and correct in all respects, and all other representations and warranties described in this sentence shall be true and correct in all material respects; provided that those representations and warranties which are qualified by references to “material” shall be deemed not to include such qualifications. The representations and warranties set forth in each other Section in ARTICLE 5 shall, in the aggregate, be true and correct in all respects except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications.

(b) Performance of Agreements and Covenants. Enova shall have performed in all material respects all obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Certificates. Enova shall have delivered to Grasshopper (i) a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions set forth in Section 8.1 as such conditions relate to Enova and in Sections 8.3(a), 8.3(b) and 8.3(d) have been satisfied, and (ii) certified copies of resolutions duly adopted by Enova’s board of directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Grasshopper and its counsel shall request.

(d) No Enova Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on Enova, nor shall any event or events have occurred that, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect on Enova.

ARTICLE 9
TERMINATION

9.1. Termination.

Notwithstanding any other provision of this Agreement, and notwithstanding the Grasshopper Stockholder Approval, this Agreement may be terminated and the Mergers abandoned at any time prior to the Effective Time:

(a) by mutual written agreement of Enova and Grasshopper;

(b) by either Party, by written notice to the other Party, in the event (i) (A) any Regulatory Authority has denied a Requisite Regulatory Approval and such denial has become final, or has advised either Party in writing or both Parties orally that it will not grant (or intends to rescind or revoke if previously approved) a Requisite Regulatory Approval, or (B) any Regulatory Authority shall have requested that Enova, Grasshopper, or any of their respective Affiliates withdraw (other than for technical reasons), and not be permitted to resubmit within 60 days, any application with respect to a Requisite Regulatory Approval; provided, that the right to terminate this Agreement under this Section 9.1(b) (i) shall not be available to any Party whose failure to comply with any provision of this Agreement in any material respect has been the principal cause of, or resulted in, such denial, lack of grant or request, (ii) subject to the terminating Party’s compliance with Section 7.17, the stockholders of Grasshopper fail to vote their approval of the matters relating to this Agreement and the transactions contemplated hereby at the Grasshopper Meeting where such matters were presented to such stockholders for approval and voted upon

(taking into account any adjournment or postponement thereof as required by this Agreement), or (iii) any Law or Order permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable, provided that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall, subject to Section 7.4, have used its reasonable best efforts to contest, appeal and remove such Law or Order prior to such Law or Order becoming final and non-appealable;

(c) by either Party, by written notice to the other Party, in the event that the Merger shall not have been consummated by December 4, 2026 (the “Termination Date XE "Termination Date" ”); provided, that Enova and Grasshopper may mutually agree to extend the Termination Date until the date that is 90 days following the initial Termination Date so long as Enova pays to Grasshopper an amount equal to $5,000,000 in same-day funds to the account specified by Grasshopper by no later than two Business Days prior to the initial Termination Date for that purpose, in which case the “Termination Date” shall be deemed to be the date that is 90 days following the initial Termination Date; provided, further, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to (i) any Party seeking to terminate if such Party is in material breach of, or has materially breached, this Agreement prior to the Closing where such breach primarily caused the failure of the Closing to occur by the Termination Date or (ii) any Party during the determination of the Final Grasshopper Tier 1 Leverage Ratio pursuant to Section 7.14 (including any period during which Grasshopper is taking action to increase Grasshopper’s Tier 1 Leverage Ratio in accordance with the terms of Section 7.14);

(d) by either Party, by written notice to the other Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true and correct) set forth in this Agreement on the part of Grasshopper, in the case of a termination by Enova, or Enova, in the case of a termination by Grasshopper, which breach or failure to be true and correct, individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true and correct), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 8.2, in the case of a termination by Enova, or Section 8.3, in the case of a termination by Grasshopper, and which is not cured within 45 days following written notice to Grasshopper, in the case of a termination by Enova, or Enova, in the case of a termination by Grasshopper, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the date specified in Section 9.1(c)); or

(e) by Enova, if any Regulatory Authority has granted a Requisite Regulatory Approval but such Requisite Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.

9.2. Effect of Termination; Termination Fee.

(a) Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 9.1, this Agreement shall become void and have no further force or effect and there shall be no Liability on the part of any Party for matters addressed herein or other claim relating to this Agreement and the transactions completed hereby, except that (i) the provisions of this Section 9.2, Section 7.5(c), and ARTICLE 10, shall survive any such termination and abandonment and (ii) subject to Section 9.2(b), no such termination shall relieve the breaching Party from any Liability resulting from any actual and intentional fraud or willful breach by that Party of this Agreement occurring prior to such termination or abandonment.

(b) Termination Fee. In the event that Enova terminates this Agreement pursuant to Sections 9.1(b)(i), 9.1(b)(iii) or 9.1(e) prior to the 12-month anniversary of the date hereof, then Enova shall pay to Grasshopper an amount equal to $5,000,000 (the “Reverse Termination Fee XE "Reverse Termination Fee" ”) in same-day funds to the account specified by Grasshopper within two Business Days from the date of termination of this Agreement for that purpose. The payment of the Reverse Termination Fee by Enova pursuant to this Section 9.2(b) shall constitute liquidated damages and not a penalty, and, except in the case of actual and intentional fraud, the receipt of such fee by Grasshopper shall be the sole and exclusive remedy for damages against Enova for any loss suffered by Grasshopper as a result of any breach of any representation, warranty, covenant or agreement set forth herein, the failure of the transactions contemplated hereby to be consummated or any other theory of liability related to any of the foregoing or otherwise, whether at law or in equity, in contract, in tort or otherwise, and upon receipt by the Grasshopper of the Reverse Termination Fee, none of Enova or its Affiliates and representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby. The Parties acknowledge that the agreements contained in Section 9.2(b) are an integral part of the transactions contemplated by this Agreement, and that without these agreements, they would not enter into this Agreement. If Enova fails promptly to pay the amount due pursuant to this Section 9.2(b), and, in order to obtain such payment, Grasshopper commences a suit which results in a final and non-appealable judgment against Enova for the Reverse Termination Fee or any portion thereof, Enova shall pay the costs and expenses of Grasshopper (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Enova fails to pay the amounts payable pursuant to this Section 9.2(b), then Enova shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” as published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

9.3. Non-Survival of Representations and Covenants.

The respective representations, warranties, obligations, covenants, and agreements of the Parties in this Agreement shall not survive the Effective Time except this Section 9.3, Sections 7.6, 7.7, 7.9, and 7.10, and ARTICLE 1, ARTICLE 2, ARTICLE 3, and ARTICLE 10, which shall survive in accordance with their respective terms. Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict any party’s right or ability to make any claim against, or recover any amounts from, any Party that has committed actual and intentional fraud in the making of the representations and warranties set forth herein.

ARTICLE 10
MISCELLANEOUS

10.1. Definitions.

(a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” means any offer, inquiry, proposal or indication of interest (whether communicated to Grasshopper or publicly announced to Grasshopper’s stockholders and whether binding or non-binding and whether written or oral) by any Person (other than a Enova Entity) for any transaction or series of related transactions, other than the transactions contemplated by this Agreement, involving: (i) any acquisition or purchase, direct or indirect, by any Person (other than an Enova Entity) of any equity interest in or any voting securities of any Grasshopper Entity; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of all or a substantial portion of the Assets or business of any Grasshopper Entity.

“Affiliate” of a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person, including, in the case of any Person that is not a natural person, and “control” means (i) the ownership, control, or power to vote 25% or more of any class of voting securities of the other Person, (ii) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (iii) the possession, directly or indirectly, of the power to exercise a controlling influence over the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Anti-Corruption Laws” means all Laws relating to corruption, bribery, fraud, or improper payments, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and Laws enacted by member states and signatories implementing the OECD Convention Combating Bribery of Foreign Officials.

“Assets” of a Person means all of the assets, properties, deposits, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, whether or not carried on the Books and Records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Average Closing Price” means the average of the daily closing prices for the shares of Enova Common Stock for the ten consecutive full trading days on which such shares are actually traded on NYSE (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) ending at the close of trading on the Determination Date.

“BHC Act” means the federal Bank Holding Company Act of 1956.

“Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to any specified Person or relating to the business.

“Business Day” means any day other than a Saturday, a Sunday or a day on which all banking institutions in Chicago, Illinois or New York, New York are authorized or obligated by Law or executive order to close.

“Call Reports” mean Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council of Grasshopper or Grasshopper Bank.

“Cash Consideration” means $9.69; provided, that if the total number of shares of Grasshopper Common Stock (excluding treasury shares) issued and outstanding immediately prior to the Effective Time exceeds the Maximum Shares, then the Cash Consideration shall mean the amount that is equal to the quotient obtained by dividing (a)

$9.69 multiplied by the Maximum Shares by (b) the total number of shares of Grasshopper Common Stock issued and outstanding immediately prior to the Effective Time.

“Cash Warrant Amount” means $2,500,000.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, non-objection, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

“Contract” means any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, license, mortgage, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

“Criticized Loan” means a Loan that was classified by a Grasshopper Entity as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” or words of similar import.

“Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Determination Date” shall mean the fifth Business Day prior to the Closing Date, provided that if shares of Enova Common Stock are not actually traded on NYSE on such day, the Determination Date shall be the immediately preceding day to the fifth Business Day prior to the Closing Date on which shares of Enova Common Stock actually trade on NYSE.

“Disclosure Memorandum” of a Party means a letter delivered by such Party to the other Party prior to execution of this Agreement, setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in ARTICLE 4 and ARTICLE 5 or to one or more of its covenants contained in this Agreement; provided, that (i) no such item is required to be set forth in a Disclosure Memorandum as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue, incomplete or incorrect, (ii) the mere inclusion of an item in a Disclosure Memorandum as an exception to a representation or warranty shall not be deemed an admission by a Party that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect on the Party making the representation or warranty, and (iii) any disclosures made with respect to a Section of ARTICLE 4 or ARTICLE 5 shall be deemed to qualify (A) any other Section of ARTICLE 4 or ARTICLE 5 specifically referenced or cross-referenced, and (B) other Sections of ARTICLE 4 or ARTICLE 5 to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections.

“Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, restricted stock, stock appreciation rights, employee stock ownership, share purchase, severance pay, vacation, bonus, incentive, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, agreement, or arrangement providing compensation or other benefits, whether or not such Employee Benefit Plan is or is intended to be (a) covered or qualified under the Internal Revenue Code, ERISA or any other applicable Law, (b) written or oral, (c) funded or unfunded, (d) actual or contingent, or (e) arrived at through collective bargaining or otherwise.

“Enova Benefit Plan” means each Employee Benefit Plan adopted, maintained, sponsored in whole or in part by, or contributed to by an Enova Entity for the benefit of employees or retirees, or their dependents or spouses.

“Enova Common Stock” means the $0.00001 par value common stock of Enova.

“Enova Entities” means, collectively, Enova and all Enova Subsidiaries.

“Enova Financial Statements” means (i) the consolidated balance sheet (including related notes and schedules, if any) of Enova as of September 30, 2025, and as of December 31, 2024 and 2023, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows (including related notes and schedules, if any) for the three and nine months ended September 30, 2025, and for each of the three fiscal years ended December 31, 2024, 2023 and 2022, as filed by Enova in SEC Documents and (ii) the balance sheet of Enova (including related notes and schedules, if any) and related statements of income, comprehensive income, stockholders’ equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 2025.

“Enova Restricted Stock Award” means each award of shares of Enova Common Stock or other Equity Right to shares of Enova Common Stock subject to vesting, repurchase or other lapse restriction granted under a Enova stock plan, including performance restricted stock units.

“Enova Stock Options” means each option or other Equity Right to purchase shares of Enova Common Stock pursuant to stock options or stock appreciation rights.

“Enova Subsidiaries” means the Subsidiaries of Enova, which shall include any corporation, bank, savings association, limited liability company, limited partnership,

limited liability partnership or other organization acquired as a Subsidiary of Enova after the date hereof and held as a Subsidiary by Enova at the Effective Time.

“Environmental Laws” means all Laws, Orders, Permits, opinions or agency requirements relating to pollution or protection of human health or safety or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

“Equity Rights” means all arrangements, calls, commitments, Contracts, options, restricted shares, restricted stock units, performance units, rights (including preemptive rights or redemption rights), stock appreciation rights, contingent value rights, “phantom” stock or similar securities or rights, scrip, units, understandings, warrants, or other binding obligations (including under any stockholder rights plan or other arrangement commonly referred to as a “poison pill”) of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exhibit” means the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

“Extension of Credit” means any loan, revolving credit facility, letter of credit or other extension of credit or commitment to extend credit payable to any Grasshopper Entity.

“FDIC” means Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System or a Federal Reserve Bank acting under the appropriately delegated authority thereof, as applicable.

“GAAP” means U.S. generally accepted accounting principles, consistently applied during the periods involved.

“Grasshopper Common Stock” means the $0.01 par value common stock of Grasshopper.

“Grasshopper Entities” means, collectively, Grasshopper and Grasshopper Bank.

“Grasshopper ERISA Affiliate” means any entity which together with a Grasshopper Entity would be treated as a single employer under Internal Revenue Code Section 414.

“Grasshopper Financial Statements” means (i) the consolidated balance sheet (including related notes and schedules, if any) of Grasshopper as of December 31, 2024, 2023 and 2022, and the related statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 2024, 2023 and 2022, (ii) the consolidated balance sheet of Grasshopper as of September 30, 2025, and the related statement of income for the three and nine months ended September 30, 2025 and (iii) the consolidated balance sheet of Grasshopper and related statement of income and, if applicable, changes in shareholders’ equity and cash flows, in each case, with respect to periods ended subsequent to September 30, 2025.

“Grasshopper Stock Plan” means the Grasshopper 2019 Equity Incentive Plan, as amended from time to time.

“Grasshopper Tier 1 Leverage Ratio” means the ratio of Grasshopper’s regulatory tier 1 capital to Grasshopper’s average total consolidated assets, in each case, as calculated in the manner set forth in the Reference Financial Statements.

“Grasshopper Warrant Pro Rata Amount” means, with respect to each Grasshopper Warrant, the portion of the Cash Warrant Amount obtained by multiplying the Cash Warrant Amount by the fraction obtained by dividing (i) the aggregate number of shares of Grasshopper Common Stock underlying such Grasshopper Warrant immediately prior to the Effective Time by (ii) the aggregate number of shares of Grasshopper Common Stock underlying all Grasshopper Warrants outstanding immediately prior to the Effective Time as provided in Section 10.1 of Grasshopper’s Disclosure Memorandum.

“Hazardous Material” means (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, lead-containing paint or plumbing, radioactive materials or radon, asbestos-containing materials and any polychlorinated biphenyls, and (iii) any other substance which has been, is, or may be the subject of regulatory action by any Regulatory Authority in connection with any Environmental Law.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, business names, trade dress, any other names, marks or indicators of origin together with all applications and registrations and the goodwill associated with any of the foregoing (collectively “Trademarks XE "Trademarks" ”) (ii) copyrighted works and copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) data, databases and all other intellectual property and related proprietary rights, interests and protections.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Key Employee” means an employee of any Grasshopper Entity having the position of Senior Vice President, the position of Director or any position above.

“Knowledge” or “knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge of, in the case of Grasshopper, those individuals set forth in Section 10.2 of Grasshopper’s Disclosure Memorandum and, in the case of Enova, those individuals set forth in Section 10.2 of Enova’s Disclosure Memorandum, and in each case, the knowledge of any such Persons obtained or which would have been obtained from a reasonable investigation.

“Law” means any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” means any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, option, right of first refusal, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

“Litigation” means any action, arbitration, cause of action, lawsuit, claim, complaint, criminal prosecution, governmental or other examination or investigation, audit (other than regular audits of financial statements by outside auditors), compliance review, inspection, hearing, administrative or other proceeding relating to or affecting a Party, its business, its records, its policies, its practices, its compliance with Law, its actions, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions or financial services companies and their Affiliates by Regulatory Authorities.

“Loan Documents” means, with respect to any Loan, all documentation in connection with the origination, processing, underwriting and credit approval of such Loan, including the promissory note and collateral security instruments related thereto.

“Loans” means any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, guarantees and interest bearing assets) to which Grasshopper or Grasshopper Bank are party as a creditor.

“Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided, that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

“Material Adverse Effect” means with respect to any Party and its Subsidiaries, any fact, circumstance, event, change, effect, development or occurrence that, individually or in the aggregate together with all other facts, circumstances, events, changes, effects, developments or occurrences, directly or indirectly, (i) has had or would reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, Assets, liabilities (whether contingent or otherwise), prospects, privileges (whether contractual or otherwise), or business of such Party and its Subsidiaries taken as a whole; provided, that a “Material Adverse Effect” shall not be deemed to include effects to the extent resulting from (A) changes after the date of this Agreement in GAAP or regulatory accounting requirements, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in global, national or regional political conditions or general economic or market conditions in the United States (and with respect to each of Grasshopper and Enova, in the respective markets in which they operate), including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets affecting other companies in the financial services industry, (D) after the date of this Agreement, general changes in the credit markets or general downgrades in the credit markets, (E) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded hereunder, or changes in the trading price of a Party’s common stock, in and of itself, but not including any underlying causes unless separately excluded hereunder, (F) the public disclosure of this Agreement and the impact thereof on relationships with customers or employees (it being understood that this Clause (F) shall not apply to a breach of any covenant, representation or warranty intended to address the announcement, pendency or consummation of the transactions contemplated hereby), (G) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or (H) the taking of any action by any Enova Entity, or the taking by any Grasshopper Entity that is expressly approved in writing by Enova or that is expressly required by this Agreement; or (I) the failure to take any action prohibited by Section 6.2 hereof with respect to which Enova has refused, upon Grasshopper’s written request, to grant its consent; except, with respect to clauses (A), (B), (C), (D), and (H), to the extent that the effects of such change disproportionately affect such Party and its Subsidiaries, taken as a whole, as compared to other companies of similar size in the industry in which such Party and its Subsidiaries operate, or (ii) prevents or materially impairs the ability of such Party to timely consummate the transactions contemplated hereby.

“Mortgage Loans” means Extensions of Credit secured by real property or interest in real property that are or were owned, originated (or in the process of origination), made, entered into, serviced or subserviced by Grasshopper or its Subsidiaries.

“NYSE” means the New York Stock Exchange.

“OCC” means Office of the Comptroller of the Currency.

“Operating Property” means any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Order” means any administrative decision or award, decree, injunction, judgment, order, consent decree, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Ordinary Course” means the conduct of the business of the Party and its Subsidiaries, in substantially the same manner as such business was operated on the date of this Agreement, including operations in conformance and consistent with such Party’s practices and procedures prior to and as of such date.

“Participation Facility” means any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context,

said term means the owner or operator of such facility or property, but only with respect to such facility or property.

“Party” means either of Grasshopper or Enova, and “Parties” means Grasshopper and Enova.

“Permit” means any federal, state, local, or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” means a natural person or any legal or commercial entity, or Regulatory Authority, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a Representative capacity.

“Personal Data” means all data or information that is linked to any reasonably identifiable Person and any other data or information that constitutes “personal data” or “personal information” under any applicable Privacy Laws, which information includes any financial, credit, transactional, medical or other information, names, addresses, social security or insurance numbers, telephone numbers, facsimile numbers, email addresses or other contact information, or any device identifier.

“Previously Disclosed” by a Party means information set forth in its Disclosure Memorandum or, with respect to Enova, information set forth in its SEC Documents that were filed after January 1, 2022, but prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors” or disclosures of risk factors set forth in any “forward-looking statements” disclaimer or other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature).

“Proxy Statement/Prospectus” means the proxy statement and prospectus in definitive form relating to the meeting of Grasshopper’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto).

“Public Official” means (i) any employee, official, or Representative of any Regulatory Authority, (ii) any commercial enterprise that is owned or controlled by a Regulatory Authority, (iii) any public international organization, such as the International Monetary Fund, the United Nations or the World Bank, (iv) any Person acting in an official capacity for any Regulatory Authority, enterprise, or organization identified above, and (v) any political party, party official or candidate for political office.

“Reference Financial Statements” means the consolidated balance sheet and related statement of income of Grasshopper attached hereto as Exhibit F, which are as of and through the close of business on September 30, 2025, prepared in accordance with GAAP and regulatory accounting principles.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Enova under the Securities Act with respect to the shares of Enova Common Stock to be issued to the Holders pursuant to this Agreement.

“Regulatory Authority” means, collectively, the SEC, NYSE, state securities authorities, the Financial Industry Regulatory Authority, the Securities Investor Protector Corporation, applicable securities, commodities and futures exchanges, and other industry self-regulatory organizations, the Federal Reserve, the FDIC, the OCC, the Bureau of Consumer Financial Protection, the IRS, the DOL, the PBGC, and all other foreign, federal, state, county, local or other governmental, banking or regulatory agencies, authorities (including Taxing and self-regulatory authorities), instrumentalities, commissions, boards, courts, administrative agencies, commissions or bodies.

“Representative” means, with respect to any Person, any officer, director, employee, investment banker, financial or other advisor, attorney, auditor, accountant, consultant, or other representative or agent of or engaged or retained by such Person.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, proxy statements, registration statements, reports, schedules, and other documents filed, together with any amendments thereto, by any Enova Entities with the SEC on or after January 1, 2022.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the Securities Act, the Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Trust Indenture Act of 1939, and the rules and regulations of any Regulatory Authority promulgated thereunder.

“Shareholder Rights Agreements” shall have the meaning ascribed to such term in Section 4.3(a) of Grasshopper’s Disclosure Memorandum.

“Stock Consideration” means a number of shares of Enova Common Stock equal to the quotient obtained by dividing (a) the amount of the Cash Consideration by (b) $126.89, which represents the average of the daily volume weighted average prices of a share of Enova Common Stock on the New York Stock Exchange as determined on each day of the 30 consecutive trading day period ending on the day before the date of this Agreement.

“Subsidiaries” means all those corporations, limited liability companies, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes and any charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, recording license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, commercial rent, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, real property, personal property, escheat, unclaimed property, registration, ad valorem, value added, goods and services, alternative or add-on minimum, estimated, or other tax, imposed or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto (including any such interest, penalties, or additions imposed as a result of a failure to timely, correctly or completely file any Tax Return).

“Tax Return” means any report, return, information return, statement, claim for refund, or other document supplied to, or required to be supplied to a Regulatory Authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries and including any amendment, attachment, or schedule thereto.

“Transaction Documents” means this Agreement and all documents to be delivered at Closing in accordance with this Agreement, including the Subsidiary Plan of Merger and the Grasshopper Voting Agreement.

10.2. Referenced Pages.

The terms set forth below shall have the meanings ascribed thereto in the referenced pages:

401(k) Plan	57
ACL	36
Agreement	1
BaaS Contracts	32
BaaS Vendor	32
Bank Merger	1
Bankruptcy and Equity Exceptions	13
Book-Entry Share	4
Burdensome Condition	54
Canceled Shares	4
Cash Election	4
Cash Election Cap	4
Cash Election Number	5
Cash Election Shares	4
Certificate	4
Chosen Courts	83
Closing	2
Closing Date	2
Closing Financial Statements	60
Confidentiality Agreement	55
Contribution and Business Plan Execution	1
Core Transactions	1
Covered Employee	56
D&O Indemnified Party	58
DGCL	1

Dissenting Shares	7
DOL	28
Effective Time	2
Election	8
Election Deadline	9
Election Form	8
Enova	1

Enova 401(k) Plan	57
Enova Certificates	9
Enova Interim Bank	1
Enova Regulatory Agreement	45
Enova SEC Reports	41
Enova Systems	46
Exchange Agent	8
Exchange Agent Agreement	8
Exchange Fund	9
Final Grasshopper Tier 1 Leverage Ratio	62
Fractional Share Payment	7
Grasshopper	1
Grasshopper Bank	1
Grasshopper Bank Common Stock	15
Grasshopper Bank Preferred Stock	15
Grasshopper Benefit Plan	28
Grasshopper Board Recommendation	52
Grasshopper Contracts	31
Grasshopper Meeting	52
Grasshopper Regulatory Agreement	32
Grasshopper Stock Option	6
Grasshopper Stockholder Approval	12
Grasshopper Systems	23
Grasshopper Voting Agreement	1
Grasshopper Warrant	7
Holder	8
Independent Accountants	61
Independent Contractors	27
IRS	25
Mailing Date	8
Maximum Amount	59
Maximum Shares	14
Merger	1
Merger Consideration	4
Mergers	1
Money Laundering Laws	26
Non-Election Shares	4
Objection	61
OFAC	37
PEO Plans	28
Permitted Liens	22
Pool	35
Privacy Laws	23
Real Property	22

Regulation O	35
Requisite Regulatory Approvals	64
Reverse Termination Fee	68
Sanctioned Person	37
Shortfall Floor Number	5
Stock Election	4

Stock Election Shares	4
Subsidiary Plan of Merger	3
Surviving Bank	3
Surviving Corporation	1
Takeover Statutes	34
Tax Law	21
Tax Opinion	64
Termination Date	67
Trademarks	74
Transfer Taxes	56
WARN Act	28

Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are true, complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit or Disclosure Memorandum but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Mergers. Any Contract or Law defined or referred to herein or in any Contract that is referred to herein means such Contract or Law as from time to time amended, modified or supplemented, including (in the case of Contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (i) provided (whether by physical or electronic delivery) by one Party or its Representatives to the other Party or its Representatives at least two Business Days prior to the date hereof, (ii) included in the virtual data room (on a continuation basis without subsequent modification) of a Party at least two Business Days prior to the date hereof, or (iii) filed by a Party with the SEC and publicly available on EDGAR at least two Business Days prior to the date hereof.

10.3. Expenses.

Except as otherwise provided herein, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Proxy Statement/Prospectus and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement/Prospectus.

10.4. Entire Agreement; No Third Party Beneficiaries.

This Agreement (including the Disclosure Memorandum of each of Grasshopper and Enova, the Exhibits, and the other documents and instruments referred to herein) together with the Confidentiality Agreement, the Subsidiary Plan of Merger and the Grasshopper Voting Agreements constitute the entire agreement between the Parties with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement (including the documents and instruments referred to herein) expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as specifically provided in Sections 7.10 and 9.3. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no Consent of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement.

10.5. Amendments.

To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after the Grasshopper Stockholder Approval has been obtained; provided, that after obtaining the Grasshopper Stockholder Approval, there shall be made no amendment that requires further approval by such stockholders.

10.6. Waivers.

At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective boards of directors, may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the Grasshopper Stockholder Approval has been obtained, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition. No failure or delay by any Party in exercising any right, power, remedy or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

10.7. Assignment.

Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

10.8. Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, return receipt requested, or by courier or overnight carrier, or by email (with confirmed receipt) to the Persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered; provided, that delivery by email shall be deemed delivered when transmitted if transmitted prior to 6:00 p.m. Central Time, and, if not, the next Business Day:

Enova: Enova International, Inc.

175 West Jackson Blvd., Suite 600
Chicago, Illinois 60604
Attention: General Counsel
Email: [***]

Copy to Counsel: Covington & Burling LLP
One CityCenter, 850 Tenth Street, NW
Washington, DC 20001
Facsimile Number: (202) 778-5986
Attention: Charlotte May; Allison Schiffman
Email: cmay@cov.com; aschiffman@cov.com

Grasshopper: Grasshopper Bancorp, Inc.
261 5th Avenue, Suite 610
New York, NY 10016
Attention: Michael Butler, CEO

Telephone: [***]
Email: [***]

Copy to Counsel: Squire Patton Boggs (US) LLP
201 East Fourth Street, Suite 1900

Cincinnati, Ohio 45202

Attention: James Barresi

Email: james.barresi@squirepb.com

10.9. Governing Law; Jurisdiction; Waiver of Jury Trial

(a) The Parties agree that this Agreement shall be governed by and construed in all respects in accordance with, and all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby shall be resolved under, the Laws of the State of Delaware without regard to any conflict of Laws or choice of Law principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

(b) Each Party agrees that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any Party or any of its Affiliates or against any Party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, in any federal or other state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts XE

"Chosen Courts" ”), and, solely in connection with such suit, action or proceeding, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.8.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10. Counterparts; Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by electronic means, including by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party to any such agreement or instrument shall raise the use of electronic means, including e-mail delivery of a “.pdf” format data file, to deliver a signature to this Agreement or any amendment or waiver hereto or any agreement or instrument entered into in connection with this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic means, including e-mail delivery of a “.pdf” format data file, as a defense to the formation of a Contract and each Party forever waives any such defense.

10.11. Interpretation.

(a) The captions, table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles, Sections or Exhibits shall mean and refer to the referenced Articles, Sections and Exhibits of this Agreement.

(b) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all Parties.

10.12. Enforcement of Agreement.

The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled, without the requirement of posting bond, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties waives any defense in any action for specific performance that a remedy at law would be adequate.

10.13. Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.14. Confidential Supervisory Information.

Information and documents commonly known as “confidential supervisory information” that is prohibited from disclosure under 12 C.F.R. § 261.2(b) or 12 C.F.R. § 4.32(b) shall not be disclosed by any Party, and nothing in this Agreement shall require such disclosure or be understood as constituting such disclosure. To the extent legally permissible, appropriate substitute or alternative disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

[signatures on following page]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

ENOVA INTERNATIONAL, INC.

By: /s/ David Fischer
Name: David Fischer

Title: Chief Executive Officer

GRASSHOPPER BANCORP, INC.

By: /s/ Michael Butler
Name: Michael Butler
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]